Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the registrant [x]
Filed by a party other than the registrant [ ]


Check the appropriate box:
[x]     Preliminary proxy statement
[ ]     Definitive proxy statement
[ ]     Definitive additional materials
[ ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                      JOACHIM BANCORP, INC.
----------------------------------------------------------------------------
         (Name of Registrant as Specified in Its Charter)

                      JOACHIM BANCORP, INC.
----------------------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):  $2,492.33
[ ]   No fee required.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)   Title of each class of securities to which transaction applies:
        Joachim Bancorp, Inc. Common Stock, par value $.01 per share

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(2)   Aggregate number of securities to which transactions applies:  722,415

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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        $17.25 -- Pursuant to the Merger Agreement described herein, each share of Common Stock of Joachim Bancorp, Inc. will be exchanged for $17.25 in cash.

----------------------------------------------------------------------------
(4)   Proposed maximum aggregate value of transaction:
        $12,461,659

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[ ]   Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:
             N/A
----------------------------------------------------------------------------
(2)  Form, schedule or registration statement no.:
             N/A
----------------------------------------------------------------------------
(3)  Filing party:
             N/A
----------------------------------------------------------------------------
(4)  Date filed:
             N/A
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

                                                  April __, 1998



Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of Joachim Bancorp, Inc. ("Joachim"), the holding company for Joachim Federal Savings and Loan Association ("Joachim Federal"), to be held at the DeSoto Public Library, 712 South Main Street, DeSoto, Missouri, on May __, 1998, at __:__ _.m., Central Time.

         The Notice of Special Meeting of Stockholders and Proxy Statement that appear on the following pages describe the formal business to be transacted at the meeting. At the meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of December 29, 1997 (the "Merger Agreement") by and among First State Bancshares, Inc. ("First State"), FSB Sub, Inc. and Joachim. The Merger Agreement provides that First State will acquire 100% ownership of Joachim through the merger of FSB Sub, Inc. and Joachim. Simultaneous with this merger, First State intends to merge Joachim Federal into First State Community Bank.

         Upon consummation of the merger, you will receive $17.25 per share in cash, without interest, for each share of Joachim common stock you own. Upon completion of the merger, you will no longer own any stock or have any interest in Joachim, nor will you receive, as a result of the merger, any stock of First State. The Merger Agreement and merger have been unanimously approved by the Board of Directors of Joachim, and the Board unanimously recommends that you vote FOR the approval of the Merger Agreement. In support of its recommendation, the Board of Directors has received an opinion from RP Financial, LC. to the effect that the consideration to be received by the stockholders of Joachim as a result of the merger is fair from a financial point of view. Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Joachim common stock.

         It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. To assure that your shares are represented in voting on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you are a stockholder of record and do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

         On behalf of the Board of Directors, I urge you to vote FOR approval of the Merger Agreement.

                                   Sincerely,



                                   Bernard R. Westhoff
                                   President and Chief Executive Officer

                       JOACHIM BANCORP, INC.
                           Plaza Square
                     DeSoto, Missouri  63020
                          (314) 586-8821

             NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Joachim Bancorp, Inc. ("Joachim") will be held at the DeSoto Public Library, 712 South Main Street, DeSoto, Missouri, on May __, 1998, at __:__ _.m., Central Time, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 29, 1997 (the "Merger Agreement"), by and among First State Bancshares, Inc. ("First State"), FSB Sub, Inc. and Joachim pursuant to which (i) Joachim would merge with FSB Sub, Inc. and (ii) each outstanding share of Joachim common stock would be converted into the right to receive $17.25 in cash, without interest, all on and subject to the terms and conditions contained therein.

     2. To consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

     Note: The Board of Directors is not aware of any other matters to come before the meeting.

     Only those stockholders of record at the close of business on March
30, 1998 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of Joachim common stock is required for approval of the Merger Agreement.

     Joachim stockholders have the right to dissent from the merger and to demand payment for their shares of Joachim Common Stock under the provisions of Section 351.455 of the General and Business Corporation Law of Missouri. A copy of the applicable Missouri statutory provisions is set forth in Appendix B to the accompanying Proxy Statement and a summary of such provisions is set forth under "THE MERGER -- Dissenters' Rights." Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Proxy Statement.

     The Board of Directors of Joachim unanimously recommends that stockholders vote "FOR" approval of the Merger Agreement.

                                 By Order of the Board of Directors




DeSoto, Missouri                 Lee Ellen Hogan
April __, 1998                   Secretary


Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If you are a stockholder of record and for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

                       JOACHIM BANCORP, INC.
                           Plaza Square
                      DeSoto, Missouri 63020
                          (314) 586-8821

                           --------------

                          PROXY STATEMENT

                  SPECIAL MEETING OF STOCKHOLDERS
                            May __, 1998

                           --------------


     This Proxy Statement and the accompanying proxy card are being furnished to the holders of common stock, par value $0.01 per share ("Joachim Common Stock"), of Joachim Bancorp, Inc. ("Joachim") in connection with the solicitation of proxies by the Board of Directors of Joachim for use at a special meeting of stockholders ("Special Meeting") to be held at the DeSoto Public Library, 712 South Main Street, DeSoto, Missouri, on May __, 1998 at _____ _.m., Central Time.

     This Proxy Statement and the proxy card are first being mailed on or about April __, 1998 to stockholders of record on March 30, 1998 ("Record Date").


     At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 29, 1997 (the "Merger Agreement"), by and among First State Bancshares, Inc. ("First State"), FSB Sub, Inc. and Joachim. Pursuant to the Merger Agreement, Joachim will merge with FSB Sub, Inc. (the "Merger"), with Joachim surviving the Merger and becoming a wholly-owned subsidiary of First State. Upon consummation of the Merger, each share of Joachim Common Stock would be converted into the right to receive $17.25 in cash (the "Merger Consideration"). A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. The Board of Directors of Joachim (the "Joachim Board") does not know of any matters other than those set forth herein that may come before the Special Meeting. If any other matters are properly presented at the Special Meeting, the persons named in the proxy card will vote in accordance with the determination of the majority of the Joachim Board.

     The Joachim Board unanimously recommends that stockholders vote "FOR" approval of the Merger Agreement.

     Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the proxy card in the enclosed postage paid envelope.

         DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.

                             TABLE OF CONTENTS


                                 Page                                    Page
                                 ----                                    ----
Summary. . . . . . . . . . . . .          Average Balances, Interest . .
Market Prices of Joachim Company           and Average Yields and Rates.
  Stock. . . . . . . . . . . . .          Rate/Volume Analysis . . . . .
Selected Financial Data. . . . .          Comparison of the Year Ended
The Special Meeting. . . . . . .           March 31, 1997 to the Year
  Place, Time and Date . . . . .           Ended March 31, 1996. . . . .
  Purpose. . . . . . . . . . . .          Comparison of the Year Ended
  Record Date; Shares Entitled             March 31, 1996 to the Year
   to Vote . . . . . . . . . . .           Ended March 31, 1995. . . . .
  Vote Required. . . . . . . . .          Impact of Inflation. . . . . .
  Proxies. . . . . . . . . . . .        Voting Securities and Principal
The Merger . . . . . . . . . . .          Holders Thereof. . . . . . . .
  General. . . . . . . . . . . .        Available Information. . . . . .
  Effective Time of the Merger .        Other Matters. . . . . . . . . .
  Background and Reasons for            Stockholder Proposals. . . . . .
   the Merger. . . . . . . . . .        Index to Financial Statements. .
  Opinion of Financial Advisor .
  Interests of Certain Persons .        Appendix A - Agreement and Plan of
   in the Merger . . . . . . . .                     Merger
  Employee Matters and Impact           Appendix B - Section 351.455 of the
   on Employee Benefit Plans . .                     General and Business
  Certain Federal Income Tax                         Corporation Law of
   Consequences. . . . . . . . .                     Missouri
  Surrender of Stock                    Appendix C - Fairness Opinion of
   Certificates. . . . . . . . .                     RP Financial, LC.
  Regulatory Requirements. . . .
  Conditions to Consummation,
   Termination . . . . . . . . .
  Business Pending Consummation.
  No Solicitation. . . . . . . .
  Waiver and Amendment . . . . .
  Termination Fee. . . . . . . .
  Dissenters Rights. . . . . . .
  Accounting Treatment . . . . .
  Expenses . . . . . . . . . . .
Business of Joachim. . . . . . .
  General. . . . . . . . . . . .
  Market Area. . . . . . . . . .
  Lending Activities . . . . . .
  Investment Activities. . . . .
  Deposit Activities and Other
   Sources of Funds. . . . . . .
  Competition. . . . . . . . . .
  Subsidiary Activities. . . . .
  Personnel. . . . . . . . . . .
  Properties . . . . . . . . . .
  Legal Proceedings. . . . . . .
  Regulation of Joachim Federal.
  Regulation of Joachim. . . . .
  Federal Taxation . . . . . . .
  Missouri Taxation. . . . . . .
Management's Discussion and Analysis of
  Financial Condition and Results
   of Operations . . . . . . . .
  Asset/Liability Management . .
  Liquidity and Capital
    Resources  . . . . . . . . .

                             SUMMARY

    Because this is a summary, it does not contain all the information that may be important to you. You should read the entire proxy statement and its appendices carefully before you decide how to vote.

Parties to the Merger

    First State Bancshares, Inc. First State, a Missouri corporation, is a multi-bank holding company, organized in 1984 and headquartered in Farmington, Missouri. First State owns and operates First State Community Bank, which was chartered as a Missouri state bank in 1954 and has its main banking facility in Farmington, Missouri. First State Community Bank has additional locations in Farmington, Bonne Terre, Perryville, and St. Mary, Missouri. First State also owns and operates Iron County Security Bank, located in Ironton, Missouri. As of December 31, 1997, First State had approximately $234 million in assets.

    Joachim Bancorp, Inc. Joachim, a Missouri corporation, was organized in August 1995 for the purpose of becoming the holding company for Joachim Federal Savings and Loan Association ("Joachim Federal") upon Joachim Federal's conversion from a federal mutual to a federal stock savings and loan association. Joachim Federal's mutual-to-stock conversion was completed on December 27, 1995. Joachim has not engaged in any significant activity other than holding the stock of Joachim Federal and investing its share of the net proceeds of its stock offering in connection with Joachim Federal's conversion.

    Joachim Federal was organized in 1962. Joachim Federal is regulated by the Office of Thrift Supervision ("OTS") and its deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). Joachim Federal also is a member of the Federal Home Loan Bank ("FHLB") System. Joachim Federal operates as a community oriented financial institution and its business consists primarily of attracting deposits from the general public and using those funds to originate residential real estate loans. Joachim Federal operates out of one office in DeSoto, Missouri.

    Joachim's office is located at Plaza Square, DeSoto, Missouri 63020 and its telephone number is (314) 586-8821.

    See "SELECTED FINANCIAL DATA," "BUSINESS OF JOACHIM" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for additional information about Joachim.

The Special Meeting

    Place, Time and Date; Purpose. The Special Meeting will be held at __:__ _.m., Central Time, on May __, 1998 at the DeSoto Public Library, 712 South Main Street, DeSoto, Missouri. The purpose of the Special Meeting is to consider and vote on a proposal to approve the Merger Agreement attached hereto as Appendix A. See "THE SPECIAL MEETING -- Place, Time and Date" and "--Purpose."

    Record Date; Shares Entitled to Vote. The Joachim Board has fixed the close of business on March 30, 1998 as the Record Date for the determination of persons entitled to notice of and to vote at the Special Meeting. Only those holders of shares of Joachim Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Joachim Common Stock will be entitled to one vote. Stockholders of record who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. As of the Record Date, there were 722,415 shares of Joachim Common Stock issued and outstanding and entitled to be voted at the Special Meeting. See "THE SPECIAL MEETING -- Record Date; Shares Entitled to Vote."

    Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Joachim Common Stock. As of the Record Date, the directors (including directors emeritus) and executive officers of Joachim, together with their affiliates, beneficially owned 68,552 shares of Joachim Common Stock, which represents 9.5% of the shares entitled to be voted at the Special Meeting. As of the Record Date, First State and its directors and executive officers owned an aggregate of 46,548 shares of Joachim Common Stock. See "THE SPECIAL MEETING -- Vote Required."

    A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

The Merger

    The Merger Agreement provides that First State will acquire 100% ownership of Joachim through the merger of Joachim and FSB Sub, Inc. Thereafter, First State intends to merge Joachim Federal into First State Community Bank. For a more detailed description of transactions contemplated by the Merger Agreement, see "THE MERGER."

    At the Effective Time (as hereinafter defined) of the Merger each of the outstanding shares of Joachim Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive $17.25 per share in cash. Upon completion of the Merger, the existing stockholders of Joachim will no longer own any stock or have any interest in Joachim, nor will they receive, as a result of the Merger, any stock of First State.

Recommendation of the Joachim Board

    The Joachim Board has unanimously approved the Merger Agreement and recommends that the stockholders of Joachim vote FOR approval of the Merger Agreement.

    For a discussion of the circumstances surrounding the Merger and the factors considered by the Joachim Board in making its recommendation, see "THE MERGER -- Background and Reasons for the Merger." Approval of the Merger Agreement by Joachim stockholders is required by law and is a condition to consummation of the Merger. See "THE MERGER -- Conditions to Consummation of the Merger." For a description of certain economic interests that directors and officers of Joachim may be deemed to have in the Merger, see "THE MERGER -
- Interests of Certain Persons in the Merger."

Opinion of Financial Advisor

    RP Financial, LC. ("RP Financial"), Joachim's financial advisor, has delivered a written opinion to the Joachim Board, dated the date of this Proxy Statement, to the effect that the consideration to be paid to Joachim stockholders is fair to Joachim stockholders from a financial point of view.
A copy of RP Financial's opinion, dated the date of this Proxy Statement, setting forth the assumptions made, matters considered, procedures followed and limits of its review, is attached hereto as Appendix C and should be read by stockholders in its entirety. See "THE MERGER -- Opinion of Financial Advisor."

Effective Time of the Merger

    The Merger will become effective at the time specified in articles of merger filed with the Missouri Secretary of State ("Effective Time").
Assuming the timely receipt of all regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions in the Merger Agreement, it is currently anticipated that the Merger will be consummated in the second calendar quarter of 1998. See "THE MERGER -- Effective Time of the Merger."

Interests of Certain Persons in the Merger

    Certain members of Joachim's management and the Board of Directors have certain interests in the Merger that are in addition to their interests as stockholders of Joachim generally. As described below, the Merger will result in the cash out of stock options and certain grants of restricted stock, the aggregate value of which would be approximately $550,000.

    Pursuant to the terms of the Merger Agreement, all validly issued and outstanding stock options under Joachim's 1996 Stock Option Plan will be converted into the right to receive $17.25 less the exercise price for the shares. Executive officers and directors (including directors emeritus) of Joachim currently hold options to purchase an aggregate of 47,607 shares. Under this arrangement such persons will receive, net of the option exercise price of $12.3125 per share, a total of approximately $235,000. Pursuant to Joachim's 1996 Management Recognition and Development Plan ("MRDP") grants of restricted stock were made to officers and directors of Joachim, with vesting of such shares to occur over a five-year period beginning July 17, 1996. Pursuant to the terms of the Merger Agreement, all unvested restricted shares of Joachim Common Stock will be cancelled and converted into the right to receive $17.25. Executive officers and directors (including directors emeritus) of Joachim currently hold 18,251 shares of unvested restricted stock. Such shares have an aggregate value of approximately $315,000.

    For the first three years after the Effective Time, First State will use its reasonable best efforts to cause all directors and officers of Joachim to continue to be covered by Joachim's directors and officers liability insurance policy at an annual cost not to exceed 150% of Joachim's annual premium payment for Joachim's current policy. After the Effective Time, First State will, to the fullest extent permitted by Missouri law, indemnify all directors and officers of Joachim and Joachim Federal against all liabilities arising out of actions or omissions occurring on or prior to the Effective Time.

    Pursuant to the Merger Agreement, certain executive officers of Joachim will enter into new employment agreements with First State and/or First State Community Bank to replace their current employment agreements with Joachim and Joachim Federal.

    The Merger Agreement provides that members of the Joachim Board of Directors will serve as advisory directors of First State Community Bank's DeSoto Branch for at least one year after the Effective Time. Each member will receive advisory directors' fees of $500 per month.

    See "THE MERGER -- Interests of Certain Persons in the Merger."

Certain Federal Income Tax Consequences

    As a result of the Merger, a stockholder of Joachim will generally recognize a gain or loss for federal income tax purposes measured by the difference between the cash received pursuant to the Merger Agreement and such stockholder's tax basis in the shares of Joachim Common Stock exchanged therefor. You should consult with your tax advisor as to the specific tax consequences to you of the Merger, including the applicability and effect of federal, state, local, foreign and other tax laws. See "PROPOSAL I - THE MERGER -- Certain Federal Income Tax Consequences."

Surrender of Stock Certificates

    After consummation of the Merger, First State Community Bank will mail instructions to each Joachim stockholder concerning the proper method of surrendering certificates formerly representing shares of Joachim Common Stock in exchange for the cash payment to which such stockholder is entitled. DO NOT SEND STOCK CERTIFICATES AT THIS TIME.


                                       -v-
PAGE

Conditions to Consummation; Termination

    The respective obligations of the parties to consummate the Merger are subject to, among other things: (i) approval of the Merger Agreement by Joachim's stockholders holding not less than two-thirds of the outstanding shares of Joachim Common Stock; (ii) receipt of all applicable regulatory approvals; (iii) the absence of any order prohibiting consummation of the Merger; and (iv) certain current officers of Joachim having entered into employment agreements with First State and/or First State Community Bank.

    The obligation of Joachim to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including: (i) the continued accuracy of the representations and warranties of First State made by it in the Merger Agreement; and (ii) the performance by First State of the covenants and agreements made by it in the Merger Agreement. The obligations of First State are subject to the satisfaction or waiver of certain additional conditions, including: (i) the continued accuracy of the representations and warranties of Joachim made by it in the Merger Agreement; (ii) the performance by Joachim of the covenants and agreements made by it in the Merger Agreement;
(iii) the receipt of all consents, approvals or waivers (other than regulatory approvals) required for or in connection with the Merger; (iv) there having been no material adverse change in the business, financial condition or results of operations of Joachim since the date of the Merger Agreement; and
(v) the number of shares for which dissenters' rights are exercised not exceeding 10% of the outstanding shares of Joachim Common Stock.

    The Merger Agreement may be terminated at any time by mutual agreement of the parties. The Merger Agreement may also be terminated by either Joachim or First State if the Merger is not consummated by September 30, 1998. See "THE MERGER -- Conditions to Consummation; Termination."

Regulatory Requirements

    The Merger and the related merger of Joachim Federal and First State Community Bank are subject to the prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve"), the Missouri Division of Finance and the FDIC. First State filed an application for approval of the Merger with the Federal Reserve and the Missouri Division of Finance on _______, 1998 and filed an application for approval of the merger of Joachim Federal and First State Community Bank with the Missouri Division of Finance and the FDIC on ______, 1998. There can be no assurance that the necessary regulatory approval will be obtained or as to the timing of or conditions placed upon such approval. See "THE MERGER -- Regulatory Requirements."

Termination Fee

    As a condition and inducement to First State's entering into the Merger Agreement, Joachim has agreed to pay to First State a termination fee of $500,000 under certain circumstances. The termination fee is intended to make it more difficult for another party to acquire Joachim, thereby increasing the likelihood that the Merger will occur. See "THE MERGER -- Termination Fee."

Dissenters' Rights

    Stockholders have the right to dissent from the Merger and to obtain the fair value of their shares of Joachim Common Stock under the provisions of
Section 351.455 of the Missouri GBCL, which is set forth in Appendix B to this Proxy Statement. A stockholder who wishes to exercise his or her dissenters' rights must deliver to Joachim prior to or at the Special Meeting a written objection to the Merger, must not vote in favor of the Merger Agreement and must make a written demand on First State, as the surviving corporation, within 20 days after the Merger is consummated for the fair value of his or her shares. All objections to the Merger should be addressed to the corporate secretary, Joachim Bancorp, Inc., Plaza Square, DeSoto, Missouri 63020. All stockholders who deliver a written objection to Joachim and who do not vote in favor of the Merger Agreement will be notified when the Merger is consummated.

See "THE MERGER -- Dissenters' Rights" and Appendix B for a more complete description of dissenters' rights. Failure to follow exactly the procedures specified will result in the loss of your dissenters' rights.

Accounting Treatment

    The Merger will be treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Joachim will be recorded on the books of First State at their respective fair values at the time of consummation of the Merger.


             MARKET PRICES OF JOACHIM COMMON STOCK

    Joachim Common Stock, which was initially issued on December 27, 1995 at $10.00 per share, is listed on the Nasdaq SmallCap Market under the symbol "JOAC." The table below sets forth, for the quarters indicated, the high and low sales prices of Joachim Common Stock as reported on the Nasdaq SmallCap Market and the dividends per share declared on Joachim Common Stock in each such quarter.

                                                             Cash Dividends
                                              Prices         Paid Per Share
                                       -------------------   --------------
                                         High        Low
                                       -------     -------

Fiscal Year Ended March 31, 1996
 Third Quarter . . . . . . . . . . .   $14.000     $10.000        $ .--
 Fourth Quarter. . . . . . . . . . .    13.750      11.500          .125

Fiscal Year Ended March 31, 1997
 First Quarter . . . . . . . . . . .    12.750      11.750          .125
 Second Quarter. . . . . . . . . . .    13.500      12.250          .125
 Third Quarter . . . . . . . . . . .    15.250      13.500          .125
 Fourth Quarter  . . . . . . . . . .    14.625      14.000          .125

Fiscal Year Ended March 31, 1998
  First Quarter. . . . . . . . . . .    15.250      14.000          .125
  Second Quarter . . . . . . . . . .    15.250      14.250          .125
  Third Quarter. . . . . . . . . . .    16.000      14.750          .125
  Fourth Quarter (through _______,
   1998) . . . . . . . . . . . . . .

     On the Record Date, shares of Joachim Common Stock were held of record by approximately 300 persons.


     The closing price per share for Joachim Common Stock as reported on the Nasdaq SmallCap Market on December 29, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, was $16.00. On ___________, 1998, which is most recent date for which it was practicable to obtain market data prior to the printing of this Proxy Statement, the closing price of Joachim Common Stock was $______. Holders of Joachim Common Stock are urged to obtain current market quotations.


                                        SELECTED FINANCIAL DATA

     The following tables set forth certain information concerning the consolidated financial position and results of operation of Joachim at the dates and for the periods indicated. Information at December
31, 1997 and 1996 and for the nine months ended December 31, 1997 and 1996 is unaudited, but, in the opinion of management, contains all adjustments (none of which were other than normal recurring entries) necessary for a fair statement of the results of such periods. Information at and for the years ended
March 31, 1995, 1994 and 1993 is for Joachim Federal only. This information is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement.

                                          At or For the                  At or
For the
                                        Nine Months Ended
Years Ended
                                           December 31,
March 31,
                                        -----------------
---------------------------------------
                                          1997     1996     1997    1996
1995     1994     1993
                                          ----     ----     ----    ----
----     ----     ----
                                               (Dollars in thousands, except
for per share data)
Operating Data:
Interest income. . . . . . . . . . . . .$ 1,892  $ 1,908  $ 2,537  $ 2,349  $
2,058  $ 2,139  $ 2,356
Interest expense . . . . . . . . . . . .   (815)    (810)  (1,071)  (1,158)
(903)    (957)  (1,201)
                                        -------  -------  -------  -------
-------  -------  -------
  Net interest income. . . . . . . . . .  1,077    1,098    1,466   1,191
1,155    1,182    1,155
Provision for loan losses. . . . . . . .     (7)      (6)     (12)    (11)
(21)     (17)     (42)
                                        -------  -------  -------  ------
-------  -------  -------
  Net interest income after
    provision for loan losses. . . . . .  1,070    1,092    1,454   1,180
1,134    1,165    1,113
Non-interest income. . . . . . . . . . .     32       54       67      57
71       82       77
Non-interest expense . . . . . . . . . .   (769)    (958)  (1,219)   (929)
(852)    (785)    (762)
                                        -------  -------  -------  ------
-------  -------  -------
Earnings before income taxes . . . . . .    333      188      302     308
353      462      428
Income taxes . . . . . . . . . . . . . .   (124)     (61)    (119)    (99)
(117)    (168)    (155)
                                        -------  -------  -------  ------
-------  -------  -------
Net earnings . . . . . . . . . . . . . .$   209  $   127  $   183  $  209  $
236  $   294  $   273
                                        =======  =======  =======  ======
=======  =======  =======

Historical Per Share Data:
Net earnings . . . . . . . . . . . . . .$   .30  $   .18  $   .25  $  .28
 *        *        *
                                        =======  =======
Cash dividends . . . . . . . . . . . . .   .375     .375      .50     .125
 *        *        *
                                        =======  =======
Dividend payout ratio. . . . . . . . . . 125.00%  208.33%  200.00%  44.64%
 *        *        *

Selected Ratios:
Return on average equity . . . . . . . .   2.79%    1.57%    1.73%   3.63%
5.95%    7.89%    7.85%
Return on average assets . . . . . . . .    .80      .47     0.50    0.66
0.79     0.94      .87
Net interest margin. . . . . . . . . . .   4.24     4.18     4.19    3.80
4.06     3.99     3.86
Average equity as a percentage of
  average assets . . . . . . . . . . . .  28.55    29.70    29.11   18.14
13.23    11.94    11.11
Non-performing assets as
  a percentage of total assets . . . . .    .21      .74      .69     .01
1.25     1.23     1.30
Financial Condition Data:
Total assets . . . . . . . . . . . . . .$34,229  $35,110  $35,656 $36,779
$30,011  $30,955  $31,024
Cash and cash equivalents. . . . . . . .  2,311    1,824    2,092   5,385
2,979    2,227    2,364
Securities, certificates of deposit
  and FHLB stock . . . . . . . . . . . .  5,052    7,636    8,135   6,888
3,778    5,289    5,067
Loans receivable, net. . . . . . . . . . 25,292   24,027   23,772  22,932
22,106   22,374   22,459
Mortgage-backed and related securities .    823      854      840     874
137      183      195
Deposits . . . . . . . . . . . . . . . . 24,028   24,064   24,825  25,644
25,475   26,582   26,918
Stockholders' equity(1). . . . . . . . .  9,897   10,701   10,334  10,751
4,083    3,847    3,553

---------------------
*No shares were outstanding during these periods as Joachim Federal was operating in the mutual form of
organization.

(1) Amounts at March 31, 1995, 1994 and 1993 represent retained earnings of
Joachim Federal.

PAGE

                       THE SPECIAL MEETING

Place, Time and Date

    The Special Meeting will be held on ____, May __, 1998 at ____ _.m., Central Time, at the DeSoto Public Library, 712 South Main Street, DeSoto, Missouri. This Proxy Statement is being sent to holders of Joachim Common Stock and is accompanied by a form of proxy that is being solicited by the Joachim Board for use at the Special Meeting and any adjournments or postponements thereof.

Purpose

    The purpose of the Special Meeting is (i) to consider and vote upon a proposal to approve the Merger Agreement described herein and (ii) to act upon such other matters, if any, as may properly come before the Special Meeting.

Record Date; Shares Entitled to Vote

    The Joachim Board has fixed the close of business on March 30, 1998 as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting. Only those holders of Joachim Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Joachim Common Stock will be entitled to one vote. At the Record Date, there were 722,415 shares of Joachim Common Stock outstanding and entitled to be voted at the Special Meeting.

Vote Required

    A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of Joachim stockholders at the Special Meeting. Valid proxies that are marked "Abstain," including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be considered present for purposes of determining whether a quorum exists. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Joachim Common Stock. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Merger Agreement.

    As of the Record Date, the directors (including directors emeritus) and executive officers of Joachim and their affiliates beneficially owned an aggregate of 68,552 shares of Joachim Common Stock, which represents 9.5% of the shares entitled to be voted at the Special Meeting. As of the Record Date, First State and directors and executive officers of First State owned an aggregate of 46,548 shares of Joachim Common Stock.

Proxies

    Holders of Joachim Common Stock may vote either in person or by properly executed proxy. Shares of Joachim Common Stock represented by a properly executed proxy received prior to or at the Special Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the Merger Agreement. Failure to return the proxy card or to vote in person at the Joachim Special Meeting will have the effect of a vote cast against the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement. As of the date hereof, the Joachim Board knows of no such other matters.

    Any proxy given pursuant to this solicitation or otherwise may be revoked by the record holder of the shares at any time before it is voted by delivering to the Secretary of Joachim, on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Joachim Common Stock, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.

    The proxy for the Special Meeting is being solicited on behalf of the Joachim Board. The expense of soliciting proxies for the Special Meeting will be borne by Joachim. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Joachim in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Directors, officers and employees of First State may assist Joachim in soliciting proxies at their own expense. Brokers and others who hold Joachim Common Stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and Joachim will reimburse them for their expenses in doing so. The Company has retained Regan & Associates, Inc. to assist in soliciting proxies at a cost of $3,250 plus expenses up to $1,650.

    Participants in Joachim Federal's ESOP. If a shareholder is a participant in the Joachim Federal Savings and Loan Association Employee Stock Ownership Plan (the "ESOP"), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in the participant's plan account. Each participant in the ESOP may direct the trustees as to the manner in which shares of Joachim Common Stock allocated to the participant's plan account are to be voted. Unallocated shares of Joachim Common Stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustees in accordance with their fiduciary duties.


                            THE MERGER

    The descriptions in this Proxy Statement of the terms and conditions of the Merger and related transactions are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference.

General

    The Merger Agreement provides for the merger of Joachim with FSB Sub, Inc., with Joachim surviving such merger and becoming a wholly-owned subsidiary of First State . At the Effective Time, First State intends to merge Joachim Federal into First State Community Bank. Upon completion of the Merger, stockholders of Joachim will no longer own any stock in Joachim and will not, as a result of the Merger, own any stock of First State.

    At the Effective Time, each outstanding share of Joachim Common Stock will be converted into the right to receive $17.25 per share in cash, without any interest thereon. Promptly after the Effective Time, First State Community Bank , acting as exchange agent, will mail to holders of Joachim Common Stock a letter of transmittal and instructions for surrendering certificates evidencing Joachim Common Stock. Following delivery of a properly executed letter of transmittal and such certificates, a stockholder will receive a check for the cash payment to which such stockholder is entitled and the certificates so surrendered will be canceled. No interest will be paid or accrued on the amount to which the stockholder becomes entitled at the Effective Time. DO NOT SEND STOCK CERTIFICATES AT THIS TIME.


    Missouri law provides for dissenters' rights in this transaction. See "-- Dissenters' Rights" for more information.

Effective Time of the Merger

    The Effective Time of the Merger will occur at the time specified in articles of merger filed with the Missouri Secretary of State. Assuming the timely receipt of all regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions in the Merger Agreement, it is currently anticipated that the Merger will be consummated in the second quarter of 1998. Either Joachim or First State may terminate the Merger Agreement if the Merger is not consummated by September 30, 1998 or for certain other reasons specified in the Merger Agreement.

Background and Reasons for the Merger

    In July 1997, Greg Allen, the President of First State, contacted Bernard
R. Westhoff, the President of Joachim, to discuss the potential acquisition of Joachim by First State. Mr. Allen and Mr. Westhoff met on August 8, 1997, at which time Mr. Allen presented to Mr. Westhoff a discussion term sheet. The term sheet was intended to form the basis for consideration of a possible business combination between Joachim and First State.

    On August 21, the Joachim Board met to discuss the meeting between Mr. Westhoff and Mr. Allen. At that time, the Joachim Board decided to invite special legal counsel, Breyer & Aguggia, and RP Financial to address the First State proposal. At a meeting of the Joachim Board held on September 4, legal counsel presented an outline of the strategic options that were available to Joachim. RP Financial presented a financial overview of the return to Joachim stockholders since Joachim Federal's mutual-to-stock conversion and the possibilities for enhancing stockholder value, both on a stand-alone basis as well as under a sale-of-control basis. RP Financial also discussed the consideration paid in comparable transactions and reviewed the proposal from First State.

    The Joachim Board met again on September 9 to consider the strategic options available to Joachim. At that meeting, the Joachim Board decided that it would solicit indications of interest from other parties to determine whether a business combination potentially presented Joachim stockholders with a better return relative to a strategy of independence. The Joachim Board also determined that it would continue to review Joachim's business plan and consider the possibility of expansion of that plan within the context of remaining independent.

    On September 15, Joachim retained RP Financial to assist Joachim in identifying prospective merger partners, to assist Joachim in merger negotiations and, in the event the Joachim Board decided to proceed with a merger transaction, to address the fairness of the proposed merger terms.
Over the next few weeks, RP Financial worked with Joachim to prepare a list of regional financial institutions with the ability to consummate an acquisition at a price potentially exceeding the level of the First State proposal. Joachim and RP Financial considered institutions that had previously expressed an interest in merging with Joachim, that have been active acquirers in Joachim's market, that appeared to have the ability to pay a price equal to or greater than the First State proposal, and that have the ability to consummate and gain regulatory approval for a business combination.

    In late September, RP Financial contacted the five institutions that Joachim and RP Financial had identified as being potential merger partners for Joachim. Four of these institutions indicated an interest in reviewing information about Joachim. Following the execution of written confidentiality agreements, RP Financial provided these four institutions with certain information about Joachim. Over the next several weeks, RP Financial had numerous discussions with the interested institutions and received indications of interest from all four institutions. During this period, RP Financial periodically reported to Joachim management on the progress of such discussions and the potential merger terms indicated, including the level and form of consideration, financial assessments of the pro forma impact of the merger on the prospective acquirers, certain deal contingencies and potential benefits of the combination.

    At a meeting held on November 25, RP Financial reviewed with the Joachim Board the four indications of interest. Three of the proposals were at a value below First State's offer. The fourth proposal was at a value comparable to First State's offer, but the consideration would be paid in common stock of the acquirer. The Joachim Board discussed this offer in comparison with the First State offer and asked RP Financial and legal counsel to discuss this offer in more detail. On December 4, the Joachim Board met again to discuss the First State offer and the stock offer. With respect to the stock offer, the Joachim Board noted the high valuation of the stock, the aggressive strategy and capital raising activities of the institution, and the impact of a decline in the institution's stock price on the stockholders of Joachim as a result of the proposed pricing structure. After considering, among other things, the amount of First State's offer and its financial and regulatory ability to complete the acquisition, the uncertainties of the competing offer compared to the certainty of the value to Joachim stockholders under First State's proposal, and stockholder returns Joachim could potentially generate under alternative strategies, the Joachim Board determined to enter into negotiations with First State to produce an agreement for the acquisition of Joachim. During the following weeks, the executive officers of Joachim and First State and their respective counsels engaged in numerous discussions to negotiate the terms of a definitive merger agreement and related documents.

    On December 29, 1997, the Joachim Board, along with RP Financial and Joachim's legal counsel, reviewed the contents of the Merger Agreement together with its exhibits. The Board of Directors also considered Joachim's strategic alternatives, the market testing process that had been conducted, the financial and valuation analyses of the transaction, the impact of the proposed transaction on employees and customers of Joachim Federal and related questions and answers. The Board also reviewed RP Financial's written opinion, as of such date, that the consideration to be paid in the Merger was fair to holders of Joachim Common Stock from a financial point of view. Thereafter, the Joachim's Board of Directors unanimously approved the Merger Agreement.

    The Joachim Board believes that the terms of the Merger Agreement, which are the product of arm's length negotiations between representatives of First State and Joachim, are fair and in the best interests of Joachim and its stockholders. In the course of reaching its determination, the Joachim Board of Directors consulted with legal counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.

    In reaching its determination to approve the Merger Agreement, Joachim's Board of Directors considered all factors it deemed material, which are the following:

    (a) The Joachim Board analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of Joachim. In this regard, the Joachim Board analyzed the options of selling Joachim or continuing on a stand-alone basis. The range of values on a sale of control basis were determined to generally exceed the present value of Joachim shares on a stand-alone basis under business strategies which could be reasonably implemented by Joachim.

    (b) The Joachim Board considered the written opinion of RP Financial that, as of December 29, 1997, the consideration to be received by holders of Joachim Common Stock pursuant to the Merger Agreement was fair to Joachim stockholders from a financial point of view. See "-- Opinion of Financial Advisor."

    (c) The Joachim Board considered the current operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in these industries. This information had been periodically reviewed by the Joachim Board at its regular Board meetings in the months following Joachim's mutual-to-stock conversion and was also discussed between Joachim's Board and Joachim's various advisors.

    (d) The Joachim Board considered the other terms of the Merger Agreement and exhibits, including the taxable nature of the consideration to be paid to Joachim stockholders.

    (e) The Joachim Board considered the detailed financial analyses, pro forma and other information with respect to Joachim and First State discussed by RP Financial, as well as the Joachim Board's own knowledge of Joachim,

First State and their respective businesses. In this regard, the latest publicly- available financial and other information for Joachim and First State were analyzed, including a comparison to publicly-available financial and other information for other similar savings institutions.

    (f) The Joachim Board considered the results of the contacts and discussions between Joachim and its financial advisor and various third parties and the belief of the Joachim Board and management that the Merger offered the best transaction available to Joachim and its stockholders.

    (g) The Joachim Board considered the likelihood of the Merger and related transactions being approved by the appropriate regulatory authorities, including factors such as market share analyses, First State's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the transaction on First State. See "-- Regulatory Requirements."

    (h) The Joachim Board considered the ability of First State to pay the aggregate consideration. Joachim's Board reviewed First State's liquidity and capital position as reflected in First State's latest stockholder reports in evaluating the ability of First State to pay the aggregate consideration.

    (i) The Joachim Board considered the fact that the Merger Agreement prohibits Joachim from initiating, or encouraging discussions with third parties relating to alternative transactions and requires the payment of a termination fee of $500,000 to First State in certain events, and the fact that First State required such provisions as a condition to entering into the Merger Agreement.

    The foregoing discussion of the information and factors considered by the Joachim Board is not intended to be exhaustive, but constitutes the material factors considered by the Joachim Board. In reaching its determination to approve and recommend the Merger Agreement, the Joachim Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.

    For the reasons set forth above, the Joachim Board has unanimously approved the Merger Agreement as advisable and in the best interests of Joachim and Joachim stockholders and recommends that the stockholders of Joachim vote FOR the approval of the Merger Agreement.

Opinion of Financial Advisor

    The Joachim Board retained RP Financial in September 1997 to provide certain financial advisory and investment banking services to Joachim. Such services included undertaking a search process to ascertain the interest in an acquisition of Joachim by regional and local financial institutions other than First State, including those that previously expressed interest in acquiring Joachim, negotiating financial terms with prospective acquirers and rendering its opinion with respect to the fairness of the Merger Consideration from a financial point of view to Joachim's stockholders in the event Joachim entered into an agreement to be acquired. In requesting RP Financial's advice and opinion, the Joachim Board did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation which RP Financial might wish to conduct to enable it to give its opinion.

    RP Financial was selected by Joachim to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions of savings and loan associations, savings banks, savings and loan holding companies, commercial banks and bank holding companies. RP Financial had also previously provided the analysis as to Joachim's pro forma market value in connection with Joachim Federal's conversion from mutual to stock form. Pursuant to a letter agreement dated September 12, 1997, and executed by Joachim on September 19, 1997 (the "Engagement Letter"), RP Financial estimates that it will receive from Joachim total professional fees of $45,000, of which $ 24,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, Joachim has agreed to indemnify RP

Financial against certain liabilities, including liabilities under the federal securities laws. RP Financial's fee is not conditioned upon its conclusions with respect to the fairness of the Merger consideration.

    On December 29, 1997, at the meeting in which the Joachim Board approved and adopted the Merger Agreement and the transactions contemplated thereby, RP Financial rendered its opinion to the Joachim Board that, as of such date, the Merger Consideration was fair to holders of Joachim Common Stock from a financial point of view. That opinion was updated as of the date of this Proxy Statement. In connection with its opinion dated the date of this Proxy Statement, RP Financial also confirmed the appropriateness of its reliance on the analysis used to render its December 29, 1997 opinion by performing procedures to confirm the appropriateness of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

    The full text of the opinion of RP Financial, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement and is incorporated herein by reference. Holders of Joachim Common Stock are urged to read the opinion in its entirety.

    The opinion of RP Financial is directed to the Joachim Board in its consideration of the Merger Consideration as described in the Merger Agreement, and does not constitute a recommendation to any stockholder of Joachim as to any action that such stockholder should take in connection with the Merger Agreement, or otherwise. It is further understood that the opinion of RP Financial is based on market conditions and other circumstances existing on the date hereof.

    In rendering its fairness opinion, RP Financial reviewed and analyzed the
following:   (1) the Merger  Agreement, dated December 29, 1997, including exhibits; (2) the following information for Joachim -- (a) audited financial statements for the fiscal years ended March 31, 1995, 1996, and 1997, incorporated in the respective Annual Reports to stockholders, (b) stockholder, regulatory and internal financial and other reports through September 30, 1997, (c) the conversion prospectus, dated November 17, 1995, and (d) the most recent proxy statement for Joachim; (3) discussions with Joachim's management and directors regarding past and current business, operations, financial condition, and future prospects; (4) Joachim's latest publicly-available financial statements, operating results and market pricing characteristics relative to those publicly-traded savings institutions with relatively comparable characteristics; (5) competitive, economic and demographic characteristics in the local market area; (6) the potential impact of regulatory and legislative changes on savings institutions; (7) the financial terms of other recently completed and pending acquisitions of savings institutions, regionally and nationally, with similar characteristics;
(8) other expressions of interest by third parties; (9) First States' financial condition through June 30, 1997, to assess First State's ability to complete the merger from a cash and capital perspective; and (10) First State Community Bank's most recent CRA rating.

    In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Joachim as furnished by Joachim to RP Financial, as well as publicly-available information regarding other financial institutions and competitive, economic, and demographic data. Joachim did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Joachim.

    RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Merger Agreement to be consummated. In rendering its opinion, RP Financial assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on First State that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Merger Agreement.

    RP Financial's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of December 29, 1997 and the date of this Proxy Statement; events occurring after the date of this Proxy Statement could materially affect the assumptions used in preparing its opinion.

    In connection with rendering its opinion dated December 29, 1997 and updated as of the date of this Proxy Statement, RP Financial performed a variety of financial analyses which are summarized below. Although the evaluation of the fairness, from a financial point of view, of the Merger Consideration was to some extent subjective based on the experience and judgment of RP Financial, and not merely the result of mathematical analyses of financial data, RP Financial principally relied on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of Joachim and First State, as well as RP Financial's experience in securities valuation, its knowledge of financial institutions and its experience in similar transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to Joachim and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the Merger Consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

    Comparable Transactions Analysis. RP Financial compared the Merger on the basis of stated multiples of reported earnings, tangible book value, assets and core deposits of Joachim implied by the Merger Consideration to be paid to the holders of Joachim Common Stock with the same ratios in pending and completed acquisitions of (a) Missouri savings and loan associations, savings banks and savings and loan holding companies, and (b) acquisitions of financially comparable savings and loan associations, savings banks and savings and loan holding companies based in the Midwest region of the United States.

    The Missouri institutions with completed or pending acquisitions since the beginning of 1996 included a total of seven institutions. The acquisition pricing ratios of this group were: (i) price/earnings ratios ranging from
19.20 to 53.49 times, with a median of 25.38 times; (ii) price/tangible book ratios ranging from 123 to 206 percent, with a median of 131 percent; (iii) price/assets ratios ranging from 9.43 to 31.54 percent, with a median of 19.19 percent; and (iv) core deposit premiums of 2.73 percent to 19.58 percent, with a median of 12.82 percent.

    The Midwest institutions included eighteen completed or pending acquisitions since the beginning of 1996 of institutions with assets less than $150 million and equity-to-assets ratios greater than 12 percent. The acquisition pricing ratios of this group were: (i) price/earnings ratios ranging from 16.67 to 60.38 times, with a median of 38.43 times; (ii) price/tangible book ratios ranging from 111 to 175 percent, with a median of 127 percent; (iii) price/assets ratios ranging from 13.47 to 33.96 percent, with a median of 23.88 percent; and (iv) core deposit premiums ranging from
2.28 percent to 16.41 percent, with a median of 7.76 percent.

    In comparison to both groups, Joachim was generally smaller, better capitalized and more profitable. Further, Joachim's acquisition pricing ratios pursuant to the terms of the agreement for price/earnings and price/assets exceeds the median ratios of these two groups while the core deposit premium falls within the range of medians of these two groups. The price/tangible book value ratio falls slightly below the median of these two groups. Specifically, the Merger Consideration of $17.25 indicated the following acquisition pricing ratios for shares of Joachim Common Stock, based on financial statements as of or for the six months ended September 30, 1997:
42.17 times annualized earnings, 126 percent of tangible book value, 35.53 percent of assets and 10.53 percent premium on core deposits.

    No company or transaction used in this composite is identical to Joachim or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments

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
concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

    Discounted Cash Flow Analysis. Using a discounted cash flow analysis, RP Financial estimated the present value of future dividends, based on Joachim's current payout ratio, and potential growth in the payout ratio and the present value of the sale-of-control value at the end of the fifth year under alternative strategies, reflecting a range of multiples to book value of 1.2 to 1.5 times. Alternative strategies analyzed included a base case scenario, de novo branch scenario, branch acquisition scenario, rapid growth scenario, arbitrage strategy, high risk weight lending strategy, stock repurchase scenario, and special dividend scenario. The price/tangible book multiples incorporated in RP Financial's analysis were derived from the comparable transactions analysis discussed above. The dividend streams and sale-of-control values were then discounted to present values based on discount rates selected after examining the earnings capitalization rate of publicly-traded thrifts, the Treasury yield curve (i.e., the risk-free rate), and perceived investment risks in Joachim Common Stock. RP Financial concluded that the Merger consideration exceeds the upper end of the range of present values of the sum of future dividends and range of sale-of-control values derived from the individual strategic scenarios. For example, the present values derived from the individual strategic scenarios using a 12 percent discount rate and price/tangible book value multiples of 1.2 times to 1.5 times implies a range of values from roughly $11.00 to $14.00 per share.

    As described above, RP Financial's opinion and presentation to the Joachim Board was one of many factors taken into consideration by the Joachim Board in making its determination to approve the Merger Agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to the Joachim Board on December 29, 1997 and updated for presentation in this Proxy Statement as of the date hereof, in connection with its opinion as of those dates, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Appendix C hereto, which Joachim's stockholders are urged to read in its entirety.

Interests of Certain Persons in the Merger

    The directors (including directors emeritus) and executive officers of Joachim together with their affiliates, beneficially owned a total of 68,552 shares of Joachim Common Stock (representing 9.5% of all outstanding shares of Joachim Common Stock) on December 29, 1997. The directors and executive officers will receive the same consideration for their shares as the other stockholders of Joachim. Certain members of Joachim's management and the Board of Directors have certain interests in the Merger that are in addition to their interest as stockholders of Joachim generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    Joachim 1996 Stock Option Plan. Under Joachim's 1996 Stock Option Plan options to purchase shares of Joachim Common Stock have been issued to directors, officers and employees of Joachim. Pursuant to the Merger Agreement, each holder of an option outstanding as of December 29, 1997 and remaining outstanding at the Effective Time shall receive from First State, as of the Effective Time, whether or not the option is then exercisable, a cash payment in an amount equal to the product of (i) the number of shares of Joachim Common Stock subject to such option at the Effective Time and (ii) the excess, if any, of $17.25 over the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. Executive officers and directors (including directors emeritus) currently hold options to purchase an aggregate of 47,607 shares. Under this arrangement, such persons will receive, net of the option exercise price of $12.3125 per share, a total of approximately $235,000.

    Joachim 1996 Management Development and Recognition Plan. Pursuant to Joachim's 1996 Management Recognition and Development Plan, grants of restricted stock were made to directors, officers and employees of Joachim, with vesting of such shares to occur over a five-year period beginning July 17, 1996. Pursuant to the terms of the Merger Agreement, all unvested restricted shares of Joachim Common Stock will be canceled and converted into

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
the right to receive $17.25 in cash. Executive officers and directors (including directors emeritus) of Joachim currently hold 18,251 shares of unvested restricted stock, which will be converted into the right to receive approximately $315,000.

    Directors' and Officers' Liability. For the first three years after the Effective Time, First State will use its reasonable best efforts to cause all directors and officers of Joachim to continue to be covered by Joachim's directors and officers liability insurance policy at an annual cost not to exceed 150% of Joachim's annual premium payment for Joachim's current policy. In addition, after the Effective Time, First State shall indemnify all directors and officers of Joachim and Joachim Federal against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent provided for under Missouri law.

    Employment Agreements. Bernard R. Westhoff, who currently serves as President and Chief Executive Officer of Joachim and Joachim Federal, Lee Ellen Hogan, who currently serves as Senior Vice President and Secretary/Treasurer of Joachim and Joachim Federal, and Melvin Yarbrough, who currently serves as Vice President of Joachim and Joachim Federal, have employment agreements with Joachim and Joachim Federal. The Merger Agreement provides that Mr. Westhoff, Mrs. Hogan and Mr. Yarbrough will enter into employment agreements with First State and/or First State Community Bank that will replace their current employment agreements with Joachim. Entering into the new employment agreements will not constitute an "event of termination" under the current employment agreements and will not trigger the payment of any severance payments to the employee. Mr. Westhoff's new employment agreement will be upon substantially the same terms as his current employment agreement and will be for a term of five years; however, Mr. Westhoff will receive only one-half of his base salary during years four and five of the agreement unless Mr. Westhoff and First State mutually agree to continue his employment for such years. Mrs. Hogan's new employment agreement will be for a term of three years and will be upon substantially the same terms as her current employment agreement. Mr. Yarbrough's new employment agreement will be upon substantially the same terms as his current employment agreement. Board of Directors. The Merger Agreement provides that members of the Joachim Board will serve as advisory directors of First State Community Bank's DeSoto Branch for at least one year after the Effective Time. Mr. Westhoff and Mrs. Hogan will continue as advisory directors through the term of their employment agreements. Each member will receive advisory directors' fees of $500 per month.

Employee Matters and Impact on Employee Benefit Plans

    Employees of Joachim Federal who are terminated by First State Community Bank within six months of the Effective Time will receive a severance payment equal to one week's compensation for each full year's employment, not to exceed a maximum of six week's compensation. Except with respect to First State's 401(k) plan, employees of Joachim Federal who continue in employment with First State Community Bank will be credited for prior years service with Joachim Federal for purposes of eligibility and vesting under First State's benefit plans and policies (but not for the accrual of benefits).

    Joachim Federal has an ESOP in place for Joachim Federal' employees. The ESOP holds 59,886 shares of Joachim Common Stock, which upon consummation of the Merger will be converted into $17.25 per share. Mr. Westhoff has 3,160 shares of Joachim Common Stock allocated to his account under the ESOP, and Mrs. Hogan has 2,320 shares allocated to her account. All payments received with respect to the unallocated shares of Joachim Common Stock held by the ESOP will be applied to prepay the liabilities of the ESOP, and any excess funds over the amount of such liabilities will be allocated to the ESOP participants as investment earnings of the ESOP to the extent permitted by applicable law.


Certain Federal Income Tax Consequences

    The receipt of cash for Joachim Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes to stockholders receiving such cash (and may be a taxable transaction for state, local and foreign tax purposes as well). A holder of Joachim Common Stock will recognize a gain or loss measured by the difference between such stockholder's tax basis for the Joachim Common Stock owned by him or her at the time of the Merger and the amount of cash received therefor. Such gain or loss will be a capital gain or loss if the stock is a capital asset in the hands of the stockholder.

    The cash payments due the holders of Joachim Common Stock upon the exchange of such Joachim Common Stock pursuant to the Merger (other than certain exempt persons or entities) will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. Under federal law, the third-party paying agent (in this case, First State Community
Bank) must withhold 31% of the cash payments to holders of Joachim Common Stock to whom backup withholding applies, and the federal income tax liability of such persons will be reduced by the amount so withheld. To avoid backup withholding, a holder of Joachim Common Stock must provide First State Community Bank with his or her taxpayer identification number and complete a form in which he or she certifies that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her Social Security number.

    No ruling has been or will be requested from the Internal Revenue Service as to any of the tax effects to Joachim's stockholders of the transactions discussed in this Proxy Statement, and no opinion of counsel has been or will be rendered to Joachim's stockholders with respect to any of the tax effects of the Merger to stockholders.

    The tax consequences of the Merger may vary depending upon the particular circumstances of each stockholder. Therefore, you are urged to consult your tax advisor to determine the particular tax consequences of the Merger to you, including those relating to state and/or local taxes.
Surrender of Stock Certificates

    Promptly after the Effective Time of the Merger, First State Community Bank will mail written transmittal materials concerning surrender of stock certificates to each record holder of shares of Joachim Common Stock outstanding at the Effective Time. The transmittal material will contain instructions with respect to the proper method of surrender of certificates formerly representing shares of Joachim Common Stock in exchange for the payment to which such stockholder is entitled. DO NOT SEND STOCK CERTIFICATES AT THIS TIME.

    Following, delivery to the paying agent of certificates formerly representing shares of Joachim Common Stock for cancellation, together with properly completed transmittal material, a Joachim stockholder will receive a check for the cash payment to which such stockholder is entitled. Joachim stockholders will not be entitled to receive interest on any cash to be received in the Merger.

Regulatory Requirements

    The Merger and the related merger of Joachim Federal and First State Community Bank require the prior approval of the Federal Reserve, the Missouri Division of Finance and the FDIC. First State filed an application for approval of the Merger with the Federal Reserve and the Missouri Division of Finance on _______, 1998 and filed an application for approval of the merger of Joachim Federal and First State Community Bank with the Missouri Division of Finance and the FDIC on ______ 1998. First State anticipates receiving final approval of the Merger during the second calendar quarter of 1998.
There can be no assurance that such approval will be obtained or as to the timing or conditions of such approval. Should First State not receive the required approval of any regulatory agency, the Merger will not be consummated and Joachim will remain an independent entity and a going concern.


    The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

     The Merger Agreement provides that either party may terminate the Merger Agreement if the Merger has not been consummated by September 30, 1998. See "-- Conditions to Consummation; Termination." Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by Joachim's stockholders, there can be no assurance that the Merger will be consummated by September 30, 1998. In addition, should regulatory authorities impose any material changes to the Merger Agreement, a resolicitation of stockholders may be required if regulatory approval is obtained after stockholder approval of the Merger Agreement.

Conditions to Consummation; Termination

    The respective obligations of the parties to consummate the Merger are subject to, among other things: (i) approval of the Merger Agreement by Joachim's stockholders holding not less than two thirds of the outstanding shares of Joachim Common Stock; (ii) receipt of all applicable regulatory approvals; (iii) the absence of any order prohibiting consummation of the Merger; and (iv) Mr. Westhoff, Mrs. Hogan and Mr. Yarbrough having entered into employment agreements with First State and/or First State Community Bank.

    The obligation of Joachim to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including: (i) the continued accuracy of the representations and warranties of First State made by it in the Merger Agreement; (ii) the performance by First State of the covenants and agreements made by it in the Merger Agreement; (iii) there having been no material adverse change in the business, financial condition or results of operations of First State since the date of the Merger Agreement; and (iv) the receipt of an opinion from First State's legal counsel. The obligations of First State are subject to the satisfaction or waiver of certain additional conditions, including: (i) the continued accuracy of the representations and warranties of Joachim made by it in the Merger Agreement;
(ii) the performance by Joachim of the covenants and agreements made by it in the Merger Agreement; (iii) the receipt of all consents, approvals or waivers (other than regulatory approvals) required for or in connection with the Merger; (iv) there having been no material adverse change in the business, financial condition or results of operations of Joachim since the date of the Merger Agreement; (v) the number of shares for which dissenters' rights are exercised not exceeding 10% of the outstanding shares of Joachim Common Stock; and (vi) the receipt of an opinion of Joachim's legal counsel.

    The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the Joachim stockholders, as follows:
(i) by the mutual consent of the parties; (ii) by First State or Joachim if the Merger is not consummated by September 30, 1998; (iii) by First State or Joachim if any regulatory authority has denied approval of the transactions contemplated by the Merger Agreement; (iv) by either party in the event of a material breach of the Merger Agreement by the other party that is not cured within 15 days after being given written notice of such breach (or such longer period not exceeding 40 days in the event such breach cannot reasonably be cured within 15 days and a cure is being pursued); or (v) by either party if the stockholders of Joachim do not approve the Merger Agreement at the Special Meeting.

Business Pending Consummation

    Pursuant to terms of the Merger Agreement, Joachim and First State shall conduct their businesses only in the ordinary and usual course consistent with past and current practices and shall use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

    The Merger Agreement contains certain restrictions upon the conduct of Joachim's business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as otherwise provided in the Merger Agreement or without the written consent of First State, Joachim may not, among other things (i) declare or pay any dividends, except that Joachim may pay a regular quarterly cash dividend of $0.125 per share on December 31, 1997 and during the first calendar quarter of 1998; (ii) enter into or amend any employment, severance or similar agreement or arrangement with any director, officer, employee or consultant; (iii) authorize, recommend, propose or enter into any agreement with respect to any acquisition of a business or assets by means of a merger or consolidation or acquisition of a material amount of assets or securities or relinquishment of any material contract rights not in the ordinary course of business; (iv) amend the articles of incorporation or bylaws of Joachim or any subsidiary; (v) issue any shares of capital stock (except upon exercise of outstanding stock options), effect any stock split or otherwise change its capitalization; (vi) grant or award any options, warrants or other rights to acquire any shares of its capital stock; (vii) purchase or redeem any shares of its capital stock; (viii) enter into or increase certain loans or credit commitments; (ix) take back or commence foreclosure on any property other than in the ordinary course of business; or (x) create, alter or eliminate any rights or obligations with respect to any employee benefit plan or policy.

No Solicitation

    Joachim has agreed in the Merger Agreement that it will not solicit, encourage or, except as may be required in the exercise of fiduciary duties, consider or discuss any offer or proposal for a business combination with a third party. Joachim has also agreed that, except as may be required in the exercise of fiduciary duties, it will not provide any information to, or negotiate with, any other person with respect to a business combination with a third party.

Waiver and Amendment

    Prior to the Effective Time, any condition of the Merger Agreement (to the extent allowed by law) may be waived by the party benefitted by the provision or may be amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of First State and Joachim; provided, however, that no such amendment may be effected after stockholder approval of the Merger Agreement without approval of the Joachim stockholders if the effect of such amendment would be to change the amount or the type of consideration to be paid in the Merger to Joachim stockholders or if it would materially and adversely affect the stockholders of Joachim.

Termination Fees

    As a condition and inducement to First State's entering into the Merger Agreement and in consideration thereof, Joachim has agreed to pay to First State a termination fee of $500,000 under certain circumstances. Such fee may be demanded by First State if (i) Joachim stockholders fail to approve the Merger Agreement at the Special Meeting; or (ii) First State terminates the Merger Agreement as a result of a material breach by Joachim (other than an unintentional breach by Joachim that cannot be cured) and within 18 months after the occurrence of either event Joachim enters into an agreement with a third party providing for certain actions, including a merger or similar transaction involving Joachim, the purchase, acquisition or lease of substantially all of the assets of Joachim or the purchase or other acquisition of securities representing 25% or more of the voting power of Joachim. If Joachim stockholders fail to approve the Merger Agreement and Joachim has not breached the Merger Agreement or if the breach giving rise to the termination is wholly unrelated to the subsequent agreement with a third-party, the termination fee will be the lesser of $500,000 or 150% of the difference between the fair market value of the aggregate consideration to be paid by the third party and that payable by First State pursuant to the Merger Agreement. The termination fee is intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may be expected to discourage competing offers to acquire Joachim from potential third party acquirers because the termination fee could increase the cost of such acquisition. To the best of Joachim's knowledge, no event that would permit First State to demand payment of the termination fee has occurred as of the date of this Proxy Statement.

    The Merger Agreement also provides that First State will pay to Joachim a termination fee of $100,000 if First State willfully breaches the Merger Agreement and Joachim exercises its right to terminate the Merger Agreement at a time when First State is not entitled to terminate the Merger Agreement.

Dissenters' Rights

    Under the Missouri GBCL, stockholders of Joachim will have dissenters' rights with respect to the Merger. Such rights will entitle stockholders to receive the fair value of their shares of Joachim Common Stock rather than having such shares converted into the right to receive the cash payment as described above, if the stockholders follow the procedures set forth in
Section 351.455 of the Missouri GBCL. Accompanying this Proxy Statement as Appendix B is a copy of the text of Section 351.455 of the Missouri GBCL, which prescribes the procedures for the exercise of dissenters' rights and for determining the fair value of the Joachim Common Stock.

    A stockholder who wishes to exercise his or her dissenters' rights must deliver to Joachim prior to or at the Special Meeting a written objection to the Merger, must not vote in favor of the Merger and must make a written demand on First State, as the surviving corporation, within 20 days after the Merger is consummated for the fair value of his or her shares. All stockholders who deliver a written objection to Joachim and who do not vote in favor of the Merger Agreement will be notified when the Merger is consummated. The fair value of dissenters' shares shall be determined as of the day prior to the Special Meeting.

    If within 30 days after the Effective Time, the value of the dissenting stockholder's shares is agreed upon between the dissenting stockholder and First State, payment therefor will be made within 90 days after the Effective Time upon surrender of the certificate(s) representing such shares.

    If within 30 days of the Effective Time the dissenting stockholder and First State do not agree as to the fair value of such stockholder's shares, then, within 60 days after such 30 day period, the dissenting stockholder may file a petition asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against First State for the amount of such fair value as of the day prior to the Special Meeting, together with interest thereon. The "fair value" determined by the court may be more or less than the amount offered to Joachim stockholders under the Merger Agreement. The judgment will be payable only upon the surrender of the dissenting stockholders certificates representing such stockholder's shares of Joachim Common Stock. A dissenting stockholder who does not file a petition within the specified time frame will be conclusively presumed to have approved the cash payment as described above and will receive the cash payment as described above in exchange for his or her shares.

    The failure of a holder of Joachim Common Stock to vote against approval of the Merger Agreement will not itself constitute a waiver of the right to receive payment for his or her shares, nor will a vote against approval of the Merger Agreement satisfy the notice requirements referred to above.

Accounting Treatment

    The Merger, if completed as proposed, will be treated as a purchase in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Joachim will be recorded on the books of First State at their respective fair values at the time of consummation of the Merger.

Expenses

    First State and Joachim will each pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

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
                       BUSINESS OF JOACHIM

General

    Joachim was organized in 1995 for the purpose of becoming the holding company for Joachim Federal. Joachim has not engaged in any significant activity other than holding the stock of Joachim Federal and investing its share of the net proceeds of the conversion stock offering. Accordingly, the information set forth herein, including financial statements and related data, relates primarily to Joachim Federal and its subsidiary. All references to Joachim herein include Joachim Federal where applicable.

    Joachim Federal was organized in 1962. Joachim Federal is regulated by the OTS and its deposits are insured up to applicable limits under the SAIF of the FDIC. Joachim Federal also is a member of the FHLB System. Joachim Federal operates as a community oriented financial institution and its business consists primarily of attracting deposits from the general public and using those funds to originate residential real estate loans.

Market Area

    DeSoto, Missouri is a community of approximately 6,000 people located in a rural setting in Jefferson County, approximately 40 miles southwest of St. Louis, Missouri on the southern edge of the St. Louis metropolitan area. Joachim Federal focuses primarily on serving customers located in Jefferson County, Missouri and, to a lesser extent, on customers in the surrounding counties of St. Francois, Ste. Genevieve and Washington. The population within the zip code encompassing DeSoto, which covers much of Joachim Federal's primary market area, is currently approximately 14,000. Because it operates in a relatively small market area, Joachim Federal's ability to achieve loan and deposit growth is limited. The major employers in Joachim Federal's market area include Union Pacific Railroad, which has a car repair shop, ABZ Company, which manufactures leather binders, and the DeSoto School District. In addition, a large number of local residents are employed in the St. Louis area by various large employers, such as Chrysler Corporation and Boeing Corporation, and in various construction trades.

    Joachim Federal faces intense competition from many financial institutions for deposits and loan originations. See "-- Competition."

Lending Activities

    General. The principal lending activity of Joachim Federal is the origination of conventional mortgage loans for the purpose of purchasing, constructing or refinancing owner-occupied, one- to four-family residential property. To a significantly lesser extent, Joachim Federal also originates non-owner-occupied, one- to four-family residential loans, multi-family, commercial real estate, construction, agricultural and consumer and other loans. Joachim Federal's net loans receivable totaled approximately $23.8 million at March 31, 1997, representing approximately 66.7% of consolidated total assets.

    Loan Portfolio Analysis. The following table sets forth the composition of Joachim Federal's loan portfolio by type of loan at the dates indicated. Joachim Federal had no concentration of loans exceeding 10% of total gross loans other than as disclosed below.

                                              At March 31,
                           -------------------------------------------------
                               1997              1996             1995
                           ---------------  ---------------  ---------------
                           Amount  Percent  Amount  Percent  Amount  Percent
                           ------  -------  ------  -------  ------  -------
                                           (Dollars in Thousands)

Mortgage loans:
 One- to four-family . . . $21,142  88.57%  $20,649  89.56%  $20,291  91.20%
 Multi-family. . . . . . .     363   1.52        34   0.15        35   0.16
 Construction. . . . . . .      --     --        99   0.43        60   0.27
 Commercial. . . . . . . .     813   3.40       948   4.11       605   2.72
 Agricultural and
  other (1). . . . . . . .   1,116   4.68       789   3.42       794   3.57
                           -------  -----   -------  -----   -------  -----
 Total mortgage loans. . .  23,434  98.17    22,519  97.67    21,785  97.92

Consumer and other
 loans (2) . . . . . . . .     436   1.83       536   2.33       463   2.08
                           ------- ------   ------- ------   -------  ------

  Total gross loans. . . .  23,870 100.00%   23,055 100.00%   22,248 100.00%
                                   ======           ======           ======

Less:
 Unearned discount . . . .      --               --                3
 Allowance for loan
  losses . . . . . . . . .      74               72               60
 Deferred loan fees, net .      24               51               79
                           -------          -------          -------
  Total loans receivable,
   net . . . . . . . . . . $23,772          $22,932          $22,106
                           =======          =======          =======

-------------
(1) Includes land and building lot loans.
(2) Includes unsecured consumer loans, automobile loans, student loans and loans secured by deposit accounts.

     Residential Real Estate Lending. The primary lending activity of Joachim Federal is the origination of mortgage loans to enable borrowers to purchase existing one- to four-family homes. Management believes that this policy of focusing on one- to four-family residential mortgage loans located in its market area has been successful in contributing to interest income while keeping delinquencies and losses to a minimum. At March 31, 1997, $21.1 million, or 88.6% of Joachim Federal's total gross loan portfolio, consisted of loans secured by one- to four-family residential real estate. Joachim Federal presently originates for retention in its portfolio both adjustable rate mortgage ("ARM") loans with terms of up to 25 years and fixed-rate mortgage loans with terms of up to 20 years. Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan.
The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment. At March 31, 1997, $20.4 million, or 85.5%, of Joachim Federal's total gross loans were subject to periodic interest rate adjustments.

     The loan fees charged, interest rates and other provisions of Joachim Federal's ARM loans are determined by Joachim Federal on the basis of its own pricing criteria and competitive market conditions. Joachim Federal originates one-year ARM loans secured by owner-occupied residences whose interest rates and payments generally are adjusted annually to a rate typically equal to 2.75% above the one-year constant maturity U.S. Treasury ("CMT") index and three-year ARM loans secured by owner-occupied residences whose interest rates are adjusted every three years to a rate typically equal to 2.75% above the three-year CMT index. Joachim Federal currently offers ARM loans with initial rates below those which would prevail under the foregoing computations, determined by Joachim Federal based on market factors and competitive rates for loans having similar features offered by other lenders for such initial periods. At March 31, 1997, the initial interest rate on ARM loans offered by Joachim Federal ranged from 6.00% to 8.125% per annum. The periodic interest rate cap (the maximum amount by which the interest rate may be increased or decreased in a given period) on Joachim Federal's ARM loans is generally 1% - 2% per adjustment period and the lifetime interest rate cap is generally 5% - 6% over the initial interest rate of the loan.

     Joachim Federal also offers mortgage loans for non-owner-occupied one- to four-family homes. The rates on such loans are generally 50 basis points higher than for a comparable loan for an owner-occupied residence and ARM loans for non-owner-occupied homes adjust to a rate equal to 3.25% above the one-year or three-year CMT index. Loans secured by non-owner-occupied residences generally involve greater risks than loans secured by owner-occupied residences. Payments on loans secured by such properties are often dependent on successful operation or management of the properties. Repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. Joachim Federal requires that borrowers with loans in excess of $50,000 that are secured by non-owner-occupied homes submit annual financial statements.

     Joachim Federal does not originate negative amortization loans. The terms and conditions of the ARM loans offered by Joachim Federal, including the index for interest rates, may vary from time to time. Joachim Federal believes that the adjustment features of its ARM loans provide flexibility to meet competitive conditions.

     A significant portion of Joachim Federal's residential mortgage loans are not readily saleable in the secondary market because they are not originated in accordance with the purchase requirements of the Federal Home Loan Mortgage Corporation ("FHLMC") or the Fannie Mae ("FNMA"). Although such loans satisfy Joachim Federal's underwriting requirements, they are "non-conforming" because they do not satisfy minimum loan amount requirements, acreage limits, or various other requirements imposed by the FHLMC and FNMA. Accordingly, Joachim Federal's non-conforming loans could be sold only after incurring certain costs and/or discounting the purchase price. Joachim Federal has historically found that its origination of non-conforming loans has not resulted in high amounts of nonperforming loans. In addition, Joachim Federal believes that these loans satisfy a need in Joachim Federal's local community.

     The retention of ARM loans in Joachim Federal's loan portfolio helps reduce Joachim Federal's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the customer. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased costs to the borrower. Furthermore, because the ARM loans originated by Joachim Federal generally provide, as a marketing incentive, for initial rates of interest below the rates which would apply were the adjustment index used for pricing initially (discounting), these loans are subject to increased risks of default or delinquency. Another consideration is that although ARM loans allow Joachim Federal to increase the sensitivity of its asset base to changes in the interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limits. Because of these considerations, Joachim Federal has no assurance that yields on ARM loans will be sufficient to offset increases in Joachim Federal's cost of funds.

     While fixed-rate single-family residential real estate loans are normally originated with 20 year terms, such loans typically remain outstanding for substantially shorter periods. This is because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. In addition, substantially all mortgage loans in Joachim Federal's loan portfolio contain due-on-sale clauses providing that Joachim Federal may declare the unpaid amount due and payable upon the sale of the property securing the loan. Typically, Joachim Federal enforces these due-on-sale clauses to the extent permitted by law and as business judgment dictates. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

     Joachim Federal generally requires title insurance insuring the status of its lien on all of the real estate secured loans. Joachim Federal also requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the outstanding loan balance.

     Joachim Federal's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 90% of the lesser of the appraised value or the purchase price, with the condition that private mortgage insurance is generally required on loans with loan-to-value ratios greater than 85%. The maximum loan-to-value ratio on mortgage loans secured by non-owner-occupied properties is generally 80%.

     Multi-family Real Estate Lending. Joachim Federal has historically engaged in a limited amount of multi-family real estate lending. Joachim Federal does not actively solicit multi-family real estate loans as there are few multi-family properties in its market area. At March 31, 1997, Joachim Federal had three multi-family loans in the aggregate amount of $363,000.

     Loans secured by multi-family real estate generally involve greater risks than one- to four-family residential mortgage loans. Payments on loans secured by such properties are often dependent on successful operation or management of the properties. Repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. Joachim Federal seeks to minimize these risks in a variety of ways, including limiting the size of such loans, limiting the maximum loan-to-value ratio to 80% and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. All of the properties securing Joachim Federal's multi-family real estate loans are inspected by Joachim Federal's lending personnel before the loan is made. Joachim Federal also obtains appraisals on each property in accordance with applicable regulations.

     Construction Lending. Joachim Federal occasionally originates residential construction loans to individuals or local builders to construct one- to four-family homes. At March 31, 1997, there were no construction loans outstanding.

     Construction loans that are not made in connection with the granting of permanent financing on the property are for terms of up to six months. Loans to builders may be for the construction of a pre-sold home or may be a loan to construct a speculative home (i.e., a home for which no purchaser has been identified). Joachim Federal generally permits a builder to have only one construction loan outstanding with Joachim Federal at a time. Construction loans are usually disbursed through Hillsboro Title Co., Inc. ("Hillsboro Title"), which assumes responsibility for inspections and payments to contractors, subcontractors and suppliers. A Director of Joachim Federal is the Chairman of Hillsboro Title Company.

     Construction lending is generally considered to involve a higher level of risk as compared to one- to four-family residential lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. If the estimate of value proves to be inaccurate, Joachim Federal may be confronted at, or prior to, the maturity of the loan, with a project whose value is insufficient to assure full repayment. Loans for the construction of speculative homes carry more risk because the payoff for the loan is dependent on the builder's ability to sell the property prior to the time that the construction loan is due.

     Commercial Real Estate Lending. Joachim Federal has historically engaged in a limited amount of commercial real estate lending. At March 31, 1997, commercial real estate loans in Joachim Federal's portfolio totaled $813,000. The largest commercial real estate loan in Joachim Federal's portfolio at that date was a $481,000 participation interest in a loan secured by a retail strip center located in Columbia, Missouri, which is performing in accordance with its terms.

     Joachim Federal does not actively solicit or originate commercial real estate loans. Loans secured by commercial real estate generally are larger and involve greater risks than one- to four-family residential mortgage loans. Payments on loans secured by such properties are often dependent on the successful operation or management of the properties. Repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. Joachim Federal seeks to minimize these risks in a variety of ways, including limiting the size of such loans, limiting the maximum loan-to-value ratio to 80% and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. Joachim Federal also obtains loan guarantees from financially capable parties based on a review of personal financial statements. All of the properties securing Joachim Federal's commercial real estate loans are inspected by Joachim Federal's lending personnel before the loan is made. Joachim Federal also obtains appraisals on each property in accordance with applicable regulations.

     Agricultural and Other Real Estate Lending. Joachim Federal originates loans secured by farm residences and combinations of farm residences and farm real estate. Joachim Federal also originates loans for the acquisition of land upon which the purchaser can then build or upon which the purchaser makes improvements necessary to build upon or to sell as improved lots. At March 31, 1997, Joachim Federal's agricultural and other real estate loan portfolio totaled $1.1 million, or 4.7% of total gross loans.

     Loans secured by farm real estate generally involve greater risks than one- to four-family residential mortgage loans. Payments on loans secured by such properties may, in some instances and to some degree, be dependent on farm income from the properties. To address this risk, Joachim Federal does not consider farm income when qualifying borrowers. In addition, such loans are more difficult to evaluate. If the estimate of value proves to be inaccurate, in the event of default and foreclosure Joachim Federal may be confronted with a property the value of which is insufficient to assure full repayment.

     Consumer and Other Lending. Consumer lending has traditionally been a small part of Joachim Federal's business. Consumer loans generally have shorter terms to maturity and higher interest rates than mortgage loans. Joachim Federal's consumer and other loans consist primarily of unsecured loans, deposit account loans and automobile loans. Joachim Federal has in the past originated student loans, though it no longer offers such loans. At March 31, 1997, Joachim Federal's consumer and other loans totaled approximately $436,000, or 1.8% of Joachim Federal's total gross loans.

     Joachim Federal makes unsecured loans to individuals for personal, family or household purposes up to a maximum of $10,000. Generally, unsecured loans are made only to current customers with an established relationship with Joachim Federal. Such loans may be for a term of up to three years. At March 31, 1997, unsecured loans totaled $177,000.

     Joachim Federal makes deposit account loans with the account pledged as collateral to secure the loan. Loans may be made up to 90% of the account balance. Deposit account loans are payable in monthly payments of principal and interest or in a single payment. At March 31, 1997, total loans on deposit accounts amounted to $183,000.

     Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss,
divorce, illness or personal bankruptcy.   Furthermore, the application of
various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.
At March 31, 1997, Joachim Federal had no material delinquencies in its consumer loan portfolio.

     Maturity of Loan Portfolio. The following table sets forth certain information at March 31, 1997 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause Joachim Federal's actual repayment experience to differ from that shown below.

                                      After   After   After
                                     One Year 3 Years 5 Years
                            Within   Through  Through Through  Beyond
                            One Year 3 Years  5 Years 10 Years 10 Years Total
                            -------- -------  ------- -------- -------- -----
                                              (In Thousands)

Mortgage loans (1) . . . . .$  915   $2,074   $2,453  $6,371   $11,621 $23,434
Consumer and other loans . .   316      120        --     --         --    436
                            ------   ------   ------  ------   ------- -------
   Total gross loans . . . .$1,231   $2,194   $2,453  $6,371   $11,621 $23,870
                            ======   ======   ======  ======   ======= =======

  The following table sets forth the dollar amount of all loans due after March 31, 1998, which have fixed interest rates and have floating or adjustable interest rates.

                                   Fixed-     Floating- or
                                   Rates    Adjustable-Rates   Total
                                   ------   ----------------   -----
                                             (In Thousands)


Mortgage loans (1) . . . . . . . . $2,250        $20,269      $22,519
Consumer and other loans . . . . .    120             --          120
                                   ------        -------      -------
  Total gross loans. . . . . . . . $2,370        $20,269      $22,639
                                   ======        =======      =======

---------------
(1) Includes one- to four-family, multi-family, construction, commercial and agricultural and other mortgage loans.

    Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give Joachim Federal the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates.

    Loan Solicitation and Processing. Loan applicants come primarily through referrals by realtors and previous and present customers of Joachim Federal. Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate offered as collateral generally is undertaken by an appraiser employed by Joachim Federal and certified by the State of Missouri.

    Mortgage loans must be approved by any three members of Joachim Federal's Loan Committee, which consists of the President, the Senior Vice President and three nonemployee Directors. Interest rates are subject to change if the approved loan is not closed within the time of the commitment. Consumer and other loans may be approved by the President or Senior Vice President up to $10,000 for unsecured loans and $15,000 for secured loans. Larger loans are approved by the Board of Directors. Joachim Federal's loan approval process allows consumer loans to be approved in one to two days and mortgage loans to be approved in approximately 14 days and closed in 30 days.

    Loan Originations, Sales and Purchases. During the year ended March 31, 1997, Joachim Federal's total gross mortgage loan originations were $3.9 million. While Joachim Federal originates both adjustable-rate and fixed-rate loans, its ability to generate each type of loan is dependent upon relative customer demand for loans in its market.

    Consistent with its asset/liability management strategy, Joachim Federal's policy has been to retain in its portfolio nearly all of the loans that it originates.

    Joachim Federal occasionally purchases loan participation interests
primarily during periods of reduced loan demand in its market area.   Any such
purchases are made in conformance with Joachim Federal's underwriting standards. During recent years, Joachim Federal has purchased participation interests from an institution in Fulton, Missouri. All of the properties securing these loans are located in central Missouri. During the year ended March 31, 1997, Joachim Federal purchased participation interests in 13 one- to four-family loans and one multi-family loan. Joachim Federal acquired a 90% interest in the one- to four-family loans and a 50% interest in the multi-family dwelling loan. The one- to four-family loans are secured by four single family dwellings and nine duplexes and the multi-family dwelling loan is secured by four duplexes. The originating institution retained an interest and the servicing rights to the loans.

    The following table shows total loans originated, originated for sale, purchased, sold and repaid during the periods indicated.

                                            Year Ended March 31,
                                    ----------------------------------
                                    1997           1996           1995
                                    ----           ----           ----
                                              (In Thousands)
Loans originated:
One- to four-family. . . . . .    $ 2,583        $ 3,479        $ 3,069
 Multi-family. . . . . . . . .        132             --
 Construction. . . . . . . . .        101            246             60
 Commercial. . . . . . . . . .        206             99            215
 Agricultural and other. . . .        532            228            369
 Consumer and other. . . . . .        308            476            367
                                  -------        -------        -------
    Total loans originated          3,862          4,528          4,080
                                  -------        -------        -------

Loans purchased:
 One- to four-family . . . . .      1,139            915            335
 Multi-family. . . . . . . . .        199             --             --
 Commercial. . . . . . . . . .         --            496
                                  -------        -------        -------
Total loans purchased. . . . .      1,338          1,411            335
                                  -------        -------        -------
Loan principal repayments. . .     (4,251)        (5,223)        (4,554)
                                  -------        -------        -------
Increase (decrease) in
 other items, net. . . . . . .       (110)           110           (129)
                                  -------        -------        -------
    Net increase (decrease)
    in loans receivable, net .    $   839        $   826        $  (268)
                                  =======        =======        =======


     Loan Commitments. Joachim Federal issues commitments for adjustable-rate one- to four-family residential mortgage loans conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and are honored for up to 45 days from the date of loan approval.

     Loan Origination and Other Fees. Joachim Federal, in some instances, receives loan origination fees. Loan fees are a percentage of the principal amount of the mortgage loan which are charged to the borrower for funding the loan. The amount of fees charged by Joachim Federal is generally up to 1%. Current accounting standards require fees received (net of certain loan origination costs) for originating loans to be deferred and amortized into interest income over the contractual life of the loan. Net deferred fees or costs associated with loans that are prepaid are recognized as income at the time of prepayment. Joachim Federal had $24,000 of net deferred mortgage loan fees at March 31, 1997.

     Nonperforming Assets and Delinquencies. When a mortgage loan borrower fails to make a required payment when due, Joachim Federal institutes collection procedures. The first notice is mailed to the borrower at the end of the month in which the payment is due and, if necessary, a second written notice follows within 30 days thereafter. Attempts to contact the borrower by telephone generally begin soon after the first notice is mailed to the borrower. If a satisfactory response is not obtained, continuous follow-up contacts are attempted until the loan has been brought current. Before the 90th day of delinquency, attempts to interview the borrower, preferably in person, are made to establish (i) the cause of the delinquency, (ii) whether the cause is temporary, (iii) the attitude of the borrower toward the debt, and (iv) a mutually satisfactory arrangement for curing the default.

     In most cases, delinquencies are cured promptly; however, if by the 91st day of delinquency, or sooner if the borrower is chronically delinquent and all reasonable means of obtaining payment on time have been exhausted, foreclosure, according to the terms of the security instrument and applicable law, is initiated. Interest income on loans is reduced by the full amount of accrued and uncollected interest.

     When a consumer loan borrower fails to make a required payment on a consumer loan by the payment due date, Joachim Federal institutes collection procedures. The first notice is mailed to the borrower ten days following the payment due date. If payment is not promptly received, a second notice is mailed to the borrower 20 days following the payment due date and the customer is contacted by telephone to ascertain the cause of the delinquency. If the delinquency remains uncured, Joachim Federal mails an additional notice to the borrower on the 30th day of delinquency and every 30 days thereafter and continues to contact the borrower by telephone.

     In most cases, delinquencies are cured promptly; however, if, by the 91st day of delinquency the delinquency has not been cured, Joachim Federal begins legal action to either obtain a judgment in small claims court or to repossess the collateral.

     Joachim Federal's Board of Directors is informed on a monthly basis as to the status of all mortgage and consumer loans that are delinquent more than 30 days, the status on all loans currently in foreclosure, and the status of all foreclosed and repossessed property owned by Joachim Federal.

    The following table sets forth information with respect to Joachim Federal's nonperforming assets at the dates indicated. Joachim Federal had no restructured loans within the meaning of Statement of Financial Accounting Standards No. 15 or No. 114 at the dates indicated.

                                           At March 31,
                                 ------------------------------
                                 1997         1996         1995
                                 ----         ----         ----
                                     (Dollars in Thousands)

Loans accounted for on
  a nonaccrual basis:
One- to four-family. . . . . .   $117         $ --         $ 16
Consumer . . . . . . . . . . .     --           --           --
                                 ----         ----         ----
   Total nonaccrual loans. . .    117           --           16

Accruing loans which are
 contractually past due
 90 days or more . . . . . . .      4            4           --
                                 ----         ----         ----

  Total nonaccrual and 90
    days or more past
    due loans. . . . . . . . .    121            4           16

Foreclosed real estate held
 for sale. . . . . . . . . . .    126           --          358
                                 ----         ----         ----

  Total nonperforming assets .   $247         $  4         $374
                                 ====         ====         ====

Nonaccrual and 90 days or more
 past due loans as a percentage
 of loans receivable, net. . .   0.51%        0.02%        0.07%

Nonaccrual and 90 days or more
 past due loans as a percentage
 of total assets . . . . . . .   0.34%        0.01%        0.05%

Nonperforming assets as a
 percentage of total assets. .   0.69%        0.01%        1.25%


    Interest income which would have been recorded for the year ended March 31, 1997 had nonaccruing loans been current in accordance with their original terms amounted to approximately $11,000 The amount of interest included in the results of operations on such loans for the year ended March 31, 1997 amounted to approximately $5,500.

    Foreclosed Real Estate. Foreclosed real estate acquired by Joachim Federal as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed real estate until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid principal balance of the related loan plus foreclosure costs, or fair market value. Subsequent to foreclosure, the property is carried at the lower of the foreclosed amount or fair value, less estimated selling costs. At March 31, 1997, foreclosed real estate consisted of one single-family loan made to a builder.

    Asset Classification. The OTS has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are placed on a "watch list" and monitored by Joachim Federal.

    At March 31, 1997 and 1996, the aggregate amounts of Joachim Federal's classified assets, and of Joachim Federal's general and specific loss allowances at the dates indicated, were as follows:

                                          At March 31,
                                    ------------------------
                                    1997                1996
                                    ----                ----
                                         (In Thousands)
Loss . . . . . . . . . . . .        $ --                $ --
Doubtful . . . . . . . . . .          --                  --
Substandard assets . . . . .         254                 101
                                    ----                ----
  Total classified assets. .        $254                $101
                                    ====                ====

General loss allowances. . .        $ 74                $ 72
Specific loss allowances . .          --                  --
                                    ----                ----
  Total allowances                  $ 74                $ 72
                                    ====                ====

     Allowance for Loan Losses. Joachim Federal has established a systematic methodology for the determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans.

     In originating loans, Joachim Federal recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. Joachim Federal increases its allowance for loan losses by charging provisions for loan losses against Joachim Federal's income.

     The general valuation allowance is maintained to cover losses inherent in the portfolio of performing loans. Management reviews the adequacy of the allowance at least quarterly based on management's assessment of current economic conditions, past loss and collection experience, and risk characteristics of the loan portfolio. Specific valuation allowances are established to absorb losses on loans for which full collectibility may not be reasonably assured. The amount of the allowance is based on the estimated value of the collateral securing the loan and other analyses pertinent to each situation. Generally, a provision for losses is charged against income on a quarterly basis to maintain the allowances.

     At March 31, 1997, Joachim Federal had an allowance for loan losses of $74,000. Management believes that the amount maintained in the allowances will be adequate to absorb losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations.

    While Joachim Federal believes it has established its existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing Joachim Federal's loan portfolio, will not request Joachim Federal to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect Joachim Federal's financial condition and results of operations.

    The following table sets forth an analysis of Joachim Federal's allowance for loan losses for the periods indicated. Where specific loan loss reserves have been established, any differences between the loss allowances and the amount of loss realized has been charged or credited to current income.

                                        Year Ended March 31,
                                     ------------------------
                                     1997      1996      1995
                                     ----      ----      ----
                                      (Dollars in Thousands)

Balance at beginning of year . . . . $ 72      $ 60      $ 49
                                     ----      ----      ----
Charge-offs:
 One- to four-family . . . . . . . .   (4)       --        (4)
 Multi-family. . . . . . . . . . . .   --        --        --
 Construction. . . . . . . . . . . .   --        --        --
 Commercial. . . . . . . . . . . . .   --        --        --
 Agricultural and other. . . . . . .   --        --        --
 Consumer and other loans. . . . . .   (6)       --       (7)
                                     ----      ----      ----
   Total charge-offs . . . . . . . .  (10)       --       (11)
                                     ----      ----      ----

Recoveries:
 One- to four-family . . . . . . . .   --        --        --
 Multi-family. . . . . . . . . . . .   --        --        --
 Construction. . . . . . . . . . . .   --        --        --
 Commercial. . . . . . . . . . . . .   --        --        --
 Agricultural and other. . . . . . .   --        --        --
 Consumer and other. . . . . . . . .   --        --         1
                                     ----      ----      ----
   Total recoveries. . . . . . . . .   --        --         1
                                     ----      ----      ----

Net loan charge-offs . . . . . . . .  (10)       --      (10)
                                     ----      ----      ----

Provision for loan losses. . . . . .   12        12        21
                                     ----      ----      ----

Balance at end of year . . . . . . . $ 74      $ 72      $ 60
                                     ====      ====      ====

Allowance for loan losses as a
 percentage of gross loans
 receivable. . . . . . . . . . . . . 0.31%     0.31%     0.27%

Net loan charge-offs as a
 percentage of average loans
 outstanding during the year . . . . 0.04%       --      0.04%

Allowance for loan losses as a
 percentage of nonperforming
 loans at end of year. . . . . . . .61.26%  1997.95%   367.66%

    The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                              At March 31,
                              ----------------------------------------------
                                     1997            1996         1995
                              --------------- --------------- --------------
                                     % of            % of            % of
                                     Loans           Loans           Loans
                                     in Each         in Each         in Each
                                     Category        Category        Category
                                     to Total        to Total        to Total
                              Amount Loans    Amount Loans    Amount Loans
                              ------ -----    ------ -----    ------ -----
                                        (Dollars in Thousands)
Mortgage loans:
  One- to four-family
   and multi-family. . . . .  $ 51   90.09%   $ 51    89.71%  $ 44    91.36%
  Construction . . . . . . .    --      --      --     0.43     --     0.27
  Commercial . . . . . . . .     2    3.40       2     4.11      1     2.72
  Agricultural and other . .     3    4.68       2     3.42      2     3.57
Consumer and other loans . .    18    1.83      17     2.33     13     2.08
                              ----  ------    ----   ------   ----   ------

  Total allowance for loan
    losses . . . . . . . . .  $ 74  100.00%   $ 72   100.00%  $ 60   100.00%
                              ==== =======    ====   ======   ====   ======


Investment Activities

     Joachim Federal is permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB-Des Moines, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, Joachim Federal may also invest a portion of its assets in commercial paper and corporate debt securities. Savings institutions like Joachim Federal are also required to maintain an investment in FHLB stock.

     Joachim Federal is required under federal regulations to maintain a minimum amount of liquid assets. See "REGULATION." It is the intention of management to hold all securities in Joachim Federal's investment portfolio in order to enable Joachim Federal to provide liquidity for loan funding upon maturity of such investment securities and to match more closely the interest-rate sensitivities of its assets and liabilities.

     A committee consisting of the President, the Senior Vice President and two Directors determines appropriate investments in accordance with the Board of Directors' approved investment policies and procedures. Joachim Federal's investment policies generally limit investments to U.S. Government and agency securities, municipal bonds, certificates of deposits, marketable corporate debt obligations and mortgage-backed securities. Corporate debt obligations and municipal bonds must have a credit rating of AA or higher and have maturities of no more than five years. Mortgage-backed securities must also have contractual maturities of five years or less. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, Joachim Federal's liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on Joachim Federal's credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

     At March 31, 1997, Joachim's investment portfolio totaled $9.0 million at amortized cost and consisted of certificates of deposit, federal agency obligations, municipal bonds, corporate debt securities, FHLB stock and mortgage-backed and related securities. Joachim Federal's municipal bond portfolio, which totaled $491,000 at amortized cost at March 31, 1997, was comprised of general obligation bonds (i.e., backed by the general credit of the issuer) and revenue bonds (i.e., backed only by revenues from the specific project being financed) issued by various municipalities and water and sanitation districts in several states. Joachim's corporate bond portfolio, which totaled $804,000 at March 31, 1997, was composed of short-term, investment grade issues.

     At March 31, 1997, Joachim Federal owned one mortgage-backed security and two collateralized mortgage obligations ("CMOs"). The mortgage-backed security with a carrying value of $85,000 represents a participation interest in a pool of mortgages. The principal and interest payments are passed from the mortgage originators, through an intermediary (in this case, the Government National Mortgage Association) that pools and resells the participation interests in the form of securities to investors such as Joachim Federal.

     CMOs are securities created by segregating or partitioning cash flows from mortgage pass-through securities or from pools of mortgage loans. CMOs provide a broad range of mortgage investment vehicles by tailoring cash flows from mortgages to meet the varied risk and return preferences of investors. These securities enable the issuer to "carve up" the cash flow from the underlying securities and thereby create multiple classes of securities with different maturity and risk characteristics. CMOs are typically issued by a special-purpose entity (the "issuer") that may be organized in a variety of legal forms, such as a trust, a corporation, or a partnership. Accordingly, a CMO instrument may be purchased in equity form (e.g., trust interest, stock and partnership interests) or nonequity form (e.g., participating debt securities). All of Joachim Federal's CMOs are nonequity interests. CMOs are collateralized by mortgage loans or mortgage-backed securities that are transferred to the CMO trust or pool by a sponsor. The issue is structured so that collections from the underlying collateral provide a cash flow to make principal and interest payments on the obligations, or "tranches," of the issuer.

     CMOs totaled $755,000 at March 31, 1997, all of which were backed by federal agency collateral and which had fixed interest rates. Joachim Federal does not anticipate purchasing any CMOs in the future.

     Effective February 1992, the OTS adopted Thrift Bulletin 52 ("TB 52"). Among other things, TB 52 sets forth certain guidelines with respect to depository institutions' investment in certain "high risk mortgage securities." "High risk mortgage securities" are defined as any mortgage derivative product that at the time of purchase, or at any subsequent date, meets any of three tests that are set forth in TB 52. Joachim Federal obtains an analysis to determine whether the CMOs meets any one of the three TB 52 tests, and falls into the category of "high risk mortgage security." Joachim Federal documents no less than annually whether a change in the characteristics of any CMO causes such security to become a "high risk mortgage security." At March 31, 1997, Joachim Federal did not hold any "high risk" CMOs in its portfolio.

     Statement of Financial Account Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires the investments be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity." Debt and equity securities held for current resale are classified as "trading securities." Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. Debt and equity securities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of equity. Joachim's investment policy dictates that investments be made with the intent of holding them to maturity.

     The following table sets forth the composition of Joachim's investment portfolio at the dates indicated.

                                           At March 31,
                     -----------------------------------------------------
                             1997              1996              1995
                     ------------------ ----------------- -----------------
                     Carry-             Carry-            Carry-
                     ing     Percent of ing    Percent of ing    Percent of
                     Value   Portfolio  Value  Portfolio  Value  Portfolio
                     -----   ---------  -----  ---------  -----  ---------
                                    (Dollars in Thousands)

Securities held to
 maturity:
  Federal agency
   obligations. . . .$3,498    38.97%   $3,498   45.06%   $ 497    12.69%
  Municipal bonds . .   491     5.47       744    9.59      990    25.29
  Corporate debt
   securities . . . .   804     8.96     1,057   13.62    1,008    25.75
                     ------   ------    ------  ------   ------   ------
    Total securities
     held to
     maturity(1). . . 4,793    53.40     5,299   68.27    2,495    63.73

FHLB stock  . . . . .   289     3.22       289    3.72      283     7.23
Mortgage-backed and
 related securities
 held to maturity . .   840     9.36       874   11.26      137     3.50
Certificates of
 deposit. . . . . . . 3,053    34.02     1,300   16.75    1,000    25.54
                     ------   ------    ------  ------   ------   ------
  Total investment
   portfolio. . . . .$8,975   100.00%   $7,762  100.00%  $3,915   100.00%
                     ======   ======    ======  ======   ======   ======


    The following table sets forth the maturities and weighted average yields of Joachim's debt securities held to maturity at March 31, 1997.

                            Less Than          One to
                            One Year         Five Years         Total
                          --------------   --------------  ---------------
                          Amount   Yield   Amount   Yield  Amount    Yield
                          ------   -----   ------   -----  ------    -----
                                       (Dollars in Thousands)

Federal agency
  obligations. . . . . .  $1,276   5.73%   $2,222   5.76%  $3,498    5.75%
Municipal
  obligations(1) . . . .     296   3.83       195   3.70      491    3.78
Corporate debt . . . . .     252   5.47       552   5.53      804    5.51
                          ------           ------          ------
  Total. . . . . . . . .  $1,824   5.39    $2,969   5.58   $4,793    5.51
                          ======           ======          ======

(1) The yields on these securities have not been computed on a tax-equivalent basis.

Deposit Activities and Other Sources of Funds

     General. Deposits and loan repayments are the major sources of Joachim Federal's funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Borrowings through the FHLB-Des Moines may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. Presently, Joachim Federal has no other borrowing arrangements.

     Deposit Accounts. Substantially all of Joachim Federal's depositors are residents of the State of Missouri. Deposits are attracted from within Joachim Federal's market area through the offering of a broad selection of deposit instruments, including negotiable order of withdrawal ("NOW") accounts, money market deposit accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors.

In determining the terms of its deposit accounts, Joachim Federal considers current market interest rates, profitability to Joachim Federal, matching deposit and loan products and its customer preferences and concerns. Joachim Federal reviews its deposit mix and pricing weekly.

     As illustrated in the following table, Joachim Federal offers certificates of deposit for terms not exceeding 36 months. As a result, Joachim Federal believes that it is better able to match the repricing of its liabilities to the repricing of its loan portfolio.

     The following table sets forth information concerning Joachim Federal's time deposits and other interest-bearing deposits at March 31, 1997.

Weighted
Average                                                            Percentage
Interest                                          Minimum          of Total
Rate        Term   Checking and Savings Deposits  Amount  Balance  Deposits
--------    ----   -----------------------------  ------  -------  --------
                                                       (In Thousands)

2.75%       None   Savings accounts               $  100  $ 5,870    23.64%
2.25        None   NOW accounts                      500    1,526     6.15
4.53        None   Money market deposit accounts   2,500    2,178(1)  8.77

                   Certificates of Deposit
                   -----------------------
3.50       91 day  Fixed-term, fixed-rate          2,500       60      .24
4.81     6 months  Fixed-term, fixed-rate          2,500    2,301(2)  9.27
5.14    12 months  Fixed-term, fixed-rate            500    5,451    21.96
5.17    18 months  Individual retirement
                    account ("IRA")
                    fixed-term, fixed-rate           100    2,844    11.46
5.15    24 months  Fixed-term, fixed-rate            500      737     2.97
5.44    30 months  Fixed-term, fixed-rate            500    1,943     7.83
5.57    36 months  Fixed-term, fixed-rate            500    1,583     6.38
7.91    Varies     Fixed-term, fixed-rate         Varies      332     1.33
                                                          -------   ------
                   Total                                  $24,825   100.00%

-----------------
(1)  Includes public deposit of $1,116,000 at a rate of 5.50%.
(2)  Includes jumbo certificates of deposit.

     The following table indicates the amount of Joachim Federal's jumbo certificates of deposit by time remaining until maturity as of March 31, 1997. Jumbo certificates of deposit require minimum deposits of $100,000, and rates paid on such accounts are negotiable.

         Maturity Period                Amount
         ---------------            --------------
                                    (In Thousands)

Three months or less                    $ --
Over three through six months            229
Over six through 12 months                --
Over 12 months                            --
                                        ----
  Total jumbo certificates of deposit   $229
                                        ====

Deposit Flow

     The following table sets forth the balances (inclusive of interest credited) and change in dollar amount of deposits in the various types of accounts offered by Joachim Federal between the dates indicated.


                                        At March 31,
              --------------------------------------------------------------
                      1997                    1996                   1995
              ------------------------ ----------------------- -------------
                   Percent                   Percent                   Percent
                   of      Increase          of     Increase           of
           Amount  Total   (Decrease) Amount Total  (Decrease) Amount  Total
           ------  -----  ----------  ------ -----  ---------- ------  -----
                                  (Dollars in Thousands)

Savings
 accounts .$ 5,870  23.64% $(1,047)  $6,917  26.97%    $(30)   $ 6,947 27.27%
NOW
 accounts .  1,526   6.15      114    1,412   5.51      152      1,260  4.95
Money market
 deposit
 accounts .  2,178   8.77    1,011    1,167   4.55      308        859  3.37
91 day
 cert-
 ificates .     60   0.24       --      60   0.23        5         55   0.21
6 month
 cert-
 ificates .  2,072   8.35     (471)   2,543   9.92     (212)     2,755  10.81
12 month
 cert-
 ificates .  5,451  21.96      (55)   5,506  21.47      406      5,100  20.02
18 month IRA
 cert-
 ificates .  2,844  11.46     (139)   2,983  11.63       30      2,953  11.59
24 month
 cert-
 ificates .    737   2.97      (39)     776   3.03      (97)       873   3.43
30 month
 cert-
 ificates .  1,943   7.83     (311)   2,254   8.79     (438)     2,692  10.57
36 month
 cert-
 ificates .  1,583   6.38      132    1,451   5.66      156      1,295   5.08
Other cert-
 ificates .    332   1.33      (26)     358   1.39      (23)       381   1.50
Jumbo cert-
 ificates .    229   0.92       12      217   0.85      (88)       305   1.20
           ------- ------  -------  ------- ------     ----    ------- ------
 Total
  deposits.$24,825 100.00% $  (819) $25,644 100.00%    $169    $25,475 100.00%
           ======= ======  =======  ======= ======     ====    ======= ======

Time Deposits by Rates

     The following table sets forth the time deposits in Joachim Federal categorized by rates at the dates indicated.


                                               At March 31,
                                 ----------------------------------------
                                 1997             1996             1995
                                 ----             ----             ----
                                            (In Thousands)
      3.00 - 3.99% . . . . . .  $    60          $    60          $   683
      4.00 - 4.99% . . . . . .    2,358            3,998            8,755
      5.00 - 5.99% . . . . . .   11,795            8,561            3,299
      6.00 - 6.99% . . . . . .      713            3,190            3,318
      7.00 - 7.99% . . . . . .      190              195              188
      8.00% and over . . . . .      135              144              166
                                -------          -------          -------
         Total . . . . . . . .  $15,251          $16,148          $16,409
                                =======          =======          =======

     The following table sets forth the amount and maturities of time deposits at March 31, 1997.

                                       Amount Due
                       -------------------------------------------
                       Within     Second    Third   After
                       One Year   Year      Year    3 Years  Total
                       --------   ------    -----   -------  -----
                                    (In Thousands)

      3.00 - 3.99%. .  $    60    $   --    $ --    $ --     $    60
      4.00 - 4.99%. .    2,358        --      --      --       2,358
      5.00 - 5.99%. .    8,091     2,889     815      --      11,795
      6.00 - 6.99%. .      649        64      --      --         713
      7.00 - 7.99%. .       41       113       3      33         190
      8.00% and over.       --        15      30      90         135
                       -------    ------    ----    ----     -------
          Total . . .  $11,199    $3,081    $848    $123     $15,251
                       =======    ======    ====    ====     =======


     The following table sets forth the deposit activities of Joachim Federal for the years indicated.

                                       Year Ended March 31,
                                   ---------------------------
                                   1997        1996       1995
                                   ----        ----       ----
                                         (In Thousands)
Net deposits (withdrawals)
 before interest credited. . . . $(1,704)     $(736)    $(1,820)
Interest credited. . . . . . . .     885        905         713
                                 -------      -----     -------

Net increase (decrease) in
 deposits. . . . . . . . . . . . $  (819)     $ 169     $(1,107)
                                 =======      =====     =======

     Borrowings. Savings deposits are the primary source of funds for Joachim Federal's lending and investment activities and for its general business purposes. Joachim Federal has the ability to use advances from the FHLB-Des Moines to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB-Des Moines functions as a central reserve bank providing credit for savings and loan associations and certain other member financial institutions. As a member of the FHLB-Des Moines, Joachim Federal is required to own capital stock in the FHLB-Des Moines and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. At and during the year ended March 31, 1997, Joachim Federal had no borrowings from the FHLB-Des Moines.

Competition

     Due to the close proximity of DeSoto to the St. Louis metropolitan area, Joachim Federal operates in a intensely competitive market for the attraction of savings deposits (its primary source of lendable funds) and in the origination of loans. Its most direct competition for savings deposits has historically come from local commercial banks and other large banks operating in its market area. As of March 31, 1997, there were three commercial banks in DeSoto, Missouri. Particularly in times of high interest rates, Joachim Federal has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. Joachim Federal's competition for loans comes principally from mortgage bankers and commercial banks.

Subsidiary Activities

     Federal savings associations may invest up to 3% of their assets in service corporations, provided that at least one-half of any amount in excess of 1% is used primarily for community, inner-city and community development projects. Joachim Federal's investment in its service corporation, JSLA Service Corp. ("Service Corporation"), did not exceed these limits at March 31, 1997.

     The Service Corporation is a wholly owned subsidiary of Joachim
Federal. The Service Corporation was established in 1980 for the purpose of collecting appraisal fees and commissions on the sale of mortgage life and credit life insurance. At March 31, 1997, Joachim Federal's investment in the Service Corporation was $8,000. It is anticipated that the Service Corporation will be dissolved prior to consummation of the Merger.

Personnel

     As of March 31, 1997, Joachim Federal had 11 full-time and four part-time employees. The employees are not represented by a collective bargaining unit and Joachim Federal believes its relationship with its employees to be good.

Properties

     Joachim Federal operates out of one office, which it owns. This office was opened in 1973. The net book value of Joachim Federal's investment in office, properties and equipment totaled $358,000 at March 31, 1997. See
Note 6 of the Notes to the Consolidated Financial Statements.

Legal Proceedings

     Periodically, there have been various claims and lawsuits involving Joachim Federal, mainly as a defendant, such as claims to enforce liens, condemnation proceedings on properties in which Joachim Federal holds security interests, claims involving the making and servicing of real property loans and other issues incident to Joachim Federal's business. Joachim Federal is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of Joachim Federal.

Regulation of Joachim Federal

     General. Joachim Federal is subject to extensive regulation, examination and supervision by the OTS as its chartering agency, and the FDIC, as the insurer of its deposits. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDIA") and the regulations issued by the OTS and the FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. Lending activities and other investments must comply with various statutory and regulatory capital requirements. In addition, Joachim Federal's relationship with its depositors and borrowers is also regulated to a great extent, especially in such matters as the ownership of deposit accounts and the form and content of Joachim Federal's mortgage documents. Joachim Federal must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to review Joachim Federal's compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on Joachim, Joachim Federal and their operations.

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
     Office of Thrift Supervision. The OTS is an office in the Department of the Treasury subject to the general oversight of the Secretary of the Treasury. The OTS generally possesses the supervisory and regulatory duties and responsibilities formerly vested in the Federal Home Loan Bank Board. Among other functions, the OTS issues and enforces regulations affecting federally insured savings associations and regularly examines these institutions.

     Federal Home Loan Bank System. The FHLB System, consisting of 12 FHLBs, is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to: supervise the FHLBs; ensure that the FHLBs carry out their housing finance mission; ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital markets; and ensure that the FHLBs operate in a safe and sound manner. Joachim Federal, as a member of the FHLB-Des Moines, is required to acquire and hold shares of capital stock in the FHLB-Des Moines in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB-Des Moines. Joachim Federal is in compliance with this requirement with an investment in FHLB-Des Moines stock of $289,000 at March 31, 1997. Among other benefits, the FHLB-Des Moines provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB-Des Moines.

     Federal Deposit Insurance Corporation. The FDIC is an independent federal agency established originally to insure the deposits, up to prescribed statutory limits, of federally insured banks and to preserve the safety and soundness of the banking industry. The FDIC currently maintains two separate insurance funds: the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). As insurer of Joachim Federal's deposits, the FDIC has examination, supervisory and enforcement authority over Joachim Federal.

     Joachim Federal's deposit accounts are insured by the FDIC under the SAIF to the maximum extent permitted by law. Joachim Federal pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all SAIF-member institutions. Under applicable regulations, institutions are assigned to one of three capital groups that are based solely on the level of an institution's capital -- "well capitalized," "adequately capitalized," and "undercapitalized" -- which are defined in the same manner as the regulations establishing the prompt corrective action system, as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern.

     The FDIC's current assessment schedule for SAIF deposit insurance provides that the assessment rate for well-capitalized institutions with the highest supervisory ratings would be reduced to zero and institutions in the lowest risk assessment classification will be assessed at the rate of 0.27% of insured deposits. Until the earlier of December 31, 1999 or the date upon which the last savings association ceases to exist, SAIF-insured institutions, will be required to add to their assessments to the FDIC at the rate of 6.5 basis points to help fund interest payments on certain bonds issued by the Financing Corporation ("FICO"), an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, BIF members will be assessed for FICO obligations at the rate of 1.3 basis points. Thereafter, both BIF and SAIF members will be assessed at the same rate for FICO payments.

     The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of the deposit insurance of Joachim Federal.

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
     Liquidity Requirements. Under OTS regulations, each savings institution is required to maintain an average daily balance of liquid assets (cash, certain time deposits and savings accounts, bankers' acceptances, and specified U.S. Government, state or federal agency obligations and certain other investments) equal to a monthly average of not less than a specified percentage (currently 4.0%) of its net withdrawable accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet liquidity requirements.

     Prompt Corrective Action. Under the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. The federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action. Under the regulations, an institution shall be deemed to be (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a leverage ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, has a Tier I risk-based capital ratio of 4.0% or more, has a leverage ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, has a Tier I risk-based capital ratio that is less than 4.0% or a leverage ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, has a Tier I risk-based capital ratio that is less than 3.0% or has a leverage ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

     A federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or has received in its most recent examination, and has not corrected, a less than satisfactory rating for asset quality, management, earnings or liquidity.
(The OTS may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.)

     An institution generally must file a written capital restoration plan that meets specified requirements, as well as a performance guaranty by each company that controls the institution, with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall become subject to various mandatory and discretionary restrictions on its operations.

     At March 31, 1997, Joachim Federal was categorized as "well capitalized" under the prompt corrective action regulations of the OTS.

     Standards for Safety and Soundness. The federal banking regulatory agencies have prescribed, by regulation, standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting;
(iv) interest rate risk exposure; (v) asset growth; (vi) asset quality; (vii) earnings; and (viii) compensation, fees and benefits ("Guidelines"). The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OTS determines that Joachim Federal fails to meet any standard prescribed by the Guidelines, the agency may require Joachim Federal to submit to the agency an acceptable plan to achieve compliance with the standard. OTS regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     Qualified Thrift Lender Test. All savings associations are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. A savings institution that fails to become or remain a QTL shall either become a national bank or be subject to the following restrictions on its operations: (i) the association may not make any new investment or engage in activities that would not be permissible for national banks; (ii) the association may not establish any new branch office where a national bank located in the savings institution's home state would not be

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

able to establish a branch office; (iii) the association shall be ineligible to obtain new advances from any FHLB; and (iv) the payment of dividends by the association shall be subject to the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings institution ceases to be a QTL, the savings institution would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. In addition, within one year of the date on which a savings association controlled by a company ceases to be a QTL, the company must register as a bank holding company and become subject to the rules applicable to such companies. A savings institution may requalify as a QTL if it thereafter complies with the QTL test.

     Currently, the QTL test requires that either an institution qualify as a domestic building and loan association under the Internal Revenue Code or that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); FHLB stock; direct or indirect obligations of the FDIC; and loans for educational purposes, loans to small businesses and loans made through credit cards. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans; and stock issued by FHLMC or FNMA. Portfolio assets consist of total assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets. At March 31, 1997, the qualified thrift investments of Joachim Federal were approximately 85% of its portfolio assets.

     Capital Requirements. Under OTS regulations a savings association must satisfy three minimum capital requirements: core capital, tangible capital and risk-based capital. Savings associations must meet all of the standards in order to comply with the capital requirements.

     OTS capital regulations establish a 3% core capital or leverage ratio (defined as the ratio of core capital to adjusted total assets). Core capital is defined to include common stockholders' equity, noncumulative perpetual preferred stock and any related surplus, and minority interests in equity accounts of consolidated subsidiaries, less (i) any intangible assets, except for certain qualifying intangible assets; (ii) certain mortgage servicing rights; and (iii) equity and debt investments in subsidiaries that are not "includable subsidiaries," which is defined as subsidiaries engaged solely in activities not impermissible for a national bank, engaged in activities impermissible for a national bank but only as an agent for its customers, or engaged solely in mortgage-banking activities. In calculating adjusted total assets, adjustments are made to total assets to give effect to the exclusion of certain assets from capital and to account appropriately for the investments in and assets of both includable and nonincludable subsidiaries. Institutions that fail to meet the core capital requirement would be required to file with the OTS a capital plan that details the steps they will take to reach compliance. In addition, the OTS's prompt corrective action regulation provides that a savings institution that has a leverage ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "-- Federal Regulation of Savings Associations -- Prompt Corrective Action."

     Savings associations also must maintain "tangible capital" not less than 1.5% of Joachim Federal's adjusted total assets. "Tangible capital" is defined, generally, as core capital minus any "intangible assets" other than purchased mortgage servicing rights.

     Each savings institution must maintain total risk-based capital equal to at least 8% of risk-weighted assets. Total risk-based capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as previously defined. Supplementary capital includes (i) permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt and mandatory convertible

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
subordinated debt, (ii) maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory convertible subordinated debt, subject to an amortization schedule, and (iii) general valuation loan and lease loss allowances up to 1.25% of risk-weighted assets.

    The risk-based capital regulation assigns each balance sheet asset held by a savings institution to one of four risk categories based on the amount of credit risk associated with that particular class of assets. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The categories range from 0% for cash and securities that are backed by the full faith and credit of the U.S. Government to 100% for repossessed assets or assets more than 90 days past due. Qualifying residential mortgage loans (including multi-family mortgage loans) are
assigned a 50% risk weight.   Consumer, commercial, home equity and
residential construction loans are assigned a 100% risk weight, as are nonqualifying residential mortgage loans and that portion of land loans and nonresidential construction loans that do not exceed an 80% loan-to-value ratio. The book value of assets in each category is multiplied by the
weighing factor (from 0% to 100%) assigned to that category.   These products
are then totaled to arrive at total risk-weighted assets. Off-balance sheet items are included in risk-weighted assets by converting them to an approximate balance sheet "credit equivalent amount" based on a conversion schedule. These credit equivalent amounts are then assigned to risk categories in the same manner as balance sheet assets and included risk-weighted assets.

     The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate risk component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. Under certain circumstances, a savings association may request an adjustment to its interest rate risk component if it believes that the OTS-calculated interest rate risk component overstates its interest rate risk exposure. In addition, certain "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to calculate their interest rate risk component in lieu of the OTS-calculated amount. The OTS has postponed the date that the component will first be deducted from an institution's total capital.

     Limitations on Capital Distributions. OTS regulations impose uniform limitations on the ability of all savings associations to engage in various distributions of capital such as dividends, stock repurchases and cash-out mergers. In addition, OTS regulations require Joachim Federal to give the OTS 30 days' advance notice of any proposed declaration of dividends, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends. The regulation utilizes a three-tiered approach which permits various levels of distributions based primarily upon a savings association's capital level.

     A Tier 1 savings association has capital in excess of its fully phased-in capital requirement (both before and after the proposed capital distribution). Tier 1 savings association may make (without application but upon prior notice to, and no objection made by, the OTS) capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus one-half its surplus capital ratio (i.e., the amount of capital in excess of its fully phased-in requirement) at the beginning of the calendar year or the amount authorized for a Tier 2 association. Capital distributions in excess of such amount require advance notice to the OTS. A Tier 2 savings association has capital equal to or in excess of its minimum capital requirement but below its fully phased-in capital requirement (both before and after the proposed capital distribution). Such an association may

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make (without application) capital distributions up to an amount equal to 75%
of its net income during the previous four quarters depending on how close the association is to meeting its fully phased-in capital requirement. Capital distributions exceeding this amount require prior OTS approval. Tier 3 associations are savings associations with capital below the minimum capital requirement (either before or after the proposed capital distribution). Tier 3 associations may not make any capital distributions without prior approval from the OTS.

     Joachim Federal currently meets the criteria to be designated a Tier
1 association and, consequently, could at its option (after prior notice to, and no objection made by, the OTS) distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year.

     Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans to one borrower. Generally, this limit is 15% of Joachim Federal's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirements, including capital requirements, to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units. At March 31, 1997, Joachim Federal's limit on loans to one borrower was $1.1 million. At March 31, 1997, Joachim Federal's largest aggregate amount of loans to one borrower was $647,000.

     Activities of Associations and Their Subsidiaries. When a savings association establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that the association controls, the savings association must notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings associations also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

     The OTS may determine that the continuation by a savings association of its ownership control of, or its relationship to, the subsidiary constitutes a serious risk to the safety, soundness or stability of the association or is inconsistent with sound banking practices or with the purposes of the FDIA. Based upon that determination, the FDIC or the OTS has the authority to order the savings association to divest itself of control of the subsidiary. The FDIC also may determine by regulation or order that any specific activity poses a serious threat to the SAIF. If so, it may require that no SAIF member engage in that activity directly.

     Transactions with Affiliates. Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act ("Sections 23A and 23B") relative to transactions with affiliates in the same manner and to the same extent as if the savings association were a Federal Reserve member bank. A savings and loan holding company, its subsidiaries and any other company under common control are considered affiliates of the subsidiary savings association under the HOLA. Generally, Sections 23A and 23B: (i) limit the extent to which the insured association or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus and place an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, the purchase of assets, the issuance of a guarantee and similar types of transactions. Any loan or extension of credit by Joachim Federal to an affiliate must be secured by collateral in accordance with
Section 23A.

     Three additional rules apply to savings associations: (i) a savings association may not make any loan or other extension of credit to an affiliate unless that affiliate is engaged only in activities permissible for bank holding companies; (ii) a savings association may not purchase or invest in securities issued by an affiliate (other than securities of a subsidiary); and
(iii) the OTS may, for reasons of safety and soundness, impose more stringent restrictions on savings associations but may not exempt transactions from or otherwise abridge Section 23A or 23B. Exemptions from Section 23A or 23B may

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be granted only by the Federal Reserve Board, as is currently the case with respect to all FDIC-insured banks. Joachim Federal has not been significantly affected by the rules regarding transactions with affiliates.

     Joachim Federal's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by such persons, is governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulation O thereunder. Among other things, these regulations generally require that such loans be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Generally, Regulation O also places individual and aggregate limits on the amount of loans Joachim Federal may make to such persons based, in part, on Joachim Federal's capital position, and requires certain board approval procedures to be followed. The OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

     Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), a federal statute, all federally-insured financial institutions have a continuing and affirmative obligation consistent with safe and sound operations to help meet all the credit needs of its delineated community. The CRA does not establish specific lending requirements or programs nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to meet all the credit needs of its delineated community. The CRA requires the federal banking agencies, in connection with regulatory examinations, to assess an institution's record of meeting the credit needs of its delineated community and to take such record into account in evaluating certain regulatory applications filed by an institution. The CRA requires public disclosure of an institution's CRA rating. Joachim Federal received a "satisfactory" rating as a result of its latest evaluation.

Regulation of Joachim

     Holding Company Acquisitions. The HOLA and OTS regulations issued thereunder generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring more than 5% of the voting stock of any other savings association or savings and loan holding company or controlling the assets thereof. They also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

     Holding Company Activities. As a unitary savings and loan holding company, Joachim generally is not subject to activity restrictions under the HOLA. If Joachim acquires control of another savings association as a separate subsidiary other than in a supervisory acquisition, it would become a multiple savings and loan holding company. There generally are more restrictions on the activities of a multiple savings and loan holding company than on those of a unitary savings and loan holding company. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not an insured association shall commence or continue for more than two years after becoming a multiple savings and loan association holding company or subsidiary thereof, any business activity other than: (I) furnishing or performing management services for a subsidiary insured institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary insured institution, (iv) holding or managing properties used or occupied by a subsidiary insured institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the OTS by regulation, prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above also must be approved by the OTS prior to being engaged in by a multiple savings and loan holding company.

     Qualified Thrift Lender Test. The HOLA requires any savings and loan holding company that controls a savings association that fails the QTL test, as explained under "-- Federal Regulation of Savings Associations -- Qualified Thrift Lender Test," must, within one year after the date on which the association ceases to be a QTL, register as and be deemed a bank holding company subject to all applicable laws and regulations.

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Federal Taxation

     General. Joachim and Joachim Federal report their income on a fiscal year basis using the modified cash method of accounting and are subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly Joachim Federal's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Joachim Federal or Joachim.

     Bad Debt Reserve. Historically, savings institutions such as Joachim Federal which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrift") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. Joachim Federal's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on Joachim Federal's actual loss experience, or a percentage equal to 8% of Joachim Federal's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the non-qualifying reserve. Due to Joachim Federal's loss experience, Joachim Federal generally recognized a bad debt deduction equal to 8% of taxable income. Although in recent years Joachim Federal used the experience method due to the limitation based on the level of deposits outstanding and retained earnings.

      In August 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). For taxable years beginning after December 31, 1995, Joachim Federal's bad debt deduction will be determined under the experience method using a formula based on actual bad debt experience over a period of years or, if Joachim Federal is a "large" association (assets in excess of $500 million) on the basis of net charge-offs during the taxable year. The new rules allow an institution to suspend bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institutions average mortgage lending activity for the six taxable years preceding 1996 adjusted for inflation. For this purpose, only home purchase or home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin its six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to provision of present law referred to below that require recapture in the case of certain excess distributions to shareholders. See Note 9 of the Notes to the Consolidated Financial Statements in the Annual Report for additional information.

         Distributions. To the extent that Joachim Federal makes "nondividend distributions" to Joachim, such distributions will be considered to result in distributions from the balance of its bad debt reserve as of March 31, 1988 (or a lesser amount if Joachim Federal's loan portfolio decreased since March 31, 1988) and then from the supplemental reserve for losses on loans ("Excess Distributions"), and an amount based on the Excess Distributions will be included in Joachim Federal's taxable income. Nondividend distributions include distributions in excess of Joachim Federal's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of Joachim Federal's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from Joachim Federal's bad debt reserve. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, Joachim Federal makes a "nondividend distribution," then approximately one and one-half times the Excess Distribution would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "REGULATION" and "DIVIDEND POLICY" for limits on the payment of dividends by Joachim Federal. Joachim Federal does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserve.

     Corporate Alternative Minimum Tax. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. In addition, only 90% of AMTI can be offset by net operating loss carryovers. AMTI is increased by an amount equal to 75% of the amount by which Joachim Federal's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). For taxable years beginning after December 31, 1986, and before January 1, 1996, an environmental tax of .12% of the excess of AMTI (with certain modification) over $2.0 million is imposed on corporations, including Joachim Federal, whether or not an Alternative Minimum Tax ("AMT") is paid.

     Dividends-Received Deduction.  Joachim may exclude from its income
100% of dividends received from Joachim Federal as a member of the same affiliated group of corporations. The corporate dividends-received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which Joachim and Joachim Federal will not file a consolidated tax return, except that if Joachim or Joachim Federal owns more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be deducted.

     Audits. Joachim Federal's federal income tax returns have not been audited within the past five years.

Missouri Taxation

     Missouri-based thrift institutions, such as Joachim Federal, are subject to a special financial institutions tax, based on net income without regard to net operating loss carryforwards, at the rate of 7% of net income. This tax is in lieu of certain other state taxes on thrift institutions, on their property, capital or income, except taxes on tangible personal property owned by Joachim Federal and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales taxes and use taxes. In addition, Joachim Federal is entitled to credit against this special financial institutions tax all other taxes paid to the State of Missouri or any political subdivision, except taxes on tangible personal property owned by Joachim Federal and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales and use taxes, and taxes imposed by the Missouri Financial Institutions Tax Law. Missouri thrift institutions are not subject to the regular corporate income tax.

                                       40
PAGE

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The business of Joachim is that of a financial intermediary consisting primarily of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one to four family residences and, to a lesser extent, commercial and agricultural real estate loans, and consumer loans. Joachim's revenues are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investments. The operations of Joachim are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and the FDIC. Joachim's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

     Joachim's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans and investments and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities. Joachim is subject to interest rate risk, as are other financial institutions, to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

Asset/Liability Management

     Joachim does not purchase derivative financial instruments or other financial instruments for trading purposes. Further, Joachim is not subject to any foreign currency exchange rate risk, commodity price risk or equity price risk. Joachim is subject to interest rate risk. Quantitative and qualitative disclosures about market risk are discussed in the following paragraphs.

     Joachim's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating interest rates. Joachim has an exposure to interest rate risk, including short-term U.S. prime interest rates. Joachim has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity of its assets and liabilities. In particular, Joachim's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination of adjustable-rate mortgage (ARM) loans for retention in its portfolio and the purchase of shorter-term securities. Joachim relies on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds. As part of its interest rate risk management strategy, Joachim promotes transaction accounts and one- to three-year certificates of deposit.

     The OTS provides a net market value methodology to measure the interest rate risk exposure of thrift institutions. This exposure is a measure of the potential decline in the net portfolio value (NPV) of the institution based upon the effect of an assumed 200 basis point increase or decrease in interest rates. NPV is the present value of the expected net cash flows from the institution's assets, liabilities and off-balance sheet contracts. Under OTS regulations, an institution's normal level of interest rate risk in the event of this assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. This procedure for measuring interest rate risk was developed by the OTS to replace the gap analysis (the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a specific time period).

     The following table sets forth as of March 31, 1997 the estimated changes in market value of equity based on the indicated interest rate environments:

          Change
    (In Basis Points)     Estimated Change In
    in Interest Rates     Net Portfolio Value
    -----------------     -------------------
                         (Dollars in Thousands)

         +400            $ (1,236)           (14)%
         +300                (834)            (9)
         +200                (468)            (5)
         +100                (176)            (2)
            0                   -              -
         -100                  43              -
         -200                 (21)             -
         -300                  30              -
         -400                 139              2

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

Year 2000

     Joachim is reviewing computer applications with its outside data processing service bureau and other software vendors to ensure operational and financial systems are not adversely affected by "year 2000" software failures. All major customer applications are processed through the outside service bureau. The service bureau has indicated that it expects to modify existing programs to make them year 2000 compliant. Management of Joachim is unable to estimate any additional expense related to this issue. Any year 2000 compliance failures could result in additional expense to Joachim.

Liquidity and Capital Resources

     Joachim's principal sources of funds are cash receipts from deposits, loan repayments by borrowers, proceeds from maturing securities, and net earnings. Joachim Federal has an agreement with the FHLB of Des Moines to provide cash advances, should it need additional funds. For regulatory purposes, liquidity is measured as a ratio of cash and certain investments to
withdrawable deposits.   The minimum level of liquidity required by regulation
is presently 4%. Joachim Federal's liquidity ratio exceeded the regulatory requirement at December 31, 1997. Joachim Federal maintains a higher level of liquidity than required by regulation as a matter of management philosophy in order to more closely match interest-sensitive assets with interest-sensitive liabilities.

     During January 1997, Joachim repurchased $435,000 in treasury stock for the management recognition and development plan (MRDP). During May 1997, Joachim repurchased an additional 38,022 shares of treasury stock at a price of $14.3125 per share. While the purchase of treasury stock may be beneficial to Joachim or shareholders, the purchase of treasury stock reduces interest-earning assets of Joachim. Capital of Joachim Federal may also be reduced to the extent treasury stock purchases are funded by dividends from Joachim Federal to Joachim.

                                       42
PAGE

     Commitments to originate loans are legally binding agreements to lend to Joachim's customers. Commitments to originate adjustable-rate and fixed-rate mortgage loans at December 31, 1997 were approximately $271,000 and $21,000, respectively.

Average Balances, Interest and Average Yields and Rates

     The following table presents for the years indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.


                                                    Year Ended March 31,

------------------------------------------------------------------------------
----
                              1997                        1996
      1995
                     --------------------------  --------------------------
--------------------------
                                        Average                     Average
                Average
                     Average            Yield/   Average            Yield/
Average            Yield/
                     Balance  Interest  Cost     Balance  Interest  Cost
Balance  Interest  Cost
                     -------  --------  ----     -------  --------  ----
-------  --------  ----
                                          (Dollars in thousands)

Interest-earning
assets:
Loans receivable . . $23,593  $1,905    8.08%    $22,144  $1,822    8.23%
$22,364  $1,743     7.79%
Mortgage-backed and
 related securities.     858      55    6.46         193      13    7.01
 158      11     7.32
Securities and
 FHLB stock. . . . .   5,258     288    5.47       3,118     168    5.38
3,861     207     5.35
Other interest-
 earning assets. . .   5,269     289    5.48       5,877     346    5.89
2,065      97     4.69
                     -------  ------             -------  ------
-------  ------
 Total interest-
  earning assets . .  34,978   2,537    7.25      31,332   2,349    7.50
28,448   2,058     7.23
                     -------  ------             -------  ------
-------  ------

Interest-bearing
liabilities:
NOW and money market
 accounts. . . . . .   2,721      78    2.87       2,270      66    2.88
2,625      69     2.61
Savings accounts . .   6,318     174    2.75       6,683     198    2.96
8,209     226     2.76
Certificates . . . .   15,762     819   5.20      16,740     894    5.34
14,658     608     4.15
                      -------  ------             -------  ------
-------  ------
 Total interest-bearing
  liabilities. . . .   24,801   1,071   4.32      25,693   1,158    4.51
25,492     903     3.54
                      -------  ------            -------  ------
-------  ------

Net interest income
 before provision for
 loan losses . . . .           $1,466                      $1,191
       $1,155
                               ======                      ======
       ======
Interest rate
  spread . . . . . .                    2.93%                       2.99%
                  3.69%
                                        ====                        ====
                  ====
Net earning assets .  $10,177                    $ 5,639                     $
2,956
                      =======                    =======
=======
Net yield on average
 interest-earning
 assets. . . . . . .                    4.19%                       3.80%
                  4.06%
                                        ====                        ====
                  ====
Ratio of average
 interest-earning
 assets to average
 interest-bearing
 liabilities . . . .   141.03%                   121.94%
111.60%
                       ======                    ======
======

                                       43

PAGE

Rate/Volume Analysis

     The following table sets forth certain information regarding changes in interest income and interest expense of Joachim for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes in volume
(changes in volume multiplied
by prior year's rate), rates (changes in rate multiplied by prior year's volume) and rate/volume (changes in rate multiplied by the changes in volume).



                                                     Year Ended March 31,

------------------------------------------------------------------
                                       1997  vs.  1996                    1996
vs. 1995
                                       ---------------
--------------
                                  Increase (Decrease) Due To         Increase
(Decrease) Due To
                               ---------------------------------
-------------------------------
                                                        Rate/
           Rate/
                               Volume   Rate   Volume   Total     Volume
Rate   Volume   Total
                               ------   ----   ------   -----     ------
----   ------   -----
                                       (Dollars in Thousands)
Interest income:
  Loans receivable . . . . . . $119     $(33)  $(3)     $ 83      $(18)    $
98   $(1)     $ 79
  Mortgage-backed and related
   securities. . . . . . . . .   47       (1)   (4)       42         3
(1)    -         2
  Securities and FHLB stock. .  115        3     2       120       (40)
1     -       (39)
Other interest-earning assets.  (36)     (24)    3       (57)      179
25    45       249
                               ----     ----   ---      ----      ----
----   ---      ----

Total interest-
  earning assets . . . . . . .  245      (55)   (2)      188       124
123    44       291
                               ----     ----   ---      ----      ----
----   ---      ----
Interest expense:
Deposits . . . . . . . . . . .  (40)     (49)    2       (87)        7
247     1       255
                               ----     ----   ---      ----      ----
----   ---      ----
Total interest-
 bearing liabilities . . . . .  (40)     (49)    2       (87)        7
247     1       255
                               ----     ----   ---      ----      ----
----   ---      ----
Net interest income. . . . . . $285     $ (6)  $(4)     $275      $117
$(124)  $43      $ 36
                               ====     ====   ===      ====      ====
=====   ===      ====


Asset Quality

     Loans are generally placed on a nonaccrual status when contractually delinquent more than ninety days. Nonaccrual loans amounted to $73,000, or
 .29% of net loans receivable, at December 31, 1997.

Following is a summary of activity in the allowance for loan losses:

Balance at March 31, 1997. . . . . . . . .   $74,285
 Charge-offs . . . . . . . . . . . . . . .    (5,798)
 Recoveries. . . . . . . . . . . . . . . .        74
 Provision for loan loss . . . . . . . . .     6,641
                                             -------
Balance at December 31, 1997 . . . . . . .   $75,202
                                             =======


Comparison of the Three and Nine Months Ended December 31, 1997 and 1996

     Net Earnings. Net earnings decreased from $76,000 for the three months ended December 31, 1996 to $60,000 for the three months ended December 31, 1997. Net earnings increased from $127,000 for the nine-months ended December
31, 1996 to $209,000 for
the nine months ended December 31, 1997. The increase in earnings for the nine-month period ended
December 31, 1997 was due primarily to the $167,000 special one-time SAIF assessment expensed in the nine months ended December 31, 1996. In addition to having no comparable assessment expensed in the nine months ended December 31, 1997, recurring SAIF deposit insurance premiums were reduced. These increases to net earnings for

                                       44


the nine months ended December 31, 1997 were partially offset by higher income taxes and lower net interest income and noninterest income.

     Net Interest Income. Net interest income decreased for both the three and nine months ended December 31, 1997 as compared to the 1996 periods as the proportion of net interest-earning assets over interest-bearing liabilities decreased. Interest on loans receivable increased as both the average balance and yield increased. The average balance increased from $23.5 million for the nine months ended December 31, 1996 to $24.5 million for the nine months ended December 31, 1997. Interest on other interest-earning assets decreased due primarily to a decline in the average balance from $5.3 million for 1996 to $3.8 million for 1997. Components of interest income change from time to time based on the availability, quality and interest rates on securities, MBSs and other interest-earning assets.

     Provision for Loan Losses. Provision for loan losses is based upon management's consideration of economic conditions which may affect the ability of borrowers to repay the loans. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the risks inherent in Joachim's portfolio and the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in Joachim's provision for loan losses. As a result of this evaluation, Joachim's provision for loan losses amounted to $2,000 and $7,000 for the three and nine month periods ended December 31, 1997, as compared to $2,000 and $6,000 for the three and nine month periods ended December 31, 1996.

     Noninterest Income. Noninterest income decreased from $54,000 for the nine months ended December 31, 1996 to $32,000 for the nine months ended December 31, 1997. During the nine months ended December 31, 1996 Joachim recognized income of $13,000 as a result of the sale of assets of Joachim's data processing service bureau. In addition, Joachim recognized prepayment penalty income of $4,500 on a participation loan.

     Noninterest Expense. Noninterest expense increased from $258,000 for the three months ended December 31, 1996 to $266,000 for the three months ended December 31, 1997. Noninterest expense decreased from $958,000 for the nine months ended December 31, 1996 to $769,000 for the nine months ended December 31, 1997. Compensation and benefits expense increased for the nine months ended December 31, 1997 due primarily to higher salary levels and an increase in the ESOP plan expense, offset by lower retirement plan expense. ESOP plan expense was $88,000 for the nine months ended December 31, 1996 and $99,000 for the 1997 period. Under generally accepted accounting principles, expense of the ESOP is affected by changes in the market price of Joachim Common Stock. Joachim sold two foreclosed properties held for sale in the nine months ended December 31, 1997 at a net gain of $7,000. There were no sales in the comparable 1996 period. A special one-time SAIF deposit insurance assessment of $167,000 was expensed in the nine months ended December 31, 1996, which recapitalized the fund. Subsequent to the special SAIF assessment, Joachim's recurring SAIF premiums are assessable at a substantially lower rate. Professional services expenses for the three and nine months ended December 31, 1997increased as a result of additional costs of reviewing the strategic options of Joachim, and evaluating the proposed merger of Joachim.

     Income Taxes. Income taxes increased due to the level of earnings before income taxes.

Comparison of the Years Ended March 31, 1997 and 1996

     Net Earnings. Net earnings decreased by $26,000 from $209,000 for the year ended March 31, 1996 (1996) to $183,000 for the year ended March 31, 1997
(1997). The decrease in 1997 was due to a nonrecurring assessment to recapitalize the SAIF of $167,000 and higher other noninterest expenses and income taxes, which more than offset higher net interest income and noninterest income.

     Net Interest Income. Net interest income increased by $275,000 from $1,191,000 for 1996 to $1,466,000 for 1997. Net interest income increased as a result of a higher ratio of average interest-earning assets to average interest-bearing liabilities. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 121.94% for 1996 to 141.03% for 1997 since 1997 reflects a full year effect of the sale of common stock, compared with three months in 1996. Although the interest rate spread decreased slightly, the net yield on average interest-earning assets increased by 39 basis points. The interest rate spread decreased from 2.99% for 1996 to 2.93% for 1997. The net yield on average interest-earning assets increased from 3.80% for 1996 to 4.19% for 1997. Interest on loans receivable increased as a result of a higher average balance, which more than offset a lower weighted-average yield. During 1997 and 1996, Joachim Federal purchased $1.3 million and $1.4 million, respectively, of participating interests. The weighted-average yield declined from 8.23% for 1996 to 8.08% for 1997. Interest on mortgage-backed securities and interest on securities increased due to higher average balances. During 1996, Joachim purchased $2.2 million of Federal agency obligations, $800,000 of corporate debt and $756,000 of FHLMC and FNMA collateralized mortgage obligations. These investments were purchased primarily in the last quarter of 1996 from the proceeds from sale of common stock. Interest on other interest-earning assets decreased as a result of a lower average balance and weighted-average yield. Interest on deposits decreased due to a lower weighted-average rate and average balance. The weighted-average rate on deposits decreased from 4.51% for 1996 to 4.32% for 1997. The average balance of deposits decreased from $25.7 million for 1996 to $24.8 million for 1997.

     Provision for Loan Losses. Provision for loan losses was $11,000 for 1996 and $12,000 for 1997. Joachim experienced net loan recoveries of $200 for 1996 compared to net loan charge-offs of $10,000 for 1997. Nonaccrual loans (loans more than 90 days delinquent) consisted of four single-family loans which totaled $117,000 with an estimated collateral value of $184,000 at March 31, 1997. There were no nonaccrual loans at March 31, 1996. Management believes that the increase in nonaccrual loans is due to economic circumstances of the individual borrowers and is not related to an adverse economic trend. Provisions for loan losses are based upon management's consideration of existing and anticipated economic conditions which may affect the ability of borrowers to repay the loans. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the risks inherent in Joachim's portfolio and the estimated fair value of the underlying collateral. This evaluation is ongoing and results in Joachim's provision for loan losses.

     Noninterest Income. Noninterest income increased from $57,000 for 1996 to $67,000 for 1997. Loan service charges for 1997 include prepayment penalty income of $4,500 on a participation loan. Joachim incurred net rental expense of $9,000 for 1996 related to foreclosed real estate which was sold in November, 1995. During 1997, Joachim recognized income of $13,000 as a result of the sale of assets by its data processing service bureau. Other income for 1996 included a one-time patronage dividend of $14,500.

     Noninterest Expense. Noninterest expense increased from $929,000 for 1996 to $1,219,000 for 1997 as a result of the special assessment to recapitalize the SAIF, higher compensation and benefits expenses, professional fees, and other noninterest expenses, offset by lower regular SAIF deposit insurance premiums. Joachim's share of the one-time SAIF special assessment was $167,000. Subsequent to September 30, 1996, Joachim's regular SAIF deposit premium was based on a lower assessment rate. Recurring SAIF premiums are expected to be assessable based on an annual revised rate of 6.48 basis points of deposits. Compensation and benefits increased due to the implementation of the Joachim's ESOP and management recognition and development plan (MRDP). ESOP expense was $88,000 and $120,000 for 1996 and 1997, respectively. Under generally accepted accounting principles, expense of the ESOP is affected by changes in the market price of Joachim Common Stock. During July 1996, the stockholders of Joachim ratified the MRDP. MRDP expense was $69,000 for 1997 and includes $19,000 related to the accelerated vesting of shares upon the death of a director. Professional fees and other noninterest expense increased due to costs associated with operating as a public company, including Nasdaq fees, annual report printing and transfer agent fees.


     Income Taxes. Income taxes increased as a result of a higher effective tax rate due to recapture of a portion of Joachim Federal's tax bad debt reserves and the tax effect of the ESOP. See note 9 of Notes to Consolidated Financial Statements for additional information.

Comparison of the Years Ended March 31, 1996 and 1995

    Net Earnings. Net earnings decreased by $27,000 from $236,000 for the year ended March 31, 1995 to $209,000 for the year ended March 31, 1996. The decrease in net earnings was due to expenses associated with the ESOP and lower noninterest income, which was offset by higher net interest income and lower income taxes. Proceeds from the sale of common stock completed in December 1995 of $6.5 million were invested for three months. However, ESOP expense was the equivalent of a full year of expense since it was retroactive to April 1, 1995.

     Net Interest Income. Net interest income increased by $36,000 from $1,155,000 for 1995 to $1,191,000 for 1996. The increase in net interest income was due to a higher ratio of average interest-earning assets to average interest- bearing liabilities which more than offset the effect of a declining interest rate spread. The ratio of average interest-earning assets to average interest- bearing liabilities increased from 111.60% for 1995 to 121.94% for 1996 due, in part, to proceeds from the sale of common stock. The interest rate spread decreased from 3.69% for 1995 to 2.99% for 1996 due primarily to a higher weighted-average rate paid on deposits. Interest on loans receivable increased due to a higher weighted-average yield, which more than offset a lower average balance. The weighted-average yield increased from 7.79% for 1995 to 8.23% for 1996 as a result of loan originations, refinances and repricing of ARM loans at market interest rates higher than the average yield on the existing loan portfolio. Interest on securities decreased as a result of a lower average balance. The average balance on securities decreased from $3.9 million for 1995 to $3.1 million for 1996. Interest on other interest-earning assets increased due to a higher average balance and weighted-average yield. The average balance on other interest-earning assets increased from $2.1 million for 1995 to $5.9 million for 1996 due, in part, to investment of proceeds from sale of common stock. Other interest-earning assets consist primarily of FHLB daily time accounts and time deposits. The weighted-average yield on other interest-earning assets increased from 4.69% for 1995 to 5.89% for 1996. Interest on deposits increased as a result of a higher weighted-average rate. The weighted-average rate on deposits increased from 3.54% for 1995 to 4.51% to 1996 due to rising market interest rates.

     Provision for Loan Losses. Provision for loan losses decreased from $21,000 for 1995 to $11,000 for 1996. Net loan charge-offs were $10,000 for 1995 compared to net loan recoveries of $200 for 1996. The provision for loan losses was based upon management's consideration of existing and anticipated economic conditions which may affect the ability of borrowers to repay the loans. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the risks inherent in Joachim's portfolio and the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in Joachim's provision for loan losses.

     Noninterest Income. Noninterest income decreased from $71,000 for 1995 to $57,000 for 1996 due primarily to lower rental income on foreclosed real estate offset, in part, by a patronage dividend received from Joachim's data processor. Joachim had a 23.33% interest in an office building in the St. Louis area which was foreclosed upon in 1992. The lease with the building's only tenant expired on December 31, 1994. The building was sold in November, 1995.

     Noninterest Expense. Noninterest expense increased from $852,000 for 1995 to $929,000 for 1996 due primarily to the implementation of Joachim's ESOP. ESOP expense was $88,000 for 1996 compared to none for 1995. Under generally accepted accounting principles, expense of the ESOP is affected by changes in the market price of Joachim Common Stock and ESOP shares committed to be released.

     Income Taxes. Income taxes decreased from $117,000 for 1995 to $99,000 for 1996 as a result of lower earnings.

Impact of Inflation

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of Joachim is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of Joachim's assets and liabilities are critical to the maintenance of acceptable performance levels.


         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Persons and groups who beneficially own in excess of 5% of the outstanding shares of Joachim Common Stock are required to file certain reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based on such reports, the following table sets forth, as of the Record Date certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Joachim Common Stock. To Joachim's knowledge, no other person or entity beneficially owned more than 5% of outstanding Joachim Common Stock at the Record Date.

     The following table also sets forth, as of the Record Date, information as to the shares of Joachim Common Stock beneficially owned by (a) each
director, (b) the chief executive officer and   all executive officers and
directors of Joachim as a group.


                                    Amount and Nature   Percent of
                                      of Beneficial    Common Stock
Name                                  Ownership (1)    Outstanding
----                                  -------------    -----------

Beneficial Owners of More Than 5%
Joachim Federal Savings                 59,886            8.3%
  and Loan Association
Employee Stock Ownership Plan Trust

Keith Hutson                            39,597(2)         5.5
Karen Hutson
835 Progress Drive
Farmington, MO 63640

Directors and Chief Executive Officer
Douglas G. Draper                        6,064              *

Lee Ellen Hogan                          9,307            1.3
Bernard R. Westhoff**                    9,923            1.4
James H. Wilkins                         8,064            1.1
Stokely R. Wischmeier                   28,064(3)         3.9

All Executive Officers and              69,003            9.5
Directors as a
Group (six persons)

__________
*   Less than 1% of shares outstanding.
**  Mr. Westhoff is the President and Chief Executive Officer of Joachim.

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Joachim Common Stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. Shares held in accounts under Joachim's ESOP, as to which the holders have voting power but not investment power, are also included as follows: Mrs. Hogan, 2,320 shares; Mr. Westhoff, 3,160 shares; all executive officers and directors as a group, 7,162 shares. The amounts shown also include the following amounts of Joachim Common Stock which the indicated individuals have the right to acquire within 60 days of the Record Date through the exercise of stock options granted pursuant to Joachim's stock option plan: Mr. Draper, 760; Mrs. Hogan, 1,825; Mr. Westhoff, 3,042; Mr. Wilkins, 760; Mr. Wischmeier, 760; and all executive officers and directors as a group, 8,059. The table does not include 22,671 unvested shares of restricted stock held by a trust under Joachim's 1996 Management Recognition and Development Plan for which Messrs. Westhoff, Draper and Wischmeier serve as trustees and exercise voting power. Participants in the plan have no voting or investment power for restricted shares awarded under the plan until such shares vest in accordance with plan provisions. After vesting, the participant has sole investment and voting power.
(2) This information is based on a Schedule 13D dated April 2, 1996. The filing indicates that Keith Hutson and Karen Hutson have joint ownership and, therefore, shared voting and dispositive power, with respect to 39,597 shares of Joachim Common Stock. Keith Hutson is also a director of First State Community Bank.
(3) Includes 10,000 shares owned by a pension plan for which Mr. Wischmeier acts as trustee and exercises voting power.


                               AVAILABLE INFORMATION

     Joachim files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Joachim files at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Joachim's SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).


                                  OTHER MATTERS

     The Joachim Board is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.


                         STOCKHOLDER PROPOSALS

     In the event that the Merger is not approved by stockholders at the Special Meeting, Joachim expects it would hold its 1998 Annual Meeting of Stockholders in July 1998. Any proposal intended to be presented by any stockholder for action at the 1998 Annual Meeting of Stockholders must have been received by the Secretary of Joachim at Joachim's main office at Plaza Square, DeSoto, Missouri, no later than February 9, 1998, in order to be eligible for inclusion in Joachim's proxy materials for the 1998 Annual Meeting of Stockholders. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                         INDEX TO FINANCIAL STATEMENTS


Report of Independent Auditors . . . . . . . . . . . . . . . . . .    F-1

Consolidated Balance Sheets at
  March 31, 1997 and 1996. . . . . . . . . . . . . . . . . . . . .    F-2

Consolidated Statements of Earnings for the Years Ended
  March 31, 1997, 1996 and 1995. . . . . . . . . . . . . . . . . .    F-3

Consolidated Statements of Stockholders' Equity
  for the Years Ended March 31, 1997, 1996 and 1995. . . . . . . .    F-4

Consolidated Statements of Cash Flows for the Years Ended
  March 31, 1997, 1996 and 1995. . . . . . . . . . . . . . . . . .    F-5

Notes to Consolidated Financial Statements . . . . . . . . . . . .    F-7

Consolidated Balance Sheets at December 31,
  1997 (unaudited) and March 31, 1997. . . . . . . . . . . . . . .    F-23

Consolidated Statements of Earnings for the Three and Nine
  Months Ended December 31, 1997 and 1996 (unaudited). . . . . . .    F-25

Consolidated Statements of Cash Flows for the Nine Months
  Ended December 31, 1997 and 1996 (unaudited) . . . . . . . . . .    F-26

Notes to Consolidated Financial Statements . . . . . . . . . . . .    F-27

                  MICHAEL TROKEY & COMPANY, P.C.
                  CERTIFIED PUBLIC ACCOUNTANTS
                      10411 CLAYTON ROAD
                 ST. LOUIS, MISSOURI  63131
                       (314) 432-0996






Report of Independent Auditors

The Board of Directors
Joachim Bancorp, Inc.
DeSoto, Missouri

We have audited the accompanying consolidated balance sheets of Joachim Bancorp, Inc. and subsidiary (Company) as of March 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Joachim Bancorp, Inc. and subsidiary as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.



/S/ Michael Trokey & Company, P.C.


St. Louis, Missouri
April 18, 1997

                  JOACHIM BANCORP, INC. AND SUBSIDIARY

                       Consolidated Balance Sheets

                         March 31, 1997 and 1996


     Assets                            1997                   1996
                                    -----------            ----------
Cash and cash equivalents           $ 2,091,535             5,384,802
Certificates of deposit               3,052,899             1,300,242
Securities held to maturity,
  at amortized cost (market
  value of  $4,746,611 and
  $5,266,825, respectively)           4,793,178             5,298,854
Stock in Federal Home Loan
  Bank of Des Moines                    288,500               288,500
Mortgage-backed and related
  securities held to maturity,
  at amortized cost (market
  value of $820,499 and $861,705,
  respectively)                         840,127               873,599
Loans receivable, net                23,771,636            22,932,379
Premises and equipment, net             358,133               365,101
Foreclosed real estate held
  for sale, net                         126,104                     -
Accrued interest receivable:
  Securities and certificates
   of deposit                           170,483               120,420
  Mortgage-backed and related
   securities                             4,651                 4,850
  Loans receivable                      132,476               126,240
Other assets, including prepaid
  income taxes of $34,580 in 1996        26,624                84,364
                                    -----------            ----------
    Total assets                    $35,656,346            36,779,351
                                    ===========            ==========

Liabilities and Stockholders' Equity

Deposits                            $24,825,297            25,644,434
Accrued interest on deposits             25,137                26,644
Advances from borrowers for
  taxes and insurance                   122,711               128,166
Other liabilities                       143,890                80,762
Accrued income taxes                     46,842                     -
Deferred tax liability                  158,000               148,000
                                    -----------            ----------
  Total liabilities                  25,321,877            26,028,006
                                    -----------            ----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value;
    1,000,000 shares authorized;
    none issued and outstanding               -                     -
  Common stock, $.01 par value;
    5,000,000 shares authorized;
    760,437 shares issued and
    outstanding                           7,604                 7,604
  Additional paid-in capital          7,047,500             7,077,876
  Common stock acquired by ESOP        (448,440)             (538,130)
  Common stock acquired by MRDP        (305,615)                    -
  Retained earnings - substantially
    restricted                        4,033,420             4,203,995
                                    -----------            ----------
      Total stockholders' equity     10,334,469            10,751,345
                                    -----------            ----------
       Total liabilities and
        stockholders' equity        $35,656,346            36,779,351
                                    ===========            ==========

See accompanying notes to consolidated financial statements.

                  JOACHIM BANCORP, INC. AND SUBSIDIARY

                   Consolidated Statements of Earnings

               Years Ended March 31, 1997, 1996, and 1995

                               1997              1996              1995
                           ----------         ---------         ---------
Interest income:
  Loans receivable         $1,905,148         1,821,537         1,743,197
  Mortgage-backed and
   related securities          55,464            13,504            11,535
  Securities                  287,495           167,616           206,646
  Other interest-earning
   assets                     288,810           346,100            96,802
                           ----------         ---------         ---------
    Total interest income   2,536,917         2,348,757         2,058,180
                           ----------         ---------         ---------
Interest expense:
  Deposits:
   NOW accounts                33,322            30,287            30,510
   Money market deposit
    accounts                   44,880            35,092            37,880
   Savings accounts           173,624           198,097           226,268
   Certificates               819,361           894,074           608,112
                           ----------         ---------         ---------
    Total interest expense  1,071,187         1,157,550           902,770
                           ----------         ---------         ---------
    Net interest income     1,465,730         1,191,207         1,155,410
Provision for loan losses      12,300            11,587            21,147
                           ----------         ---------         ---------
  Net interest income
   after provision for
   loan losses              1,453,430         1,179,620         1,134,263
                           ----------         ---------         ---------
Noninterest income:
  Loan service charges         24,824            21,151            22,508
  NOW service charges          22,365            23,611            26,801
  Rental income (expense)
   from foreclosed real
   estate                        (207)           (8,936)           15,337
  Gain on investment in
   data center                 12,668                 -                 -
  Other                         7,724            20,988             6,560
                           ----------         ---------         ---------
    Total noninterest income   67,374            56,814            71,206
                           ----------         ---------         ---------
Noninterest expense:
  Compensation and benefits   712,631           627,156           545,909
  Occupancy expense            21,686            24,465            21,799
  Equipment and data
   processing expense          75,571            78,735            80,549
  Loss (gain) on foreclosed
   real estate, net                 -            (2,204)               45
  SAIF deposit insurance
   premium                     44,510            58,927            59,963
  SAIF special assessment     167,146                 -                 -
  Professional fees            76,294            42,831            44,903
  Other                       121,228            98,988            99,536
                           ----------         ---------         ---------
    Total noninterest
     expense                1,219,066           928,898           852,704
                           ----------         ---------         ---------

    Earnings before
     income taxes             301,738           307,536           352,765
                           ----------         ---------         ---------
Income taxes:
  Current                     109,000            77,000           111,000
  Deferred                     10,000            22,000             6,000
                           ----------         ---------         ---------
    Total income taxes        119,000            99,000           117,000
                           ----------         ---------         ---------
     Net earnings          $  182,738           208,536           235,765
                           ==========         =========         =========

Net earnings per common
  share                    $      .25               .28                 -
                           ==========         =========         =========

See accompanying notes to consolidated financial statements.

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

              Consolidated Statements of Stockholders' Equity

                 Years Ended March 31, 1997, 1996 and 1995


                                            Common       Common
                               Additional   Stock        Stock
                Total
                    Common       Paid-in   Acquired     Acquired    Retained
 Treasury   Stockholders'
                    Stock        Capital    by ESOP      by MRDP    Earnings
  Stock         Equity
                   ---------   ----------  --------     --------    ---------
 --------   -------------
Balance at
  March 31,1994    $       -            -         -            -    3,847,145
        -     3,847,145

Net earnings               -            -         -            -      235,765
        -       235,765
                   ---------   ----------  --------     --------    ---------
 --------   -----------
Balance at
  March 31,1995            -            -         -            -    4,082,910
        -     4,082,910

Proceeds from sale
  of common stock      7,604    7,066,321  (608,350)           -            -
        -     6,465,575

Amortization of
  ESOP awards              -       11,555    70,220            -            -
        -        81,775

Cash dividends of $.125
  per share                -            -         -            -      (87,451)
        -       (87,451)

Net earnings               -            -         -            -      208,536
        -       208,536
                   ---------   ----------  --------     --------    ---------
 --------   -----------
Balance at
  March 31, 1996       7,604    7,077,876  (538,130)           -    4,203,995
        -    10,751,345

Purchase of treasury
  stock                    -            -         -            -            -
 (435,343)     (435,343)

Issuance of common
  stock for MRDP           -      (60,834)        -     (374,509)           -
  435,343             -

Amortization of
  ESOP awards              -       30,458    89,690            -            -
        -       120,148

Amortization of
  MRDP awards              -            -         -       68,894            -
        -        68,894

Cash dividends of $.50
 per share                 -            -         -            -     (353,313)
        -      (353,313)

Net earnings               -            -         -            -      182,738
        -       182,738
                   ---------   ----------  --------     --------    ---------
 --------   -----------
Balance at
  March 31, 1997   $   7,604    7,047,500  (448,440)    (305,615)   4,033,420
        -    10,334,469
                   =========   ========== =========     ========    =========
 ========   ===========

See accompanying notes to consolidated financial statements.


                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                   Consolidated Statements of Cash Flows

                 Years Ended March 31, 1997, 1996 and 1995


                                                         1997             1996
          1995
                                                    ------------
---------       ---------
Cash flows from operating activities:
  Net earnings                                      $    182,738
208,536         235,765
  Adjustments to reconcile net earnings to net cash
   provided by (used for) operating activities:
     Depreciation                                         26,530
30,455          30,661
     ESOP expense                                        120,148
87,775               -
     MRDP expense                                         68,894
-               -
     Amortization of premiums, net on securities
      and mortgage-backed and related securities           7,244
9,969          11,206
     Provision for loan losses                            12,300
11,587          21,147
     Loss (gain) on foreclosed real estate, net                -
(2,204)             45
     FHLB stock dividends                                      -
(5,700)              -
     Decrease (increase) in:
       Accrued interest receivable                       (56,100)
(80,862)         (1,683)
       Other assets                                       57,740
8,970         (40,338)
     Increase (decrease) in:
       Accrued interest on deposits                       (1,507)
6,477           3,333
       Other liabilities                                  63,128
(22,243)        (10,807)
       Accrued income taxes                               46,842
-         (55,152)
       Deferred tax liability                             10,000
22,000           6,000
       Other, net                                         (2,657)
(242)              -
                                                    ------------
---------       ---------
         Net cash provided by (used for)
          operating activities                           535,300
274,518         200,177
                                                    ------------
---------       ---------
Cash flows from investing activities:
  Loans receivable:
   Originated                                         (3,862,116)
(4,528,241)     (4,080,439)
   Purchased                                          (1,337,687)
(1,411,120)       (334,620)
   Principal collections                               4,251,046
5,223,306       4,553,965
  Purchase of mortgage-related securities held
   to maturity                                                 -
(756,250)              -
  Principal collections on mortgage-backed securities
   held to maturity or for investment                     31,904
19,035          46,645
  Securities held to maturity or for investment:
   Purchased                                            (500,000)
(3,808,135)              -

   Proceeds from maturity                              1,000,000
995,000       2,000,000
  Certificates of deposit:
   Purchased                                          (3,000,000)
(2,050,000)     (1,000,000)
   Proceeds from maturity                              1,250,000
1,750,000         500,000
  Proceeds from sale of (additions to)
   foreclosed real estate, net                           (28,904)
238,668           2,140
  Purchases of premises and equipment                    (19,562)
(6,808)        (12,460)
                                                    ------------
---------       ---------
        Net cash provided by (used for)
          investing activities                      $ (2,215,319)
(4,334,545)      1,675,231
                                                    ------------
---------       ---------



       (Continued)


                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                   Consolidated Statements of Cash Flows

                 Years Ended March 31, 1997, 1996 and 1995


(Continued)

                                                         1997             1996
          1995
                                                    ------------
---------      ----------
Cash flows from financing activities:
  Net increase (decrease) in:
   Deposits                                         $   (819,137)
169,319      (1,107,316)
   Advances from borrowers for taxes and
     insurance                                            (5,455)
(81,475)        (16,329)
  Proceeds from sale of common stock                           -
6,465,575               -
  Cash dividends                                        (353,313)
(87,451)              -
  Purchase of treasury stock                            (435,343)
-               -
                                                    ------------
---------      ----------
       Net cash provided by (used for)
        financing activities                          (1,613,248)
6,465,968      (1,123,645)
                                                    ------------
---------      ----------
Net increase (decrease) in cash and
  cash equivalents                                    (3,293,267)
2,405,941         751,763
Cash and cash equivalents at beginning of year         5,384,802
2,978,861       2,227,098
                                                    ------------
---------      ----------
Cash and cash equivalents at end of year            $  2,091,535
5,384,802       2,978,861
                                                    ============
=========      ==========


Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
  Interest on deposits                              $  1,072,694
1,151,073         899,437
  Federal income taxes                                    14,944
31,307         200,440
  State income taxes                                      16,287
8,928          19,404
Real estate acquired in settlement of loans         $     97,200
-         114,187


See accompanying notes to consolidated financial statements.


                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                        March 31, 1997 and 1996 and
                  Years Ended March 31, 1997, 1996 and 1995


(1)   Summary of Significant Accounting Policies
      On December 27, 1995, Joachim Federal Savings and Loan Association (Association) converted from mutual to stock form and became a wholly-owned subsidiary of a newly formed Missouri holding company, Joachim Bancorp, Inc. (Company). The following comprise the significant accounting policies which the Company and Association follow in preparing and presenting their consolidated financial statements:

      a. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Joachim Federal Savings and Loan Association. The consolidated financial statements also include the operations of JSLA Service Corp., a subsidiary of the Association. JSLA Service Corp. was established for the purpose of collecting appraisal fees and commissions on sale of mortgage life and credit life insurance. The Company has no significant assets other than common stock of the Association, and the loan to the ESOP, and net proceeds retained by the Company following the conversion. The Company's principal business is the business of the Association. All significant intercompany accounts and transactions have been eliminated.

      b. For purposes of reporting cash flows, cash and cash equivalents include cash and due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest-bearing deposits in other depository institutions were $1,477,448 and $4,758,224 at March 31, 1997 and 1996, respectively.

      c. Certificates of deposit are carried at cost, and have original maturities of more than three months.

      d. Securities and mortgage-backed and related securities that the Association has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at cost, adjusted for amortization of premiums and accretion of discounts over the life of the security using the interest method. Securities and mortgage-backed and related securities not classified as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from net earnings and reported in a separate component of stockholders' equity. The Association does not purchase securities and mortgage-backed and related securities for trading purposes. The cost of securities sold is determined by specific identification.

            Collateralized mortgage obligations (CMOs) are mortgage derivatives and the type owned by the Association are classified as "low-risk" under regulatory guidelines. The Association does not purchase CMOs at any significant premium over par value to limit certain prepayment risks, and purchases only CMOs issued by U.S. government agencies in order to minimize credit risk.

      e. Loans receivable, net are carried at unpaid principal balances, less allowance for losses and net deferred loan fees. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using the interest method.

                   JOACHIM BANCORP, INC. AND SUBSIDIARY

                 Notes to Consolidated Financial Statements


      f. Effective April 1, 1995, the Association adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Specific valuation allowances are established for impaired loans for the difference between the loan amount and the fair value of collateral less estimated selling costs. The Association considers a loan to be impaired when, based on current information and events, it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The types of loans for which impairment is measured under SFAS No. 114 and No. 118 include nonaccrual income property loans (excluding those loans included in the homogenous portfolio which are collectively reviewed for impairment), large, nonaccrual single family loans and troubled debt restructurings. Such loans are placed on nonaccrual status at the point they become contractually delinquent more than 90 days. Impairment losses are recognized through an increase in the allowance for loan losses. There were no impaired loans under SFAS No. 114 and No. 118 at March 31, 1997 or 1996.


      g. Allowances for losses are available to absorb losses incurred on loans receivable and foreclosed real estate held for sale and represent additions charged to expense, less net charge-offs.
            In determining the allowance for losses to be maintained, management evaluates current economic conditions, past loss and collection experience, fair value of the underlying collateral and risk characteristics of the loan portfolio and foreclosed real estate held for sale. Management believes that allowances for losses on loans receivable and foreclosed real estate are adequate.

       h. Premises and equipment, net are carried at cost, less accumulated depreciation. Depreciation of premises and equipment is computed using the straight-line method based on the estimated useful lives of the related assets. Estimated lives are forty years for the office building and five to ten years for furniture and equipment.

       i. Foreclosed real estate held for sale is carried at the lower of cost or fair value less estimated selling costs. Costs relating to improvement of foreclosed real estate are capitalized.

       j. Interest on securities, certificates of deposit, mortgage-backed and related securities and loans receivable is accrued as earned. Interest on loans receivable contractually delinquent more than ninety days is excluded from income until collected.

       k. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that will more likely than not be realized. Income tax expense is the tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

      l. Effective April 1, 1996,the Company adopted the disclosure requirements of SFAS No. 123,"Accounting for Stock-Based Compensation." SFAS No. 123 suggests that compensation cost for stock-based employee compensation plans be measured at the grant date based on the fair value of the award and recognized over the service period, which is usually the vesting period. However, SFAS No. 123 also allows an institution to use the intrinsic value based method under APB Opinion No. 25. The Company has adopted the disclosure requirements under SFAS No. 123, but will continue to recognize compensation expense for stock-based employee compensation plans under APB Opinion No. 25.

      m. Earnings per share for 1997 and 1996 are based upon the weighted-average shares outstanding. Earnings for the period April 1, 1995 to December 31, 1995 of $157,587 have been excluded from the calculation of earnings per share for 1996. Earnings for the period December 28, 1995 to December 31, 1995 were not significant. ESOP shares which have been committed to be released are considered outstanding. The weighted-average shares outstanding during the years ended March 31, 1997 and 1996 were 715,473 and 183,002.

      n. The following paragraphs summarize the impact of new accounting pronouncements:

            In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement focuses on the issues of accounting for transfers and servicing of financial assets, extinguishments of liabilities and financial assets subject to prepayment. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring generally after December 31, 1996, and for certain transactions after December 31, 1997. The provisions of SFAS No. 125 for financial assets subject to prepayment is effective for financial assets held on or acquired after January 1, 1997. SFAS No. 125 is not expected to have a material impact on the financial position or results of operations of the Association.

            In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" and SFAS No. 129, "Disclosure of Information about Capital Structure." The Statements supersede APB Opinion No. 15, amend certain other accounting pronouncements, and modify the presentation of earnings per share. The Statements are effective for financial statements for both interim periods and years ending after December 15, 1997.

(2)   Risks and Uncertainties
      The Association is a community oriented financial institution which provides traditional financial services within the areas it serves. The Association is engaged primarily in the business of attracting deposits from the general public and using these funds to originate one- to four-family residential mortgage loans located primarily in Jefferson County, Missouri.

      The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the balance sheet dates and income and expenses for the periods covered. Actual results could differ significantly from these estimates and assumptions.

      The Association's operations are affected by interest rate risk, credit risk, market risk and regulations by the Office of Thrift Supervision (OTS). The Association is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets. To better control the impact of changes in interest rates, the Association has sought to improve the match between asset and liability maturities or repricing periods and rates by emphasizing the origination of one and three year, adjustable-rate mortgage loans, offering certificates of deposit with terms of up to three years and maintaining a securities portfolio with laddered maturities of up to three years. The Association uses a net market value methodology provided by the OTS to measure its interest rate risk exposure. This exposure is a measure of the potential decline in the net portfolio value of the Association based upon the effect of an assumed 200 basis point increase or decrease in interest rates. Net portfolio value is the expected net cash flows from the institution's assets, liabilities and off-balance-sheet contracts. Credit risk is the risk of default on the Association's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Association.
      The Association is subject to periodic examination by regulatory agencies which may require the Association to record increases in the allowances based on their evaluation of available information. There can be no assurance that the Association's regulators will not require further increases to the allowances.

(3)   Securities
      Securities are summarized as follows:

                                                1997
                          ------------------------------------------------
                                          Gross       Gross
                           Amortized    Unrealized  Unrealized    Market
                              Cost        Gains       Losses       Value
                          -----------  ----------  -----------   ---------
      Debt securities
       held to maturity:
        Federal agency
         obligations      $ 3,498,407       1,213      (33,231)  3,466,389
        Municipal
         obligations          491,181         651          (61)    491,771
        Corporate debt        803,590           -      (15,139)    788,451
                          -----------  ----------  -----------   ---------
                          $ 4,793,178       1,864      (48,431)  4,746,611
                          ===========  ==========  ===========   =========

      Weighted-average
       rate                      5.51%
                          ===========


                                                1996
                          ------------------------------------------------
                                          Gross       Gross
                           Amortized    Unrealized  Unrealized    Market
                              Cost        Gains       Losses       Value
                          -----------  ----------  -----------   ---------
      Debt securities
       held to maturity:
        Federal agency
         obligations      $ 3,498,467       3,640      (16,076)  3,486,031
        Municipal
         obligations          743,794           -       (2,594)    741,200
        Corporate debt      1,056,593         217      (17,216)  1,039,594
                          -----------  ----------  -----------   ---------
                          $ 5,298,854       3,857      (35,886)  5,266,825

      Weighted-average
       rate                      5.43%
                          ===========

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

      Securities with a carrying value of $900,000 were pledged to secure public deposits at March 31, 1997.

      Maturities of debt securities held to maturity at March 31, 1997 are summarized as follows:


                                            Amortized       Market
                                              Cost          Value
                                           -----------    ----------
      Due in one year or less              $ 1,824,401     1,821,819
      Due in one year through five years     2,968,777     2,924,792
                                           -----------    ----------
                                           $ 4,793,178     4,746,611
                                           ===========    ==========

(4)   Mortgage-backed and Related Securities
      Mortgage-backed and related securities held to maturity are summarized as follows:

                                                1997
                          ------------------------------------------------
                                          Gross       Gross
                           Amortized    Unrealized  Unrealized    Market
                              Cost        Gains       Losses       Value
                          -----------  ----------  -----------   ---------
      GNMA participating
       certificate        $    85,430           -       (1,071)     84,359
                          -----------  ----------  -----------   ---------
      Collateralized
       mortgage obligations:
        FHLMC                 251,483           -       (7,223)    244,260
        FNMA                  503,214           -      (11,334)    491,880
                          -----------  ----------  -----------   ---------
                              754,697           -      (18,557)    736,140
                          -----------  ----------  -----------   ---------
                          $   840,127           -      (19,628)    820,499
                          ===========  ==========  ===========   =========

      Weighted-average
       rate                      6.46%
                          ===========


                                                1996
                          ------------------------------------------------
                                          Gross       Gross
                           Amortized    Unrealized  Unrealized    Market
                              Cost        Gains       Losses       Value
                          -----------  ----------  -----------   ---------
      GNMA participating
       certificate        $   117,468           -       (1,857)    115,611
                          -----------  ----------  -----------   ---------
      Collateralized
       mortgage obligations:
        FHLMC                 251,845           -       (3,876)    247,969
        FNMA                  504,286           -       (6,161)    498,125
                          -----------  ----------  -----------   ---------
                              756,131           -      (10,037)    746,094
                          -----------  ----------  -----------   ---------
                          $   873,599           -      (11,894)    861,705
                          ===========  ==========  ===========   =========

      Weighted-average
       rate                      6.49%
                          ===========

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


(5)   Loans Receivable, Net
      Loans receivable, net are summarized as follows:

                                                1997          1996
                                           ------------   -----------
       Real estate loans:
         Single-family, 1-4 units          $ 21,141,671    20,649,338
         Multi-family, 5 or more units          363,347        33,977
         Construction                                 -        98,800
         Commercial                             812,999       948,354
         Agricultural                         1,115,832       789,057
       Consumer loans                           177,158       228,998
       Auto loans                                66,143        89,227
       Loans secured by deposits                182,511       203,063
       Student loans                             10,011        14,631
                                           ------------   -----------
                                             23,869,672    23,055,445
       Allowance for losses                     (74,285)      (72,000)
       Deferred loan fees, net                  (23,751)      (51,066)
                                           ------------   -----------
                                           $ 23,771,636    22,932,379
                                           ============   ===========
       Weighted-average rate                       8.09%         8.11%
                                           ============   ===========

      Adjustable-rate loans included in the loan portfolio amounted to approximately $20,407,000 and $20,289,000 at March 31, 1997 and 1996,
        respectively.

      Commercial real estate loans are secured by the following:

                                          1997               1996
                                        ---------          --------
            Retail strip center         $ 480,540           496,000
            Country club                        -           299,571
            Office buildings              332,459           152,783
                                        ---------          --------
                                        $ 812,999           948,354
                                        =========          ========

      Following is a summary of activity in allowance for losses:


                                          1997         1996        1995
                                        ---------    --------    --------
          Balance, beginning of year    $  72,000      60,200      48,863
            Loan charge-offs              (10,015)       (187)    (11,145)
            Loan recoveries                     -         400       1,335
            Provision charged to expense   12,300      11,587      21,147
                                        ---------    --------    --------
          Balance, end of year          $  74,285      72,000      60,200
                                        =========    ========    ========

PAGE

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


      At March 31, 1997 the Association had approximately $117,000 in nonaccrual loans (loans more than 90 days delinquent). There were no nonaccrual loans at March 31, 1996. The average balance of nonaccrual loans for the year ended March 31,1997 was approximately $118,000. Allowance for losses on nonaccrual loans amounted to approximately $12,000 at March 31, 1997. For the year ended March 31, 1997, gross interest income which would have been recorded had nonaccrual loans been current in accordance with their original terms amounted to approximately $11,000. The amount of interest income included in the Association's net earnings for the year ended March 31, 1997 was approximately $5,500.

      The Association originates loans to officers and directors of the Association in the ordinary course of business. These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons. In addition, a director of the Association is an officer of a title company which transacts business with the Association. The dollar amounts of the above transactions and related amounts due for periods covered by the consolidated financial statements have not been presented since the amounts are considered immaterial to the overall financial position or results of operations of the Association.

(6)   Premises and Equipment, Net
      Premises and equipment, net are summarized as follows:

                                        1997           1996
                                     ---------      ---------
      Land                           $ 106,420        106,420
      Office building                  321,213        313,013
      Furniture and equipment          236,850        234,569
                                     ---------      ---------
                                       664,483        654,002
      Less accumulated depreciation    306,350        288,901
                                     ---------      ---------
                                     $ 358,133        365,101
                                     =========      =========

      Depreciation expense for the years ended March 31,1997, 1996 and 1995 was $26,530, $30,455 and $30,661, respectively.

(7) Foreclosed Real Estate Held for Sale, Net Foreclosed real estate held for sale, net is summarized as follows:

                                               1997        1996
                                             ---------   --------
      Foreclosed real estate held for sale   $ 126,104          -
      Allowance for losses                           -          -
                                             ---------   --------
                                             $ 126,104          -
                                             =========   ========

      Following is a summary of activity in allowance for losses:

                                            1997       1996      1995
                                          --------   --------  --------
        Balance, beginning of year        $     -      13,000    13,000
          Charge-offs, net of gain
            on sale                             -     (10,796)      (45)
          Loss charged (gain credited)
            to operations                       -      (2,204)       45
                                          --------   --------  --------
        Balance, end of year              $     -           -    13,000
                                          ========   ========  ========

      Foreclosed real estate held for sale consists of one single-family dwelling.

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


(8)   Deposits
      Deposits are summarized as follows:

            Description and interest rate      1997        1996
                                           -----------  ----------
      NOW accounts, 2.25%                  $ 1,525,900   1,412,411
      Savings accounts, 2.75%                5,869,890   6,917,334
      Money market deposit accounts,
       4.53% and 3.50%, respectively         2,178,143   1,166,674
                                           -----------  ----------
        Total transaction accounts           9,573,933   9,496,419
                                           -----------  ----------
      Certificates:
        3.00 -  3.99%                           60,387      59,822
        4.00 -  4.99%                        2,358,252   3,997,941
        5.00 -  5.99%                       11,795,158   8,561,151
        6.00 -  6.99%                          712,752   3,189,967
        7.00 -  7.99%                          189,789     194,774
        8.00 -  8.99%                          135,026     144,360
                                           -----------  ----------
          Total certificates, 5.24%
           and 5.36%, respectively          15,251,364  16,148,015
                                           -----------  ----------
          Total deposits                   $24,825,297  25,644,434
                                           ===========  ==========

      Weighted-average rate - deposits            4.31%       4.40%
                                           ===========  ==========

      Money market deposit accounts at March 31, 1997, include public funds in the amount of $1,116,242 at a rate of 5.50%. FHLB time certificates of deposit of $1,500,000 were pledged to secure this customer deposit.

      Certificate maturities are summarized as follows:

                                               1997          1996
                                          ------------   -----------
            First year                    $ 11,198,543    12,441,200
            Second year                      3,081,476     2,775,033
            Third year                         848,473       784,533
            Fourth year                         10,000         6,562
            Fifth year                          22,500        10,000
            After fifth year                    90,372       130,687
                                          ------------   -----------
                                          $ 15,251,364    16,148,015
                                          ============   ===========

(9)   Income Taxes
      In computing Federal income tax, savings institutions are allowed a statutory bad debt deduction of otherwise taxable income of 8%, subject to limitations based on aggregate loans and deposit balances. Due to the limitation based on the level of deposits outstanding and retained earnings, the Association used the experience method bad debt deduction for the years ended March 31, 1996 and 1995. The Association also used the experience method bad debt deduction for the year ended March 31, 1997.

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


On August 20, 1996 the Small Business Job Protection Act of 1996 was signed into law. Under the Act, tax bad debt reserves in excess of the base year level (March 31, 1988) are subject to recapture and payable in equal amounts over six years in tax years beginning April 1, 1996. Since the Association's loans outstanding at March 31, 1996 were less than loans outstanding at the end of the base year, the pro rata portion of the base year tax bad debt reserves are also subject to recapture and amounted to an additional tax liability of $7,000. Provisions of the Act repealed the percentage of taxable income method for the Association effective April 1, 1996.

The provisions of SFAS No. 109 require the Association to establish a deferred tax liability for the tax effect of the tax bad debt reserves over the amounts at March 31, 1988. The Association's tax bad debt reserves, as adjusted, were $1,079,000. The estimated deferred tax liability on such amount is approximately $367,000, which has not been recorded in the accompanying consolidated financial statements. If these tax bad debt reserves are used for other than loan losses, the amount used will be subject to Federal income taxes at the then prevailing corporate rate.

The components of the net deferred tax liability are summarized as follows:

                                                        1997      1996
                                                     ---------  --------
Deferred tax liabilities:
 Tax bad debt reserves arising after March 31, 1988
   and amounts subject to recapture                  $  21,950    16,714
 FHLB stock dividends                                   48,338    48,338
 Tax over book accumulated depreciation                 63,481    66,821
 Accrued income and expense                             83,398    61,804
 Tax over book ESOP and MRDP expense                         -     2,269
                                                     ---------  --------
   Total deferred tax liabilities                      217,167   195,946
                                                     ---------  --------
Deferred tax assets:
 Deferred loan fees, net                                 8,773    19,895
 Book over tax ESOP and MRDP expense                    22,952         -
 Allowance for losses on loans and foreclosed
  real estate                                           27,442    28,051
                                                     ---------  --------
   Gross deferred tax assets                            59,167    47,946
   Valuation allowance                                       -         -
                                                     ---------  --------
   Net deferred tax assets                              59,167    47,946
                                                     ---------  --------
   Net deferred tax liability                        $ 158,000   148,000
                                                     =========  ========

Income taxes are summarized as follows:

                                    1997         1996           1995
                                 ---------    ----------     ----------
  Current:
    Federal                      $  94,000        65,000        102,000
    State                           15,000        12,000          9,000
                                 ---------    ----------     ----------
                                   109,000        77,000        111,000
                                 ---------    ----------     ----------
  Deferred:
    Federal                         15,000        21,000              -
    State                           (5,000)        1,000          6,000
                                 ---------    ----------     ----------
                                    10,000        22,000          6,000
                                 ---------    ----------     ----------
                                 $ 119,000        99,000        117,000
                                 =========    ==========     ==========

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

Deferred income tax expense represents the tax effects of reporting income and expense in different periods for financial reporting purposes than tax purposes as follows:

                                      1997        1996       1995
                                    --------    -------    -------
  Provision for loss on loans and
    foreclosed real estate          $  5,845     (3,073)    (5,543)
  Accrued income and expense          12,495     20,578      9,075
  Book depreciation less than
   (in excess of) tax depreciation    (3,340)     3,646     (3,532)
  Deferred state income taxes         (5,000)     1,000      6,000
  Other                                    -       (151)         -
                                    --------    -------     ------
                                    $ 10,000     22,000      6,000
                                    ========    =======     ======

The provision for income taxes differs from the Federal statutory corporate tax rate to earnings before income taxes as follows:

                                     1997        1996        1995
                                    ------      ------      ------
Tax at statutory rate                 34.0%       34.0%       34.0%
Increases (decreases) in taxes:
  Tax-exempt income                   (3.0)       (3.7)       (3.2)
  State income taxes,
    net of Federal tax benefit         2.1         3.0         2.8
  Average fair value versus cost
    of ESOP shares                     3.4         1.8           -
  Excess tax bad debt reserves         2.3           -           -
  Surtax exemption                     (.6)       (1.1)          -
  Other, net                           1.2        (1.8)        (.4)
                                    ------      ------      ------
    Effective tax rate                39.4%       32.2%       33.2%
                                    ======      ======      ======

(10)  Employee Benefits
      The Association participates in a multiemployer, defined benefit retirement plan which covers substantially all employees. Although the plan's assets exceed the actuarially computed value of vested benefits at June 30, 1996, the valuation date of the most recent report, the Association has an unfunded liability to the plan at March 31, 1997 of approximately $22,000 as a result of prior service cost. Plan benefits are fully vested after five years of service and are based on an employee's years of service and a percentage of the employee's average salary, using the five highest consecutive years preceding retirement. The Association's funding policy is to make contributions to the plan equal to the amount accrued as pension expense. Total pension expense for the years ended March 31, 1997, 1996 and 1995 was $35,420, $33,525 and $32,652, respectively.

      In connection with the conversion from mutual to stock form, the Association established an employee stock ownership plan (ESOP) for the benefit of participating employees. Employees are eligible to participate upon attaining age twenty-one and completing one year of service.

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


The ESOP borrowed $608,350 from the Company to fund the purchase of 60,835 shares of the Company's common stock. The purchase of shares of the ESOP was recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares. The loan is secured solely by the common stock and is to be repaid in equal quarterly installments of principal and interest payable through March 2002 at an 8.50% interest rate. The intercompany ESOP note and related interest were eliminated in consolidation.

The Association makes quarterly contributions to the ESOP which are equal to the debt service less dividends on unallocated ESOP shares used to repay the loan. Dividends on allocated shares will be paid to participants of the ESOP. The ESOP shares are pledged as collateral on the ESOP loan. Shares are released from collateral and allocated to participating employees, based on the proportion of loan principal and interest repaid and compensation of the participants. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits are payable upon a participant's retirement, death, disability or separation from service.

Effective with the reorganization date the Association adopted SOP 93-6. As shares are committed to be released from collateral, the Association reports compensation expense equal to the average fair value of the shares committed to be released. Dividends on allocated shares will be charged to stockholders' equity. Dividends on unallocated shares are recorded as a reduction to the ESOP loan. ESOP expense for the year ended March 31, 1997 and 1996 was $120,148 and $87,775, respectively. The fair value of unreleased shares based on market price of the Company's stock was $627,816 at March 31, 1997.

The number of ESOP shares at March 31, 1997 are summarized as follows:

    Allocated shares                                    7,022
    Shares released for allocation                      8,969
    Unreleased shares                                  44,844
                                                      -------
    Total ESOP shares                                  60,835
                                                      =======

On July 17, 1996 the stockholders of Joachim Bancorp, Inc. ratified the 1996 Stock Option Plan. Of the 76,044 shares reserved for issuance under the Stock Option Plan, 60,839 shares were awarded in July 1996, and the remainder are available for future awards. The stock options were awarded at $12.3125 per share which was equal to the average selling price of the Company's common stock on the NASDAQ exchange on the day prior to the date of grant. The shares granted vest ratably over a five-year period at the rate of 20% of such shares per year following the date of grant of the award and have a maximum term of ten years. At March 31, 1997 there were 3,802 shares exercisable. The Company has estimated the fair value of its stock option plan as required under SFAS No. 123 utilizing the Black-Scholes pricing model. The proforma effect on compensation expense for the year ended March 31, 1997 was considered immaterial and therefore has not been disclosed.

On July 17, 1996, the stockholders ratified the Management Recognition and Development Plan (MRDP). All 30,417 shares under the MRDP were awarded in July, 1996, to directors, executive officers and employees. Compensation expense in the amount of the fair market value of the common stock at the date of grant is recognized pro rata over a five year period following the date of grant of the award. MRDP expense for 1997 was $68,894.

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


(11)  Stockholders' Equity and Regulatory Capital
      The Company issued 760,437 shares of common stock at $10 per share in conjunction with an initial public offering completed on December 27, 1995. Net proceeds from the sale of common stock in the offering were $6,465,575, after deduction of conversion costs of $530,445, and unearned compensation related to shares issued to the Employee Stock Ownership Plan. The Company retained 50% of the net conversion proceeds, less the funds used to originate a loan to the ESOP for the purchase of shares of common stock, and used the balance of the net proceeds to purchase all of the stock of the Association in the conversion.

      Deposit account holders and borrowers do not have voting rights in the Association. Voting rights were vested exclusively with the stockholders of the holding company. Deposit account holders continue to be insured by the SAIF. A liquidation account was established at the time of conversion in an amount equal to the capital of the Association as of the date of the latest balance sheet contained in the final prospectus. Each eligible account holder or supplemental eligible account holder is entitled to a proportionate share of this account in the event of a complete liquidation of the Association, and only in such event. This share will be reduced if the account holder's or supplemental eligible account holder's deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase in the related deposit balance.

      An OTS regulation restricts the Association's ability to make capital distributions, including paying dividends. The regulation provides that an institution meeting its capital requirements, both before and after its proposed capital distribution, may generally distribute the greater of (1) 75% of its net earnings for the prior four quarters or (2) 100% of its net earnings to date during the calendar year, plus the amount that would reduce by one-half its surplus capital ratio (defined as the percentage by which the institution's capital-to-asset ratio exceeds the ratio of its capital requirements to its assets) at the beginning of the calendar year without prior supervisory approval. The regulation provides more significant restrictions on payment of dividends in the event that the capital requirements are not met.

      The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) requires that savings institutions maintain "core capital" of at least 3% of adjusted total assets. Under proposals currently being evaluated by the Office of Thrift Supervision (OTS), a savings institution's core capital requirement could be increased to between 4% and 5% of adjusted total assets. Core capital is defined to include stockholders' equity among other components. Savings institutions also must maintain "tangible capital" not less than 1.5% of adjusted total assets. "Tangible capital" is defined, generally, as core capital minus any "intangible assets." All of the Association's capital is tangible.

      In addition to requiring compliance with the core and tangible capital standards, FIRREA and the OTS regulation also require that savings institutions satisfy a risk-based capital standard. The level of such capital is based on a credit risk component and calculated by multiplying the value of each asset (including off-balance sheet commitments) by one of four risk factors. The four risk categories range from zero for cash to 100% for certain delinquent loans and repossessed property. Savings institutions must maintain an 8.0% risk-based capital level. Failure by a savings institution to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements.

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


Under the capital adequacy guidelines and regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital adequacy guidelines require Tier 1 (core) capital of at least 4% (3% under certain circumstances) of total assets, Tier 1 capital of 4% of risk-weighted assets and total capital (risk-based capital) of 8% of risk-weighted assets. As of March 31, 1997, the Association was categorized as well capitalized under the regulatory framework for prompt corrective action.

The Association's regulatory capital and regulatory capital requirements at March 31, 1997 are summarized as follows:

                                          Minimum Required   Minimum Required
                                             for Capital        to be "Well
                         Actual                Adequacy         Capitalized"
                   -----------------      ----------------   ----------------
                   Amount      Ratio      Amount     Ratio   Amount     Ratio
                   ------      -----      ------     -----   ------     -----
                                         (Dollars in Thousands)

Consolidated
 stockholders'
  equity          $10,334

Stockholders'
 equity of
 Company          $(2,770)

Tangible capital  $ 7,564      22.7%      $   500      1.5%

General valuation
 allowance        $    74


Total capital
 to risk-weighted
 assets           $ 7,638      46.7%      $ 1,309        8%  $ 1,636       10%

Tier 1 capital
 to risk-weighted
 assets           $ 7,564      46.2%      $   654        4%  $   981        6%

Tier 1 capital
 to total assets  $ 7,564      22.7%      $ 1,000        3%  $ 1,667        5%

(12)  Financial Instruments with Off-Balance-Sheet Risk
      The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments generally include commitments to originate mortgage loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Association's maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount and related accrued interest receivable of those instruments.
      The Association minimizes this risk by evaluating each borrower's creditworthiness on a case-by-case basis. Generally, collateral held by the Association consists of a first or second mortgage on the borrower's property. The Association generally offers adjustable-rate loans in order to reduce the sensitivity of its earnings to interest rate fluctuations. Commitments at March 31, 1997 to originate adjustable-rate mortgage loans were approximately $193,000, expiring in 90 days or less.

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


(13)  Condensed Parent Company Only Financial Statements
      The following condensed balance sheets and condensed statements of earnings and cash flows for Joachim Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

                             BALANCE SHEETS

                                                      March 31,
                                            ---------------------------
               Assets                          1997            1996
               ------                       -----------      ----------

      Cash and cash equivalents             $   165,487       1,319,229
      Certificates of deposit                   552,899          50,242
      Securities held to maturity             1,553,590       1,556,341
      ESOP note receivable                      461,259         532,306
      Accrued interest receivable                40,539          14,550
      Investment in subsidiary                7,563,985       7,279,073
      Other assets                               14,156           7,604
                                            -----------      ----------
             Total assets                   $10,351,915      10,759,345
                                            ===========      ==========

      Liabilities and Stockholders' Equity
      ------------------------------------

      Other liabilities                     $     2,446           7,000
      Accrued income taxes                            -           1,000
      Deferred tax liability                     15,000               -
                                            -----------      ----------
        Total liabilities                        17,446           8,000
      Stockholders' equity                   10,334,469      10,751,345
                                            -----------      ----------
        Total liabilities
          and stockholders' equity          $10,351,915      10,759,345
                                            ===========      ==========


                           STATEMENTS OF EARNINGS

                                                               Period from
                                               Year Ended   December 27, 1995
                                                March 31,      to March 31,
                                                  1997            1996
                                               ----------      ------------
      Equity in earnings of the Association    $   95,870           185,776
      Interest income                             193,218            53,069
      Other expenses                              (59,350)          (15,309)
      Income taxes                                (47,000)          (15,000)
                                               ----------      ------------
      Net earnings                             $  182,738           208,536
                                               ==========      ============

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


                          STATEMENTS OF CASH FLOWS

                                                            Period from
                                             Year Ended   December 27, 1995
                                             March 31,      to March 31,
                                               1997            1996
                                           -----------      ------------
Cash flows from operating activities:
  Net earnings                             $   182,738           208,536
  Adjustments to reconcile net earnings
    to net cash provided by (used for)
    operating activities:
    Equity in earnings of Association          (95,870)         (185,776)
    Amortization of premiums on securities       2,751               231
    Interest credited to certificates
      of deposit                                (2,657)             (242)
    Decrease (increase) in:
      Accrued interest receivable              (25,989)          (14,550)
      Other assets                              (6,552)           (7,604)
    Increase (decrease) in:
      Other liabilities                         (4,554)            7,000
      Accrued income taxes                      (1,000)            1,000
      Deferred tax liability                    15,000                 -
                                           -----------      ------------
        Net cash provided by (used for)
        operating activities                    63,867             8,595
                                           -----------      ------------
Cash flows from investing activities:
  Loan to ESOP                                       -          (608,350)
  Principal collected on loan to ESOP           71,047            76,044
  Purchase of common stock of Association            -        (3,536,962)
  Purchase of certificates of deposit         (500,000)          (50,000)
  Purchase of securities held to maturity            -        (1,556,572)
                                           -----------      ------------
    Net cash provided by (used for)
    investing activities                      (428,953)       (5,675,840)
                                           -----------      ------------
Cash flows from financing activities:
  Proceeds from sale of common stock                 -         7,073,925
  Cash dividends                              (353,313)          (87,451)
  Purchase of treasury stock                  (435,343)                -
                                           -----------      ------------
    Net cash provided by (used for)
    financing activities                      (788,656)        6,986,474
                                           -----------      ------------
Net increase (decrease) in cash and
  cash equivalents                          (1,153,742)        1,319,229
Cash and cash equivalents at beginning
  of period                                  1,319,229                 -
                                           -----------      ------------
Cash and cash equivalents at end
  of period                                $   165,487         1,319,229
                                           ===========      ============

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


(14)  Fair Value of Financial Instruments
      The carrying amounts and estimated fair values of the Company's financial instruments, are summarized as follows:

                                         1997                    1996
                                -----------------------  ---------------------
                                 Carrying      Fair      Carrying      Fair
                                  Amount       Value      Amount       Value
                                -----------  ----------  ---------  ----------
Non-trading instruments
 and nonderivatives:
  Cash and cash equivalents    $  2,091,535   2,091,535   5,384,802  5,384,802
  Certificates of deposit         3,052,899   3,052,899   1,300,242  1,300,242
  Securities held to maturity     4,793,178   4,746,611   5,298,854  5,266,825
  Stock in FHLB of Des Moines       288,500     288,500     288,500    288,500
  Mortgage-backed and related
    securities held to maturity     840,127     820,499     873,599    861,705
  Loans receivable, net          23,771,636  24,167,873  22,932,379 23,383,360

  Deposits                     $ 24,825,297  24,828,347  25,644,434 25,726,206


The following methods and assumptions were used in estimating the fair values of financial instruments:

Cash and cash equivalents and certificates of deposit are valued at their carrying amounts due to the relatively short period to maturity of the instruments.

Fair values of securities and mortgage-backed and related securities are based on quoted market prices or, if unavailable, quoted market prices of similar securities.

Stock in FHLB of Des Moines is valued at cost, which represents redemption value and approximates fair value.

Fair values are computed for each loan category using market spreads to treasury securities for similar existing loans in the portfolio and management's estimates of prepayments.

Deposits with no defined maturities, such as NOW accounts, savings accounts and money market deposit accounts, are valued at the amount payable on demand at the reporting date.

The fair value of certificates of deposit is computed at fixed spreads to treasury securities with similar maturities.

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                       Consolidated Balance Sheets
                               (Unaudited)


                                            December 31,     March 31,
      Assets                                    1997           1997
      ------                                ------------     ----------
Cash and cash equivalents                   $  2,311,210      2,091,535
Certificates of deposit                        1,144,003      3,052,899
Securities held to maturity,
  at amortized cost (market value
  of $3,612,987 and $4,746,611,
  respectively)                                3,619,721      4,793,178
Stock in Federal Home Loan Bank
  of Des Moines                                  288,500        288,500
Mortgage-backed securities held
  to maturity, at amortized cost
  (market value of $823,465 and
  $820,499, respectively)                        822,912        840,127
Loans receivable, net                         25,291,566     23,771,636
Premises and equipment, net                      477,500        358,133
Foreclosed real estate held for sale, net              -        126,104
Accrued interest receivable:
  Securities and certificates of deposit         111,202        170,483
  Mortgage-backed securities                       4,550          4,651
  Loans receivable                               137,573        132,476
Other assets                                      20,726         26,624
                                            ------------     ----------
      Total assets                          $ 34,229,463     35,656,346
                                            ============     ==========

  Liabilities and Stockholders' Equity
  ------------------------------------

Deposits                                    $ 24,027,831     24,825,297
Accrued interest on deposits                      10,724         25,137
Advances from borrowers for taxes
  and insurance                                    6,961        122,711
Other liabilities                                 61,183        143,890
Income taxes payable                             225,552        204,842
                                            ------------     ----------
       Total liabilities                      24,332,251     25,321,877
                                            ------------     ----------
Commitments and contingencies
Stockholders' equity;
  Preferred stock, $.01 par value;
    1,000,000 shares
    authorized; none issued and
    outstanding                                        -              -
  Common stock, $.01 par value;
    5,000,000 shares authorized;
    760,437 shares issued                          7,604          7,604
  Additional paid-in capital                   7,079,257      7,047,500
  Common stock acquired by ESOP                 (381,172)      (448,440)
  Common stock acquired by MRDP                 (252,248)      (305,615)
  Treasury stock, at cost, 38,022 shares        (544,190)             -
  Retained earnings - substantially
    restricted                                 3,987,961      4,033,420
                                            ------------     ----------
      Total stockholders' equity               9,897,212     10,334,469
                                            ------------     ----------
      Total liabilities and stockholders'
        equity                              $ 34,229,463     35,656,346
                                            ============     ==========

See accompanying notes to consolidated financial statements.

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                   Consolidated Statements of Earnings
                               (Unaudited)


                                Three Months Ended     Nine Months Ended
                                   December 31,           December 31,
                                ------------------    --------------------
                                  1997      1996         1997      1996
                                --------  --------    ---------  ---------
Interest income:
  Loans receivable              $496,452   480,070    1,486,148  1,417,960
  Mortgage-backed securities      13,328    13,824       40,345     41,891
  Securities                      57,238    70,463      197,830    217,558
  Other interest-earning assets   56,591    65,877      167,508    230,375
                                --------  --------    ---------  ---------
    Total interest income        623,609   630,234    1,891,831  1,907,784
Interest expense on deposits     271,099   265,083      814,652    810,345
                                --------  --------    ---------  ---------
  Net interest income            352,510   365,151    1,077,179  1,097,439
Provision for loan losses          2,000     2,000        6,641      5,500
                                --------  --------    ---------  ---------
  Net interest income after
  provision for loan losses      350,510   363,151    1,070,538  1,091,939
                                --------  --------    ---------  ---------
Noninterest income:
  Loan service charges             5,418     5,198       15,165     19,736
  NOW service charges              5,162     4,944       14,493     17,030
  Gain on investment in
    data center                        -         -            -     12,668
  Other                              904     1,756         2,476     4,329
                                --------  --------    ---------  ---------
    Total noninterest income      11,484    11,898       32,134     53,763
                                --------  --------    ---------  ---------
Noninterest expense:
  Compensation and benefits      170,888   180,093      545,588    532,275
  Occupancy expense                4,987     5,153       15,843     15,746
  Equipment and data processing
    expense                       18,657    17,780       54,980     57,283
  Loss (gain) on foreclosed real
    estate, net                        -         -       (7,387)         -
  SAIF deposit insurance premium   3,882    14,503       11,663     43,693
  SAIF deposit special assessment      -         -            -    167,146
  Professional services           33,930    13,206       72,809     54,523
  Other                           33,497    27,520       75,879     87,072
                                --------  --------    ---------  ---------
    Total noninterest expense    265,841   258,255      769,375    957,738
                                --------  --------    ---------  ---------
    Earnings before income taxes  96,153   116,794      333,297    187,964
Income taxes                      35,725    40,325      124,665     61,325
                                --------  --------    ---------  ---------
    Net earnings                $ 60,428    76,469      208,632    126,639
                                ========  ========    =========  =========
Basic earnings per common share $    .09       .11          .30        .18
                                ========  ========    =========  =========
Diluted earnings per common
  share                         $    .09       .11          .30        .18
                                ========  ========    =========  =========
Dividends per common share      $   .125      .125         .375       .375
                                ========  ========    =========  =========

See accompanying notes to consolidated financial statements.

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                    Consolidated Statements of Cash Flows
                                (Unaudited)
                                                        Nine Months Ended
                                                           December 31,
                                                   --------------------------
                                                       1997           1996
                                                   -----------    -----------
Cash flows from operating activities:
  Net earnings                                     $   208,632        126,639
  Adjustments to reconcile net earnings
   to net cash provided by (used for)
   operating activities:
    Depreciation expense                                17,364         20,685
    ESOP expense                                        99,025         87,931
    MRDP expense                                        53,367         51,105
    Amortization of premiums (discounts),
     net on securities and MBS                           3,457          3,445
    Provision for loan losses                            6,641          5,500
    Loss (gain) on foreclosed real estate, net          (7,387)             -
    Decrease (increase) in:
     Accrued interest receivable                        54,285        (36,961)
     Other assets                                        5,898         55,637
    Increase (decrease) in:
     Accrued interest on deposits                      (14,413)        (7,486)
     Other liabilities                                 (82,707)        (1,003)
     Income taxes payable                               20,710              -
    Other, net                                          (1,816)        (1,989)
                                                   -----------    -----------
      Net cash provided by (used for) operating
       activities                                      363,056        303,503
                                                   -----------    -----------
Cash flows from investing activities:
  Loans receivable:
    Originated                                      (4,497,410)    (3,572,775)
    Purchased                                                -     (1,337,688)
    Principal collections                            2,942,007      3,709,552
  Principal collections on mortgage-backed
    securities                                          17,215         19,730
  Securities held to maturity - proceeds
    from maturity                                    1,170,000        500,000
  Certificates of deposit:
    Purchased                                         (600,000)    (2,500,000)
    Proceeds from maturity                           2,510,712      1,250,000
  Purchases of premises and equipment                 (136,731)        (6,559)
  Proceeds from sale of (additions to)
    foreclosed real estate, net                        162,323              -
                                                   -----------    -----------
      Net cash provided by (used for)
      investing activities                           1,568,116     (1,937,740)
                                                   -----------    -----------
Cash flows from financing activities:
  Net increase (decrease) in:
    Deposits                                          (797,466)    (1,580,425)
    Advances from borrowers for taxes
      and insurance                                   (115,750)       (80,671)
  Purchase of treasury stock                          (544,190)             -
  Cash dividends                                      (254,091)      (264,984)
                                                   -----------    -----------
    Net cash provided by (used for)
      financing activities                          (1,711,497)    (1,926,080)
                                                   -----------    -----------
    Net increase (decrease) in cash
      and cash equivalents                             219,675     (3,560,317)
  Cash and cash equivalents at beginning of period   2,091,535      5,384,802
                                                   -----------    -----------
  Cash and cash equivalents at end of period       $ 2,311,210      1,824,485
                                                   ===========    ===========
  Supplemental disclosures of cash flow information:
    Cash paid during the period for:
      Interest on deposits                         $   829,065        817,831
      Income taxes                                     103,675         24,000
  Real estate acquired in settlement of loans      $    28,832        100,816

See accompanying notes to consolidated financial statements.

                    JOACHIM BANCORP, INC. AND SUBSIDIARY

                 Notes to Consolidated Financial Statements


(1) The information contained in the accompanying consolidated financial statements is unaudited. In the opinion of management, the financial statements contain all adjustments (none of which were other than normal recurring entries) necessary for a fair statement of the results of operations for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results which may be expected for the entire fiscal year. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended March 31,1997 contained in the Annual Report to stockholders and as an exhibit filed with Form 10-KSB.

(2) On December 29, 1997, Joachim Bancorp, Inc. (Company) entered into a definitive merger agreement (Agreement) with First State Bancshares, Inc. (First State) pursuant to which the Company will be merged into First State and the Company's wholly-owned subsidiary, Joachim Federal Savings and Loan Association, will be merged into First State's wholly-owned subsidiary, First State Community Bank. The Agreement provides that each share of the Company's common stock will be exchanged for $17.25 in cash.

      Options to purchase shares of the Company's common stock granted pursuant to its 1996 Stock Option Plan will be canceled as of the effective date of the merger. In lieu thereof the holders of such options will be paid $4.9375 for each share of the Company's common stock the holder of the option formerly had the right to purchase. Unvested restricted shares of the Company's common stock granted pursuant to its 1996 Management Recognition and Development Plan will be canceled as of the effective date of the merger. In lieu thereof the holders of such shares will be paid $17.25 for each share.

      Pursuant to the Agreement, the Company has agreed to pay First State a termination fee of $500,000 in the event the Agreement is terminated under certain conditions. Consummation of the merger is subject to several conditions, including receipt of applicable regulatory approval, completion of due diligence by First State and approval by the Company's stockholders.

(3) In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" and SFAS No. 129, "Disclosure of Information about Capital Structure." The Statements supersede APB Opinion No. 15, amend certain other accounting pronouncements, and modify the presentation of earnings per share. The Statements are effective for financial statements for both interim periods and years ending after December 15, 1997. Following is a summary of basic and diluted earnings per common share for the three and nine months ended December 31, 1997 and the three and nine months ended December 31, 1996, as restated, under SFAS No. 128:

                                      Three Months Ended   Nine Months Ended
                                         December 31,         December 31,
                                      ------------------   ------------------
                                        1997      1996        1997     1996
                                      --------  --------   --------- --------
Net earnings                          $ 60,428    76,469     208,632  126,639
                                      ========  ========   ========= ========
Weighted-average shares - Basic EPS    683,177   712,230     685,912  709,988
Stock options under treasury
  stock method                          14,021     9,178      14,021    9,178

                                      --------  --------   --------- --------
Weighted-average shares - Diluted EPS  697,198   721,408     699,933  719,166
                                      ========  ========   ========= ========

Basic earnings per common share       $    .09       .11         .30      .18
                                      ========  ========   ========= ========

Diluted earnings per common share     $    .09       .11         .30      .18
                                      ========  ========   ========= ========

                                                                    APPENDIX A

                             AGREEMENT AND PLAN OF MERGER
                             ----------------------------

      This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the date last below written by and among FIRST STATE BANCSHARES, INC., a Missouri corporation ("First State"), FSB Sub, Inc., a Missouri corporation ("FSB," and collectively with First State, the "First State Entities") and JOACHIM BANCORP, INC., a Missouri corporation ("Joachim"):

      WHEREAS, Joachim is the beneficial and record owner of 100 percent of the issued and outstanding shares of the capital stock of Joachim Federal Savings and Loan Association ("JFSL"); and

      WHEREAS, First State is the beneficial and record owner of 100 percent of the issued and outstanding shares of the capital stock of FSB; and

      WHEREAS, the respective Boards of Directors of the First State Entities and Joachim have authorized the execution and delivery of this Agreement; and

      WHEREAS, the First State Entities and Joachim desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated by this Agreement;

      NOW, THEREFORE, in consideration of the premises and of the representations, warranties, and agreements herein contained, the parties agree as follows:

                                    ARTICLE I
                                    ---------
                                    The Merger

      1.01 The Merger. Subject to the terms and conditions of this Agreement, FSB shall be merged with and into Joachim (the "Merger") in accordance with the Missouri General and Business Corporation Law (the "Missouri Act") and the separate corporate existence of FSB shall cease. Joachim shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation").

      1.02 Closing. The closing (the "Closing") of the Merger shall take place, subject to satisfaction or waiver of all conditions set forth in
Article VI hereof, at the offices of Suelthaus & Walsh, P.C., 7733
Forsyth Blvd., 12th Floor, St. Louis, Missouri 63105, at 10:00 am., local time, on such date as the First State Entities shall notify Joachim in writing (such notice to be reasonably in advance of the Closing), but not earlier than the later of (i) five business days after the special meeting of Joachim shareholders held to approve this Agreement and (ii) 30 days after receipt of approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or at such other time and place as the First State Entities and Joachim shall agree (the "Closing Date").

      1.03 Effective Time. On the Closing Date, the First State Entities will cause the Merger to be consummated by delivering to the Missouri Secretary of State for filing articles of merger (the "Articles of Merger") in such form as required by, and duly executed and acknowledged in accordance with, the relevant provisions of the Missouri Act. The Merger shall be effective (the "Effective Time") at the time specified in such Articles of Merger.

      1.04 Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of FSB in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation, and the Articles of Incorporation and Bylaws of Joachim shall be changed accordingly, and this shall continue in each case until amended in accordance with their respective provisions and applicable law.

      1.05  Board of Directors and Officers.

      (a) At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of FSB immediately prior to the Effective Time and the terms of those directors after

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
the Effective Time shall be the same as their respective terms immediately prior to the Effective time (either by operation of this Agreement or by action of First State as the sole shareholder of the Surviving Corporation immediately after the Effective Time).

      (b) At the Effective Time, the officers of FSB shall become the officers of the Surviving Corporation until their respective successors are duly elected and qualified, and the prior officers of Joachim shall be relieved of their offices with Joachim and JFSL.

      1.06 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments, or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its right, title, or interest in, to, or under any of the rights, properties, or assets of Joachim, or (ii) otherwise carry out the purposes of this Agreement, Joachim and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, or assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Joachim or otherwise to take any and all such actions.

      1.07 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the First State Entities, Joachim, or the holder of any of the following securities:

      (a) The shares of common stock, par value $0.01 per share, of Joachim ("Joachim Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted into and become rights of the holders thereof to receive $17.25 in cash for each one share of Joachim Common Stock (in the aggregate the "Merger Consideration"). No such conversion shall be made in respect of any such shares of Joachim Common Stock ("Dissenting Shares") the holder of which has effectively demanded pursuant to the Missouri Act the appraisal of such shares and who has timely filed a written objection to the Merger and who neither voted in favor of, nor consented in writing to, the Merger, and who, as a result thereof, is entitled to receive the payment of the fair value of such holder's shares of Joachim Common Stock from the Surviving Corporation in accordance with the Missouri Act (the "Dissenting Shareholder"). No conversion shall be made with respect to any treasury shares of Joachim Common Stock.

      (b) Each share of common stock of FSB issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding from and after the Effective Time, and shall for all purposes be deemed to be validly issued and outstanding shares of the Surviving Corporation.

      (c) The holders of the Dissenting Shares, if any, shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the Missouri Act. Liabilities, if any, of the Surviving Corporation to make payment to the holders of Dissenting Shares pursuant to the Missouri Act shall be, and the same hereby are, guaranteed and paid as required by law by First State, just as if First State were deemed the Surviving Corporation under the Missouri Act and obligated to make such payments thereunder.

      (d) If, in accordance with the Missouri Act any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable share of the Merger Consideration.

      (e) Joachim shall give the First State Entities (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the Missouri Act received by Joachim, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands under the Missouri Act. Joachim shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of the First State Entities, settle or offer to settle any such demands.

      (f) As used herein, the term "Capital Change" includes stock splits, stock dividends, combinations of shares, distributions of warrants or other rights, and/or any other capital rearrangements (other than cash dividends permitted herein) by Joachim. In the event that any Capital Change occurs between the date of this Agreement and the Closing Date respecting the shares of Joachim Common Stock, the Merger Consideration to be received for such shares, as set forth in subsection (a) of this Section, shall be equitably adjusted so that the holders of Joachim Common Stock will receive (in lieu of $17.25 per share of Joachim Common Stock) the same dollar amount that such holder would have received in the Merger, had the Effective Time been immediately prior to such Capital Change. This provision shall apply severally in the event of successive Capital Changes.

      (g) With respect to the options to purchase 60,839 shares of Joachim Common Stock granted by Joachim pursuant to its 1996 Stock Option Plan, such options shall, as of the Effective Time, be canceled, and in lieu thereof the holders of such options shall be paid $4.9375 for each share of Joachim Common Stock the holder of the option formerly had the right to purchase and such holders shall have no other rights, privileges, or benefits arising out of or resulting from the grant of said options. In the event of a Capital Change, the amount to be paid per option share shall be equitably adjusted such that the holders will receive an amount per option share, after adjustment, that is equivalent to the difference between the exercise price of the options ($12.3125 per share prior to adjustment) and the merger consideration per share of Joachim Common Stock ($17.25 per share prior to adjustment). At the Effective Time the 1996 Stock Option Plan shall be deemed terminated.

     (h) With respect to the 23,113 unvested restricted shares of Joachim Common Stock granted by Joachim pursuant to its 1996 Management Recognition and Development Plan, such shares shall, as of the Effective Time, be canceled, and in lieu thereof the holders of such shares shall be paid $17.25 for each share and such holders shall have no other rights, privileges, or benefits arising out of or resulting from the grant of such restricted shares. At the Effective Time the 1996 Management Recognition and Development Plan shall be deemed terminated.

      1.08  Surrender and Exchange of Shares.

      (a) After the Effective Time, each holder of a certificate or certificates theretofore evidencing outstanding shares of Joachim Common Stock shall, upon surrender of the same to First State Community Bank, Farmington, Missouri (the "Exchange Agent"), be entitled to receive in exchange therefor such portion of the Merger Consideration as shall be attributable to the shares of Joachim Common Stock theretofore represented by the certificate or certificates so surrendered, all as determined pursuant to Section 1.07. At the Effective Time, First State shall deliver the Merger Consideration to the Exchange Agent for subsequent delivery to the former holders of Joachim Common Stock, as hereinafter provided. Promptly after the Effective Time the Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Time evidenced shares of Joachim Common Stock, and which is to be exchanged for Merger Consideration, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms and the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent such certificate in exchange for the portion of the Merger Consideration attributable to the Joachim Common Stock being surrendered. Upon receipt by the Exchange Agent of a properly completed and executed letter of transmittal and applicable certificate for shares of Joachim Common Stock, the Exchange Agent shall promptly forward to the person(s) properly designated in the letter of transmittal the applicable portion of the Merger Consideration that may be due. After 180 days following the Effective Time, the Exchange Agent shall deliver to First State all undistributed Merger Consideration (including any interest received with respect thereto) which First State, or any of the First State Entities have transferred to the Exchange Agent and which have not been disbursed to holders of certificates formerly representing shares of Joachim Common Stock, and thereafter such holder shall be entitled to look to the First State Entities, jointly and/or severally (subject to abandoned property, escheat, and other similar laws) with respect to such of the foregoing as would otherwise be deliverable or payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of shares of Joachim Common Stock for any consideration paid to a public official pursuant to any applicable abandoned property, escheat, or similar laws.

      (b) If any portion of the Merger Consideration is to be issued to a person other than the person in whose name the certificate so surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to First State any transfer or other taxes required by reason of the payment of a portion of the Merger Consideration to a person other than the person who is the registered holder of the certificate surrendered or otherwise establish to the satisfaction of First State that such tax has been paid or is not payable.

      1.09 Closing of Stock Transfer Books. The stock transfer books of Joachim shall be closed at the Effective Time. In the event of a transfer of ownership of Joachim Common Stock which is not registered in the transfer records of Joachim, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee if the certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. The First State Entities and the Exchange Agent shall be entitled to rely upon the stock transfer books of Joachim to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Joachim Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the First State Entities and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such consideration.

      1.10 Subsidiary Merger. It is the intention of the parties hereto that simultaneously with the Effective Time JFSL will merge with and into First State Community Bank, a wholly-owned subsidiary of First State, and that First State Community Bank shall be the survivor of such merger and the former banking office of JFSL shall become a branch of First State Community Bank (collectively such transactions, together will all related and ancillary transactions, are referred to as the "Subsidiary Merger"). Joachim and JFSL shall cooperate with First State in obtaining all requisite federal and/or state regulatory approvals for the Subsidiary Merger, including, but not limited to causing JFSL to enter into an agreement with First State Community Bank providing for the Subsidiary Merger in such form as First State shall reasonably deem advisable (the "Subsidiary Merger Agreement") and such regulatory applications as First State shall deem necessary to accomplish the Subsidiary Merger.

                               ARTICLE II
                               ----------
                Representations and Warranties of Joachim

      As a material inducement to the First State Entities to enter into and perform their respective obligations under this Agreement, and notwithstanding any examinations, inspections, audits, and other investigations heretofore and hereafter made by the First State Entities, Joachim hereby represents and warrants to the First State Entities as follows:

      2.01 Organization and Authority. Joachim is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri. Joachim is registered as a savings and loan holding company with the Office of Thrift Supervision ("OTS") under the Home Owners Loan Act ("HOLA"). Joachim has no subsidiaries except JFSL and those set forth on
Schedule 2.01 (together with JFSL, the "Subsidiaries").

      JFSL is chartered as a federal savings and loan association, is duly organized, validly existing, and in good standing under the laws of the United States of America, and its deposits are insured up to applicable limits by Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC") under the Federal Deposit Insurance Act of 1950, as amended (the "FDIC Act"). Each of Joachim and JFSL possess all corporate power and authority to own and operate their respective properties and to carry out their respective businesses as and where the same are now being conducted. The character of the properties owned or leased by each of Joachim and JFSL and the nature of the business transacted by each do not require that either of them be qualified to do business in any other jurisdiction.

      Each of the Subsidiaries other than JFSL is duly organized, validly existing, and in good standing in its state of incorporation and in all states in which it does business or owns or leases property. Each of the Subsidiaries other than JFSL possesses all corporate power and authority to own and operate its respective properties and to carry out its respective businesses as and where the same are now being conducted.

      2.02 Corporate Authorization; Records. Joachim has the corporate power and authority to enter into this Agreement and, subject to the approval of the Merger by the shareholders of Joachim and such approvals of government agencies and other governing boards having regulatory authority over Joachim and the Subsidiaries as may be required by applicable law, rule, or regulation, to carry out its obligations hereunder. The only shareholder vote of Joachim required to approve the Merger is the affirmative vote of the holders of two-thirds of the outstanding shares of Joachim Common Stock, entitled to vote at any meeting of shareholders of Joachim held for such purpose. The execution, delivery, and performance of this Agreement by Joachim and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Joachim. Subject to the approvals as aforesaid, this Agreement is the valid and binding obligation of Joachim, enforceable against Joachim in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

      Neither the execution, delivery and performance by Joachim of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Joachim with any of the provisions hereof, will (a) except as set forth in Schedule 2.02 attached hereto and except for non-material breaches which individually and in the aggregate do not or will not have a material adverse affect upon the financial condition, results of operations, business, assets, or operations of Joachim and the Subsidiaries taken as a whole, violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge, or encumbrance upon any of the properties or assets of Joachim or any of the Subsidiaries under any of the terms, conditions, or provisions of (i) the articles of incorporation, articles of association, or Bylaws of each, or
(ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Joachim or any of the Subsidiaries is a party or by which it may be bound, or to which Joachim or any of the Subsidiaries or any of the properties or assets of Joachim or any of the Subsidiaries may be subject, or (b) subject to compliance with the statutes and regulations referred to in this Section, violate any judgment, ruling, order, writ, injunction, decree, or to the best of Joachim's knowledge, any statute, rule, or regulation applicable to Joachim or any of the Subsidiaries or any of their respective properties or assets.

      Other than in connection or in compliance with the provisions of the Missouri Act, the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), or filings, consents, reviews, authorizations, approvals, or exemptions required under the Bank Holding Company Act of 1956 ("BHC Act"), notice filings with the OTS under the HOLA, or any required approvals of the Missouri Division of Finance (the "Division of Finance"), and the FDIC, no notice to, filing with, exemption or review by, or authorization, consent, or approval of, any public body or authority is necessary for the consummation by Joachim of the transactions contemplated by this Agreement.

      The minute books and stock records of Joachim and the Subsidiaries are complete and correct in all material respects and accurately reflect in all material respects all meetings, consents and other actions of the organizers, incorporators, shareholders, boards of directors, and committees of the boards of directors occurring since the organization of each.

      2.03  Subsidiaries of Subsidiaries.  Except as set forth in Schedule
2.03 attached hereto, the Subsidiaries have no subsidiaries and do not control, or have any interest in any other corporation, partnership, joint venture, or other business association (other than any interest pledged to JFSL in the ordinary course of their business as security for the obligations of third parties to JFSL or held by JFSL as a consequence of their exercise of rights and remedies in respect of any interest pledged as security in respect of such obligations).

      2.04 Capitalization of Joachim. The authorized stock of Joachim consists of 5,000,000 shares of common stock, par value $0.01 per share, of which, as of the date hereof, 722,415 shares were issued and outstanding, and 38,022 shares are issued but not outstanding and held in treasury, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the date hereof, none were issued and outstanding. Except as set forth in
Schedule 2.04, there are no other shares of capital stock or other equity securities of Joachim outstanding and no other options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of Joachim, or contracts, commitments, understandings, or arrangements by which Joachim is or may become bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Schedule 2.04 summarizes all plans and agreements for all options, warrants, scrip, rights to subscribe to, calls, and commitments, and the number of shares for which each is subject. All of the issued and outstanding shares of Joachim Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right to any shareholder of Joachim.

      2.05 Capitalization of the Subsidiaries. The authorized capital stock of JFSL consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding and 9,000 shares of preferred stock, none of which are outstanding. Joachim has and will have as of the Closing Date good and marketable title to all then issued and outstanding shares of the common stock of JFSL, free and clear of any liens, claims, charges, encumbrances, and assessments of any kind or nature whatsoever, except as set forth in Schedule 2.05 attached hereto. There are no other shares of capital stock or other equity securities of JFSL outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of JFSL, or contracts, commitments, understandings, or arrangements by which JFSL is or may become bound to issue additional shares of capital stock or options, warrants, or rights to purchase or acquire any additional shares of capital stock. All of the issued and outstanding shares of JFSL's common stock are validly issued, fully paid, and nonassessable.

      The authorized capital stock of each of the Subsidiaries (other than JFSL) is described in Schedule 2.05 attached hereto under the heading "Capitalization of Non-Thrift Subsidiaries." Joachim has and will have as of the Closing Date good and marketable title to all then issued and outstanding shares of common stock of each Subsidiary (other than JFSL), free and clear of any liens, claims, charges, encumbrances, and assessments of any kind or nature whatsoever, except as set forth in Schedule 2.05 attached hereto.
There are no other shares of capital stock or other equity securities of any of the Subsidiaries (other than JFSL) outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of each Subsidiary (other than JFSL), or contracts, commitments, understandings, or arrangements by which any such Subsidiary (other than JFSL) is or may become bound to issue additional shares of capital stock or options, warrants, or rights to purchase or acquire any additional shares of capital stock. All of the issued and outstanding shares of common stock of each Subsidiary (other than JFSL) are validly issued, fully paid, and nonassessable.

      2.06  Financial Statements.

      (a) Not later than seven business days following execution of this Agreement, Joachim shall furnish First State with copies of the following financial statements:

      (i) Consolidated balance sheets, statements of income or loss, statements of cash flows, and statements of shareholders' equity, together with the notes thereto, as certified by Joachim's independent certified public accountants, for each of the years in the 3-year period ending March 31, 1997, and unaudited consolidated balance sheets and statements of income or loss and statements of shareholders' equity at and for the periods ending June 30 and September 30, 1997, together with copies of the H-(b)11 reports filed with the OTS, containing such financial statements;


      (ii)  <RESERVED>;

      (iii) The Thrift Financial Reports of JFSL as of March 31, 1995, 1996, and 1997, and as of June 30 and September 30, 1997, as furnished by JFSL to the OTS; and

      (iv) The balance sheet, the statement of income or loss, the statement of cash flows, and the statement of shareholders' equity for each of the Subsidiaries (other than JFSL) at and for the period ending March 31, 1997;

      (b) The financial statements referenced above in subsection (a) of this Section are referred to collectively as the "Financial Statements." The Financial Statements have been prepared in accordance with the books and records of Joachim and the Subsidiaries in accordance with generally accepted accounting principles consistently applied, and present fairly the consolidated financial position of Joachim and the financial position of the Subsidiaries at the dates thereof and the consolidated results of their operations and cash flows of Joachim; except that the Thrift Financial Reports have been prepared in accordance with regulatory accounting principles rather than generally accepted accounting principles, and that statements for interim periods are subject to normal adjustments.

      (c) Joachim and the Subsidiaries have each prepared, kept, and maintained through the date hereof true, correct, and complete financial and other books and records of their affairs which fairly reflect their respective assets, properties, liabilities, and operations.

      (d) All of the accounts, notes, other receivables, and investment securities which are reflected in the Financial Statements were acquired in the ordinary course of business.

      2.07 Reports. Joachim and the Subsidiaries have filed all reports, registrations, and statements, together with any required amendments thereto, that they were required to file with (i) the OTS, (ii) the FDIC, (iii) the Securities and Exchange Commission (the "SEC") and (iv) any applicable state securities authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Joachim Reports." As of their respective dates, the Joachim Reports complied in all material respects with all published rules and regulations promulgated by the OTS, the FDIC, the SEC, and any applicable state securities authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Not later than seven business days following execution of this Agreement, Joachim shall furnish First State with copies of all of the Joachim Reports filed with the SEC by Joachim pursuant to the Exchange Act.

      2.08  Title to and Condition of Subsidiary Assets.

      (a) Except as may be reflected in the Financial Statements, Joachim and the Subsidiaries have, and at the Closing Date will have, good and marketable title to all of their respective properties and assets reflected on the Financial Statements, free and clear of any liens, charges, pledges, encumbrances, defects, claims, or rights of third parties, except:

      (i) as set forth in Schedule 2.08 attached hereto under the heading "Encumbrances;" or

      (ii) for liens for taxes, assessments, or other governmental charges not yet delinquent; or

      (iii) with respect to real property only, for such easements and other encumbrances as do not individually or in the aggregate materially and adversely affect the use or value of such real estate.

      (b) No material assets reflected on the consolidated balance sheet of Joachim as of March 31, 1997, have been sold, leased, transferred, assigned, or otherwise disposed of since March 31, 1997, except in the ordinary course of business or as set forth in
Schedule 2.08 under the heading "Dispositions."


      (C) All furniture, fixtures, vehicles, machinery, equipment, and computer software owned or used by Joachim and the Subsidiaries, including any of such items leased as a lessee and all facilities and improvements comprising part of any owned or leased real property, taken as a whole as to each of the foregoing, and with no single such item being deemed of material importance, is fit for the purposes for which they are currently used. The operation by Joachim and the Subsidiaries of such properties is in compliance in all material respects with all applicable laws, ordinances, and rules and regulations of any governmental authorities having jurisdiction.

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
      2.09  Real Property.

      (a) The legal description of each parcel of real property owned by Joachim and the Subsidiaries (other than real property (i) held by any of the Subsidiaries as a trustee in the ordinary course of its business, or (ii) acquired in foreclosures or in lieu of foreclosures and being held by any of the Subsidiaries for disposition as required by law ("OREO")) is set forth in
Schedule 2.09 attached hereto under the heading "Owned Real Property" (such real property and other similar real property previously owned by Joachim or the Subsidiaries being herein referred to as the "Owned Real Property"). The legal description of each parcel of real property leased by Joachim and the Subsidiaries as lessee is also set forth in Schedule 2.09 under the heading "Leased Real Property" (such real property being herein referred to as the "Leased Real Property"). Collectively, the Owned Real Property and the Leased Real Property is herein referred to as the "Real Property."

      (b) Joachim and the Subsidiaries enjoy peaceful possession of all of the Real Property.

      (c) Neither Joachim nor any of the Subsidiaries has any interest in any other real property except interests as a mortgagee, and except for OREO.

      (d) To the best of Joachim's knowledge, none of the buildings, structures, or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line in any material respect, and all such buildings, structures, and improvements are located and constructed in material conformity with all applicable zoning ordinances and building codes.

      (e) None of the buildings, structures, or improvements located on the Real Property are the subject of any official complaint or notice of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction, or condemnation action or proceeding pending or, to the best of Joachim's knowledge, threatened with respect to any such building, structure or improvement.

      (f) Except as set forth in Schedule 2.09 under the heading of "Property Especially Mentioned," to the best of Joachim's knowledge, neither any Owned Real Property nor any real property now or previously held by Joachim or any of the Subsidiaries as a result of any foreclosures is or was in violation of any federal, state, or municipal environmental laws, regulations, or ordinances and there are not nor have there been conditions existing on any of the Owned Real Property or on any real property held by any of the Subsidiaries as a result of foreclosure, or otherwise existing with respect to Joachim and the Subsidiaries, which give rise to, or may give rise to, any such violation, or which require or may in the future require remedial action under or with respect to such laws, regulations, and ordinances.

      2.10  Contracts, Commitments, and Certain Loans.

      (a) Schedule 2.10 attached hereto contains a complete and accurate listing of all agreements (written or oral) and other contracts (including any leases, whether as lessor or as lessee) to which Joachim or any of the Subsidiaries is a party which involve commitment of funds by either of more than $25,000 or which cannot be terminated by Joachim or the Subsidiary on 30 days' notice or less without liability, other than contracts entered into in respect of deposits, loan agreements and commitments, notes, security agreements, repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements, and other documents relating to loan or deposit transactions entered into by any of the Subsidiaries in the ordinary course of business.
In addition, Schedule 2.10 also contains a complete and accurate listing of all loan commitments, outstanding letters of credit and commitments to issue letters of credit, and other documents relating to or involving commitments to extend credit by Joachim or JFSL.

      (b)   Except for the contracts and agreements required to be listed on
Schedule 2.10, neither Joachim nor any of the Subsidiaries is a party to or bound by any written or oral:

      (i) agreement, contract, arrangement, understanding, or commitment with any labor union or similar organization;

      (ii)  <RESERVED>;

      (iii) franchise or license agreement;

      (iv) employment, severance or termination pay, agency, consulting, or similar agreement, contract, arrangement, understanding or commitment;

      (v) loans or other obligations payable or owing to any officer, director, or employee, except (i) salaries and wages incurred and accrued in the ordinary course of business and/or (ii) obligations due in respect of any depository accounts maintained by any of the foregoing at a bank in the ordinary course of business;

      (vi) loans or debts payable or owing by any executive officer or director of Joachim or any of the Subsidiaries or any other person or entity deemed an "executive officer" or a "related interest" of any of the foregoing, as such terms are defined in Regulation O of the Federal Reserve Board; or

      (vii) other material agreement, contract, arrangement, understanding or commitment extending beyond six months from the date hereof that cannot be canceled without cost or penalty upon notice of 30 days or less.

      (c) Joachim and each of the Subsidiaries carry property, casualty, liability, fidelity, and other insurance coverages as set forth in Schedule
2.10 under the heading "Insurance."

      (d) True, correct, and complete copies of the agreements, contracts, leases, insurance policies, and other documents referred to in Schedule 2.10 have been or shall be furnished or made available to the First State Entities promptly upon request.

      (e) Each of the agreements, contracts, leases, insurance policies, and other documents referred to in Schedule 2.10 is a valid, binding, and enforceable obligation of Joachim or the Subsidiaries and, to the best of Joachim's knowledge, of the other parties sought to be bound thereby, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

      (f) There is set forth in Schedule 2.10 under the heading "Loans" a true, correct, and complete listing, by account or other identifying number, of: (i) all loans of JFSL which have been accelerated during the past 24 months and which as of the time of acceleration, had in excess of $25,000 of principal and interest due; (ii) all loan commitments or lines of credit of JFSL which have been terminated during the past 24 months by reason of default or material adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower and which, as of the time of termination, pertained to more than $25,000 of principal and interest; (iii) all loans, lines of credit, and loan commitments as to which JFSL has given notice to the borrower or customer of JFSL's intent to terminate during the past 24 months and which, as of the time of such notice pertained to more than $25,000 of principal and interest; (iv) as to all loans, during the past 12 months under which, or pursuant to which, JFSL has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults, which, as of the time of such request or demand, had more than $25,000 of principal and interest due and were past due by at least 30 days; and (v) each borrower, customer, or other party which has notified JFSL during the past 24 months of, or asserted against JFSL, in writing, any "lender liability" or similar claim, and, to the best of Joachim's knowledge, each borrower, customer, or other party which has given Joachim or JFSL any oral notification of, or asserted against Joachim or JFSL, any such claim.

      2.11 Absence of Defaults. Except as set forth in Schedule 2.11 attached hereto under the heading "Defaults," there are no pending material disputes between Joachim or the Subsidiaries and the other parties to the agreements, contracts, leases, insurance policies, and other documents referred to in Schedule 2.10, and all such agreements, contracts, leases, insurance policies, and other documents are in full force and effect and not in default in any material respect with respect to Joachim or the Subsidiaries, or, to the best of Joachim's knowledge, any other party thereto.

      2.12  Absence of Undisclosed Liabilities.  Except as disclosed in
Schedule 2.12 attached hereto:

      (a) Neither Joachim nor any of the Subsidiaries, as of the date hereof, has any debts, liabilities, or obligations, whether accrued, absolute or contingent and whether due or to become due, except

      (i)   liabilities reflected in the Financial Statements; or

      (ii) debts, liabilities or obligations incurred since March 31, 1997, in the ordinary and usual course of their respective businesses, none of which are for breach of contract, breach of warranty, tort, infringement, or lawsuits, and none of which materially and adversely affect their respective financial positions or results of operations, or businesses, assets, or operations; and

      (b) Joachim and each of the Subsidiaries were not, as of March 31, 1997, and since such date have not become a party to, any contract or agreement which affected, affects, or may reasonably be expected to affect, materially and adversely, their respective financial positions, results of operations, businesses, assets, or operations.

      2.13 Taxes. Joachim and each of the Subsidiaries have timely filed or will timely file all tax returns required to be filed at or prior to the Closing Date. Joachim and each of the Subsidiaries have paid, or have set up adequate reserves on the Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by such returns and have set up adequate reserves on the Financial Statements for the payment of all taxes anticipated to be payable in respect of the periods subsequent to the last of said periods for which returns have been filed (treating for this purpose the Closing Date as the last day of an applicable period, whether or not it is in fact the last day of a taxable period). Neither Joachim nor any of the Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves so established and no material deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed (tentatively or definitely) against Joachim or any of the Subsidiaries which would not be covered by existing reserves. Neither Joachim nor any of the Subsidiaries is delinquent in the payment of any material tax, assessment, or governmental charge, nor has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any taxes are pending. No tax returns of Joachim or the Subsidiaries have been audited by the Internal Revenue Service (the "IRS") within the past five years. Except as set forth on Schedule 2.13, no extensions have been requested for any federal tax return for Joachim or any of the Subsidiaries within the past five years.

      2.14 Material Adverse Change. Except as otherwise disclosed in any of the Schedules of Joachim referenced herein, since March 31, 1997, there has been no material adverse change in the business, financial condition, results of operations, or prospects of Joachim and the Subsidiaries taken as a whole (other than changes in laws or regulations, or interpretations thereof, that affect the banking and/or thrift industries generally, or changes in the general level of interest rates or economic changes).

      2.15  Litigation and Other Proceedings.  Except as set forth in Schedule
2.15 and except for those claims, actions, suits, proceedings, governmental proceedings and investigations which, even if adversely determined, will not, individually or in the aggregate, have a material adverse effect upon the conditions, results of operations, business, assets, or operations of Joachim and the Subsidiaries, taken as a whole, neither Joachim nor any of the Subsidiaries is a party to any pending or to the best knowledge of Joachim threatened, claim, action, suit, investigation, or proceeding, other than foreclosure proceedings against borrowers of JFSL, or is subject to any order, judgment or decree. Without limiting the generality of the foregoing, except as set forth in Schedule 2.15 and except for those claims, actions, suits, proceedings, governmental proceedings and investigations which, even if adversely determined, will not, individually or in the aggregate, have a material adverse effect upon the conditions, results of operations, business, assets, or operations of Joachim and the Subsidiaries, taken as a whole, as of the date of this Agreement, there are no actions, suits, or proceedings pending or to the best of Joachim's knowledge threatened against Joachim or any of the Subsidiaries or any of their respective officers, employees, or directors by any shareholder of Joachim (or any former shareholder) or involving claims under the Community Reinvestment Act of 1977, the Bank Secrecy Act, the Right to Financial Privacy Act, or any other laws applicable to Joachim or the Subsidiaries.

      2.16 Legal Proceedings and Governmental Compliance. Joachim and the Subsidiaries are in compliance in all material respects with all laws, ordinances, rules, regulations, and orders that are applicable to each, except where the failure to be in compliance, individually or in the aggregate, would not have a material adverse affect upon the financial condition, results of operations, business, assets, or operations of Joachim and the Subsidiaries taken as a whole.

      Joachim and the Subsidiaries hold all permits, business licenses, certificates, franchises, and other similar items, which, if not held, would materially adversely affect the financial condition, operations, prospects, and/or ownership rights as to the assets and properties of any of the foregoing. A true, correct and complete list of all such items is set forth in Schedule 2.16 attached hereto.

      There is no legal action or governmental proceeding or investigation pending or to the best of Joachim's knowledge threatened against Joachim or any of the Subsidiaries that could prevent or adversely affect or seeks to prohibit the consummation of the transactions contemplated hereby, nor is Joachim or any of the Subsidiaries subject to any order of court or governmental authority having any such effect.

      Except as set forth in Schedule 2.16, to the best knowledge of Joachim neither Joachim nor any of the Subsidiaries is subject to a material liability as a result of its ownership, operation, or use of any property (whether directly or as a consequence of such property being part of its investment portfolio, including, without limitation, properties under foreclosure, property held by such in its capacity as a trustee, and property in which any venture capital or similar unit of any of the Subsidiaries has an interest, but excluding property held as collateral for the security of any loan due it) (the "Property") (a) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation, asbestos, PCBs, pesticides, herbicides, or any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or (b) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. No claim, action, suit, proceeding, or investigation is pending or has been initiated against Joachim or any of the Subsidiaries relating to the Property before any court or other governmental authority or arbitration tribunal relating to hazardous substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against Joachim or any of the Subsidiaries with respect to the same. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restriction on the business of Joachim or the Subsidiaries which reasonably could be expected to have a material adverse effect on the business, financial condition, results of operations, or prospects of Joachim or the Subsidiaries.

      2.17 Labor and Employment. No work stoppage involving Joachim or any of the Subsidiaries is pending or, to the best knowledge of Joachim, threatened. Joachim and the Subsidiaries are not involved in, or to their knowledge threatened with, any labor dispute, arbitration, lawsuit, or administrative proceeding which could materially and adversely affect the business of Joachim and any of the Subsidiaries.

      2.18  Material Interests of Certain Persons.  Except as set forth on
Schedule 2.18 and except for loans made by JFSL in the ordinary course of business and in compliance with all applicable regulations, to the best knowledge of Joachim, no officer or director of Joachim or any of the Subsidiaries has any material interest in any material contract or property (real or personal, tangible or intangible) used in or pertaining to the business of Joachim or such Subsidiary.

      2.19 Employee Benefit Plans. There are set forth in Schedule 2.19 all pension, retirement, stock option, stock purchase, stock ownership, restricted stock, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, Section 125, severance, and other employee benefit, incentive, and welfare policies, contracts, plans, and arrangements, and all trust agreements related thereto, in respect of any of the present or former directors, officers, or other employees of Joachim and the Subsidiaries (collectively, "Employee Plans or Policies"). Except as set forth in Schedule 2.19, all Employee Plans or Policies currently comply and have at all relevant times complied in all material respects with all applicable laws, requirements, and orders under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), and state law. With respect to each Employee Plan or Policy which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"), except as set forth in Schedule 2.19: (a) no Pension Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA; (b) each Pension Plan, to the extent necessary and applicable, is "qualified" within the meaning of Section 401(a) of the Code, and each related trust, if any, is exempt from taxation under Section 501(a) of the Code; (c) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 2.19), exceed the value of the assets of the Pension Plans allocable to such vested or accrued benefits; (d) to the best of Joachim's knowledge no Pension Plan or any trust created thereunder, nor any trustee, fiduciary, or administrator thereof, has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, which could subject such plan or trust, or any trustee, fiduciary, or administrator thereof, or any party dealing with any such plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or by Section 502(l) of ERISA; (e) no Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA; and (f) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA.

      2.20 Conduct of Joachim and of Subsidiaries to Date. Except as disclosed in Schedule 2.20, from and after March 31, 1997:

      (a) Joachim and the Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices;

      (b) Neither Joachim nor any of the Subsidiaries has issued or sold any of its capital stock or any corporate debt securities which should, under generally accepted accounting principles, be classified as long-term debt on its balance sheet;

      (c) Joachim has not granted any option for the purchase of its capital stock, effected any stock split, or otherwise changed its capitalization;

      (d) Joachim has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock, except for dividends declared and paid prior to or on September 30, 1997, and a dividend of $0.125 per share payable on December 31, 1997;

      (e) Neither Joachim nor any of the Subsidiaries has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance, or restriction on any of its assets or properties;

      (f) Neither Joachim nor any of the Subsidiaries has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business;

      (g) Neither Joachim nor any of the Subsidiaries has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration (in the reasonable opinion of Joachim's management) in the ordinary course of business;

      (h) Neither Joachim nor any of the Subsidiaries has: increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with past practices; entered into any new, or amended or supplemented any existing employment, management, consulting, deferred compensation, severance, or other similar contract; entered into, terminated, or substantially modified any Employee Plan or Policy in respect of any of its present or former directors, officers, or other employees; or agreed to do any of the foregoing;

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
      (i) Neither Joachim nor any of the Subsidiaries has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or the enemy, or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance; and

      (j) Neither Joachim nor any of the Subsidiaries has entered into any material transaction, contract, or commitment outside the ordinary course of its business.

      2.21 Proxy Statement, etc. None of the information regarding Joachim and/or the Subsidiaries supplied or to be supplied by Joachim for inclusion or included in (i) the Proxy Statement to be mailed to shareholders of Joachim in connection with the meeting to be called to consider the Merger (the "Proxy Statement"), and (ii) any other documents to be filed with the SEC, the Federal Reserve Board, the OTS, the Division of Finance, or any other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with such applicable regulatory authority and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in Section 5.03, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Joachim is responsible for filing with any regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

      2.22 Brokers, Investment Bankers, and Finders. Neither Joachim, the Subsidiaries, nor any of their respective officers, directors, or employees has employed any broker, investment banker, finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, investment banker fees or commissions, or finder's fees, except as described in Schedule 2.22, and no broker, investment banker, or finder has acted directly or indirectly for Joachim and/or the Subsidiaries in connection with this Agreement or the transactions contemplated hereby, except as described in
Schedule 2.22.

      2.23 Accuracy of Information. The statements contained in this Agreement, the Schedules, and in any other written document executed and delivered by or on behalf of Joachim pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

                               ARTICLE III
                               -----------
              Representations and Warranties of First State


      As a material inducement to Joachim to enter into and perform its obligations under this Agreement, and notwithstanding any examinations, inspections, audits, or other investigations made by Joachim, First State hereby represents and warrants to Joachim as follows:

      3.01 Organization and Authority. First State is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. First State is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

      FSB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

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
      3.02 Corporate Authorization; Records. First State and FSB each have the corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution, delivery, and performance of this Agreement by First State and FSB and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of First State and FSB. Subject to such approvals of government agencies and other governing boards having regulatory authority over First State and FSB as may be required by statute or regulation, this Agreement is a valid and binding obligation of First State and FSB, enforceable against each in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

      Neither the execution, delivery and performance by First State or FSB of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by First State or FSB with any of the provisions hereof will
(i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge, or encumbrance upon any of the properties or assets of First State or FSB under any of the terms, conditions, or provisions of (x) their respective articles of incorporation or by-laws, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which First State or FSB is a party or by which it may be bound, or to which First State or FSB or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of First State, violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to First State or FSB or any of their properties or assets.

      Other than in connection or compliance with the provisions of the Missouri Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals, notices, or exemptions required under the BHC Act, the HOLA, or any required approvals of the Division of Finance or the FDIC, no notice to, filing with, exemption or review by, or authorization, consent, or approval of, any public body or authority is necessary for the consummation by First State and FSB of the transactions contemplated by this Agreement.

      The minute books and stock records of First State and FSB are complete and correct in all material respects and accurately reflect in all material respects all meetings, consents, and other actions of the organizers, incorporators, shareholders, boards of directors, and committees of the boards of directors occurring since the organization of each.

      3.03 First State Financial Statements. The consolidated balance sheets of First State and its subsidiaries (hereinafter sometimes referred to collectively as the "First State Subsidiaries") as of December 31, 1996 and 1995 and related consolidated statements of income, shareholders' equity, and cash flows for the three years ended December 31, 1996, together with the notes thereto, certified by KPMG Peat Marwick, and the unaudited consolidated balance sheet of First State as of September 30, 1997, and the related unaudited consolidated statements of income and cash flows for the period then ended, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and present fairly the consolidated financial position of First State at the dates and the consolidated results of operations and cash flows of First State for the periods stated therein.

      3.04 Reports. First State and each of the First State Subsidiaries have filed all reports, registrations, and statements, together with any required amendments thereto, that they were required to file with (i) the Federal Reserve Board, (ii) the FDIC, and (iii) the Division of Finance. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "First State Reports." As of their respective dates, the First State Reports complied in all material respects with all the rules and regulations promulgated by the Federal Reserve Board, the FDIC, and the Division of Finance, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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
      3.05 Material Adverse Changes. Except as set forth in Schedule 3.05, since December 31, 1996, there has been no material adverse change in the business, financial condition, results of operations or prospects of First State and the First State Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

      3.06 Proxy Statement, etc. None of the information regarding First State and FSB supplied or to be supplied by First State for inclusion or included in (i) the Proxy Statement, or (ii) any other documents to be filed with the SEC, the Federal Reserve Board, the OTS, the Division of Finance, or any other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with such regulatory authority and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of Joachim to approve the Merger provided for elsewhere herein, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which First State and the First State Subsidiaries are responsible for filing with the SEC and any regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

      3.07 Brokers, Investment Bankers, and Finders. Neither First State, FSB, nor any of their respective officers, directors, or employees has employed any broker, investment banker, or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, investment banker fees or commissions, or finder's fees, and no broker, investment banker, or finder has acted directly or indirectly for First State or in connection FSB with this Agreement or the transactions contemplated hereby.

      3.08 Litigation. There is no legal action or government proceeding or investigation pending or to the best of First State's knowledge threatened against First State or FSB that could prevent or adversely affect or seeks to prohibit the consummation of the transactions contemplated hereby, nor is First State or FSB subject to any court order or governmental authority having such effect.

      3.09 Availability of Funds. At Closing, First State will have sufficient funds readily available to it to satisfy its obligations under
Article I of the Agreement.

      3.10 Accuracy of Information. The statements contained in this Agreement, the Schedules, and in any other written document executed and delivered by or on behalf of First State pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

                               ARTICLE IV
                               ----------
             Conduct of Business Prior to the Effective Time

      4.01 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, Joachim and each of the First State Entities shall, and shall cause each of their respective subsidiaries to, conduct its business according to the ordinary and usual course consistent with past and current practices and each shall use its best efforts to maintain and preserve its business organization, employees, and advantageous business relationships and retain the services of its officers and key employees.

      4.02 Forbearances by Joachim. During the period from the date of this Agreement to the Effective Time and except as provided in Schedule 4.02, Joachim shall not, and shall not cause, vote in favor of, or otherwise authorize, approve, or permit any of the Subsidiaries to, without the prior written consent of the First State Entities:

      (a) Declare and/or pay any dividends on its outstanding shares of capital stock, other than the $0.125 per share dividend to be paid as of December 31, 1997, and a $0.125 per share dividend to be declared and paid during the first three months of 1998;

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
      (b) Enter into or amend any employment, severance, or similar agreements or arrangements with any director, officer, key employee, or consultant;

      (c) Authorize, recommend, propose, or announce an intention to authorize, recommend, or propose, or enter into an agreement in principle with respect to, any acquisition of a business or assets by means of a merger, consolidation, or acquisition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business;

      (d) Propose or adopt any amendments to the Articles of Incorporation of Joachim, the federal stock charter of JFSL, the Articles of Incorporation of any of the Subsidiaries (other than JFSL), or any of their respective Bylaws;

      (e) Issue any shares of capital stock or effect any stock split or otherwise change its capitalization as it existed as of the date hereof, except for shares issued upon the exercise of stock options outstanding as of the date hereof as set forth on Schedule 2.04 hereof;

      (f) Grant, confer, or award any options, warrants, conversion rights, or other rights not existing on the date hereof to acquire any shares of its capital stock;

      (g)   Purchase or redeem any shares of its capital stock;

      (h) Enter into or increase any loan or credit commitment (including standby letters of credit), purchase securities, or invest or agree to invest in any person or entity in an amount in excess of $75,000, without first consulting with the First State Entities, provided, however, that nothing in this paragraph shall prohibit any Subsidiary from honoring any contractual and legally binding obligation in existence on the date of this Agreement--it being understood that "consulting with" in the context of this paragraph means advising sufficiently in advance of any proposed action to allow First State a reasonable opportunity to offer a (non-binding) responsive opinion;

      (i) Agree in writing or otherwise to take any of the foregoing actions or, subject to the provisions of this Agreement, engage in any activity, enter into any transaction, or take or omit to take any other act which would make any of Joachim's representations and warranties untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act;

      (j) Take back or commence foreclosure on any property other than in the ordinary course of business; or

      (k) Other than as otherwise contemplated herein, take any actions, or fail to take any actions which alone, or together with any other action or inaction, shall create, alter, or eliminate any rights, benefits, obligations, or liabilities of any person (including, but not limited to the participants, beneficiaries, Joachim, the Subsidiaries, or, after the Merger First State or
FSB) with respect to any Employee Plans or Policies.

                                ARTICLE V
                                ---------
                          Additional Agreements

      5.01 Access and Information. Joachim and the Subsidiaries shall each afford to First State and First State's accountants, counsel, and other representatives, full access during normal business hours, upon reasonable notice during the period prior to the Closing Date, to all their respective properties, books, contracts, commitments, and records and, during such period, each shall furnish promptly to First State (i) a copy of each report, schedule, and other document filed or received by it during such period pursuant to the requirements of Federal and state securities laws and (ii) all other information concerning its business, properties, and personnel as such other party may reasonably request. In the event of the termination of this Agreement First State shall, and shall cause its advisors and representatives to, (x) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (y) return all documents (including copies

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
thereof) obtained hereunder from Joachim or JFSL to Joachim, and (z) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation hereof to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

      5.02  Proxy Statement; Regulatory Matters.

      (a) Joachim shall prepare and file with the SEC, as soon as is reasonably practicable, the Proxy Statement with respect to the special meeting of shareholders of Joachim to be held to consider the Merger.

      (b) Each of the parties hereto shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings, and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approval or authorization required by the Federal Reserve Board, the OTS, the Division of Finance, and the FDIC.

      5.03 Shareholder Approvals. Joachim shall call a meeting of its shareholders to be held as soon as practicable for the purpose of voting upon the Merger and related matters. In connection with such meeting, Joachim shall mail the Proxy Statement and related documents to its shareholders. The Board of Directors of Joachim shall submit for approval of its shareholders the matters to be voted upon at such meeting. Subject to the exercise of the fiduciary duties of directors, the Board of Directors of Joachim will recommend the approval of this Agreement and the transactions contemplated hereby and will use its best efforts to obtain the votes and approvals of its shareholders necessary for the approval and adoption of this Agreement and the Merger contemplated hereby.

      So long as Joachim is not in breach of any of the terms of this Agreement and upon satisfaction of all other conditions to Closing, First State agrees to vote its shares of FSB in favor of the Merger, as well as its shares of Joachim.

      5.04 Current Information. During the period from the date of this Agreement to the Closing Date, each party shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of any material change in its business, operations, or prospects and of any governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation or administrative or other claim involving such party, and shall keep the other party fully informed of such events.

      5.05 Employment Agreements. It is the intention of the parties hereto that prior to or at the Effective Time each of Bernard R. Westhoff ("Westhoff"), Lee Ellen Hogan ("Hogan"), and Melvin Yarbrough ("Yarbrough") shall have entered into employment agreements with either or both of First State and First State Community Bank (the "Employment Agreements"). The Employment Agreements shall be in lieu of and in replacement for the employment agreements currently entered into by Joachim and JFSL on the one hand, and each of Westhoff, Hogan, and Yarbrough on the other hand (the "Prior Agreements").

      The Employment Agreements shall provide, among other things, that:

      (a) the Prior Agreements are terminated as of the Effective Time, and that none of Joachim, JFSL, or any of their successors shall have any obligation to Westhoff, Hogan, or Yarbrough under the Prior Agreements, except for normally accruing Base Salary for work performed through the Effective Time;

      (b) none of the entering into the Employment Agreements, terminating the Prior Agreements, or consummation of the transactions contemplated in this Agreement shall constitute an "Event of Termination" as such term is defined in the Prior Agreements;

      (c) the Merger, upon the Effective Time, shall constitute a "Change in Control" as such term is defined in the Prior Agreements, but that for so long as Westhoff, Hogan, or Yarbrough as the case may be, remains employed by any of First State, First State Community Bank, or their successors, Westhoff,

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
Hogan, or Yarbrough as the case may be, shall not be deemed to have suffered a "termination of employment" as such term is used in Section 5 of each of the Prior Agreements;

      (d) with respect to Westhoff, the Employment Agreement shall be upon substantially the same terms as his Prior Agreement, except that Westhoff's annual Base Salary after the Effective Time shall be as follows: Year 1, $85,300; Year 2, $86,500; Year 3, $89,800; Year 4, $89,800; Year 5, $89,800;
provided, however, that for years 4 and 5, Westhoff shall only receive one-half of the annual Base Salary unless both Westhoff and the employer(s) under the Employment Agreement mutually agree to continue Westhoff's employment for each such year; and further, that during the course of Westhoff's employment he shall be provided an automobile comparable to the automobile currently provided to him by Joachim; and further that Westhoff will be subject to a non-competition covenant for a two-year period following termination of the Employment Agreement;

      (e) with respect to Hogan, the Employment Agreement shall be upon substantially the same terms as her Prior Agreement, except that Hogan's annual Base Salary after the Effective Time shall be as follows: Year 1, $62,700; Year 2, $64,400; Year 3, $66,100; provided, however, that Hogan will be subject to a non-competition covenant for a two-year period following termination of the Employment Agreement; and

      (f) with respect to Yarbrough, the Employment Agreement shall be upon substantially the same terms as his Prior Agreement.

      5.06  Expenses.

      Subject to the terms and
conditions herein provided, each of the parties hereto (a)   In the event that
(x) this Agreement and the Merger contemplated hereby are not approved by the requisite vote of Joachim's Shareholders at the meeting of shareholders called pursuant to Section 5.03, or (y) this Agreement is terminated by First State or FSB pursuant to Section 7.01(d) (other than by reason of an unintentional breach of the Agreement by Joachim which cannot be cured by Joachim) and within 18 months after the occurrence of either (x) or (y), Joachim shall have entered into an agreement with any person (other than the First State Entities and other than a banking regulatory agency that accomplishes a regulatory or similar takeover pursuant to applicable law) to (i) merge or consolidate, or enter into any similar transaction with Joachim or any of the Subsidiaries,
(ii) purchase, lease, or otherwise acquire all or any substantial part of the assets of Joachim or any of the Subsidiaries, or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 25 percent or more of the voting power of Joachim or any of the Subsidiaries (or rights or options exercisable for, or securities convertible into, securities representing 25 percent or more of the voting power of Joachim or any of the Subsidiaries), Joachim will, within 10 business days following written demand by First State, pay to First State, as liquidated damages and in lieu of any liabilities otherwise due First State and/or FSB, in immediately available funds, an amount equal to $500,000. Upon payment in full of the foregoing, this Agreement shall be terminated and without further force and effect; provided, however, that if the termination is due to (x) above and there has been no breach of any of the terms of this Agreement by Joachim, or if the termination is due to (y) above and the breach by Joachim (in addition to being unintentional) is wholly unrelated to the subsequent agreement with another person, there shall be substituted in place of the $500,000 amount shown above an amount equal to 150 percent of the difference (if positive) between the fair market value of the consideration paid and/or payable by the other person and the fair market value of the Merger Consideration payable by First State hereunder, but the amount so determined shall in no event exceed $500,000. This subsection (a) shall not apply in the event of a termination under Section 7.01 unless such

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
termination is for breach of this Agreement by Joachim pursuant to Section 7.01(d) (other than by reason of an unintentional breach of the Agreement by Joachim which cannot be cured by Joachim).

      (b) In the event that First State willfully breaches a representation, warranty or covenant contained herein and, as a result thereof (i) Joachim exercises its right to terminate this Agreement at a time when First State was not entitled to terminate this Agreement and (ii) the Merger is not consummated, then First State agrees to pay to Joachim a fee of $100,000, within 10 business days of First State's receipt of written demand thereof.
If First State terminates this Agreement pursuant to Section 7.01(e) of this Agreement, First State will pay a fee of $100,000 to Joachim within 10 business days of First State's receipt of written demand thereof.

      (c) Except as provided in subsections (a) and (b) of this Section, each Party hereto shall bear its own expenses incident to preparing, entering into, and carrying out this Agreement and to consummating the Merger.

      5.07 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including, without limitation, using its best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Joachim and the First State Entities shall use their best efforts to obtain consents of all third parties and governmental bodies necessary or, in the opinion of any of the parties, desirable for the consummation of the transactions contemplated by this Agreement.

      5.08 Press Releases. Joachim and the First State Entities shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

      5.09 Due Diligence Review. The First State Entities, promptly following execution and delivery of this Agreement by Joachim, shall undertake review of Joachim and the Subsidiaries and their respective operations, business affairs, and financial condition, including, without limitation, those matters which are the subject of Joachim's representations and warranties, as well as the nature, structure, status, and other aspects of all Employee Plans or Policies. The First State Entities shall conclude such review by not later than 15 days following the execution of this Agreement (the "Due Diligence Review" and the time for said review is referred to as the "Due Diligence Review Period"). Notwithstanding anything hereinabove contained or implied to the contrary, the Due Diligence Review shall not limit, restrict, or preclude, or be construed to limit, restrict, or preclude, the First State Entities, at any time or from time to time thereafter, from conducting further such reviews or from exercising any rights available to them hereunder as a result of the existence or occurrence prior to the date of the Due Diligence Review of any event or condition which was not detected in the Due Diligence Review by any of them and which would constitute a breach of any representation, warranty, or agreement of Joachim under this Agreement. During the Due Diligence Review First State shall have such access to Joachim's and JFSL's management and personnel, and Joachim's and JFSL's loan files, records, and loan and other committee meetings (including, but not limited to attending any or all of such meetings in person and reviewing the minutes of any such meetings), and having such of any First State Entities' personnel present at Joachim and JFSL during business hours, as First State, in its sole discretion, shall deem appropriate or useful, provided, however, that First State shall not, by this Section, be deemed to have the right to attend Board of Directors meetings of Joachim.

      5.10 Employee Plans and Policies Matters. Subject to other provisions hereof, Joachim shall take any action reasonably requested by the First State Entities with respect to any of the Employee Plans or Policies, including, but not limited to, correcting operational errors or deficiencies, making necessary filings with the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation, or amending, freezing, terminating, or merging one or more Employee Plans or Policies.

                                    A-19

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
      5.11 Nonsolicitation and Exclusive Dealing. Recognizing the substantial expenditure of time, effort, and expense First State has incurred as of the date hereof, and will incur through the Effective Time in connection with negotiating, performing its due diligence investigation, and attempting to complete the Merger, the Subsidiary Merger, and the other transactions contemplated herein, until such time as either the Effective Time has occurred or this Agreement is terminated in accordance with the provisions of Article VII hereof, none of Joachim, JFSL, or the directors, officers, attorneys, financial advisors, accountants, or other representatives of Joachim or JFSL will directly or indirectly: (i) solicit, encourage (including by way of furnishing any non-public information concerning Joachim's business, property, or assets) or, except as may be required in the exercise of fiduciary duties, consider or discuss any Acquisition Offer or Proposal (as defined below); or
(ii) except as may be required in the exercise of fiduciary duties, provide any information to, or negotiate with, any other person or entity in connection with any possible sale of all or any portion of the stock, assets, or business of either of Joachim or JFSL when Joachim has reason to believe that such information may be utilized to evaluate or make a possible Acquisition Offer or Proposal. As used herein, "Acquisition Offer or Proposal" shall mean any offer or proposal for an acquisition, merger, or other business combination involving either of Joachim or JFSL, or for the acquisition of a substantial equity interest in, or a substantial portion of the stock, assets, or business of either of Joachim or JFSL. Joachim will immediately give notice to First State, in the manner provided for herein, regarding any contact between Joachim, JFSL, or the directors, officers, attorneys, financial advisors, accountants, or other representatives of Joachim, JFSL, and any other person in connection with any Acquisition Offer or Proposal or related inquiry.

      5.12  Indemnification and Directors and Officers Insurance

      (a) First State shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Joachim and JFSL (each, an "Indemnified Party") against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent provided for under the Missouri Act, as in effect as of the date hereof.

      (b) If after the Effective Time First State or its successors or assigns shall transfer all or substantially all of its properties and assets, and the acquiror, as a matter of law does not assume all obligations of First State or its successors or assigns, First State shall use its best efforts to include in any definitive agreement a provision so that its successors and assigns shall assume any remaining obligations set forth in this Section 5.12. If First State shall liquidate, dissolve, or otherwise wind up its business, then the successors and assigns of First State shall be obligated to assume any remaining obligations set forth in this Section 5.12.

      (c) First State shall use its reasonable best efforts to cause the persons serving as officers and directors of Joachim and JFSL immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by Joachim and JFSL (provided that First State may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall First State be required to expend more than 150 percent of the annual amount (not to exceed $6,750 each year in total) currently expended by Joachim to maintain or procure insurance coverage pursuant hereto and further provided that if First State is unable to maintain or obtain the insurance called for by this paragraph, First State shall use its reasonable best efforts to obtain as much comparable insurance as is available for such amount.

      5.13  Ancillary Matters.

      (a) Directors of Joachim, including Directors Emeritus, will become advisory directors of First State Community Bank's DeSoto Branch at the Effective Time, and will serve as such for at least one year. Fees for such services during such one-year period will be $500 per month. Notwithstanding the foregoing, Westhoff and Hogan shall continue as advisory directors for such time as they remain employed pursuant to the Employment Agreements.

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
      (b) Employees of JFSL will be subject to the vacation policies of First State, except that those employees with five or more years of service shall be entitled to three weeks of paid vacation per year. Years of services with Joachim and/or JFSL will be deemed years of service at First State or First State Community Bank for purposes of this subsection.

      5.14  Employee Stock Ownership Plan.

      (a) Any cash received by the Trustees of the Joachim Federal Savings and Loan Association Employee Stock Ownership Plan ("ESOP") in the course of the Merger with respect to unallocated shares of Joachim Common Stock first shall be applied by the Trustees to the repayment of the outstanding debt of the ESOP.

      (b) The balance of the cash (if any) received by the ESOP Trustee in the course of the Merger with respect to unallocated shares of Joachim Common stock shall be allocated to the accounts of all participants in the ESOP who have accounts remaining under the ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries as they existed as of the Effective Time. The foregoing notwithstanding, no allocation shall be made pursuant to this Section 5.14(b) unless counsel for First State has determined that the allocation will not adversely affect a determination that the allocation is in accordance with the terms of the ESOP plan document.

          Subject to Section 5.14(e) hereof, following the allocation contemplated by paragraph (b), the ESOP shall be terminated and distributions of participant account balances shall be made in accordance with the terms of the ESOP, subject to the requirements of the Code and ERISA.

      (d) Prior to the Effective Time, in addition to regularly scheduled payments on the outstanding debt of the ESOP, Joachim may, to its sole discretion, elect to prepay principal on the outstanding debt of the ESOP, subject to applicable limits on the deductibility of such payments under the Code.

      (e) Notwithstanding anything in this Section 5.14 to the contrary, in connection with the allocation contemplated by Section 5.14(b), as soon as practicable after the date of this Agreement, Joachim shall file an application for determination to the IRS regarding the proposed termination of the ESOP and whether any amount of such allocation is subject to the limitation on annual additions under Section 415 of the Code. In the event that a favorable determination letter is received by Joachim relating to the allocation contemplated by Section 5.14(b) on or prior to 180 days after the Effective Time, then the ESOP shall make allocation of remaining funds in a manner consistent with such favorable determination letter. If a favorable determination letter is not received within such time period, then in that event, the termination date shall be postponed until the date immediately prior to the expiration of the transition period specified in Section 410(b)(6)(C) of the Code and any funds remaining after repaying of the ESOP debt shall be allocated to the greatest extent possible as ESOP earnings with the balance of such funds to be allocated through the date of termination subject to the limitations of Section 415 and based on compensation earned by ESOP participants through the date of termination.

      5.15 Employee Benefits. First State anticipates retaining the employees of JFSL as employees of First State Community Bank after the Effective Time, subject to the needs of First State Community Bank and the qualifications of such employees. If at the Effective Time any employee of Joachim or JFSL is not offered employment by First State Community Bank at compensation at least equal to their compensation from Joachim or JFSL, or, if any employee is terminated within six months after the Effective Time without cause (as determined in the reasonable discretion of the Board of Directors of First State), such employee shall be paid a severance payment by First State or First State Community Bank equal to one week's compensation for each full year's employment at Joachim, JFSL, and First State Community Bank, not to exceed a maximum of six weeks compensation. Except with respect to First State's 401(k) Plan, employees of Joachim or the Subsidiaries who continue in employment with First State or any subsidiary of First State following the Effective Time shall be credited for prior years service with Joachim or any Subsidiary for purposes of eligibility and vesting (but not for the accrual of benefits) under First State's and its Subsidiaries' benefit plans and policies (including, without limitation, vacation and sick leave policies), there shall be no exclusion from medical coverage as the result of pre-existing conditions that were covered under the medical plan of Joachim or the applicable Subsidiary, and such employees shall be entitled to participate on an

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
equitable basis in the same benefit plans and policies as are generally available to First State and First State Community Bank employees of similar rank and status.

                                 ARTICLE VI
                                 ----------
                             Certain Conditions

      6.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of all of the following conditions:

      (a) This Agreement and the Merger shall have received the requisite approval of shareholders of Joachim at the meeting of shareholders called for purposes of approving the Merger.

      (b) This Agreement and the transactions contemplated hereby, including the Subsidiary Merger, shall have been approved by the Federal Reserve Board, and each other federal and/or state regulatory agencies whose approval is required for consummation of the transactions contemplated hereby or in the Subsidiary Merger Agreement, and with respect to the Subsidiary Merger, that such merger may be effected simultaneously with the Effective Time, and all applicable waiting periods shall have expired.

          None of Joachim, First State, or FSB shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, nor shall JFSL or First State Community Bank be subject to any order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Subsidiary Merger.

      (d) Each of Westhoff, Hogan, and Yarbrough on the one hand, and either or both of First State and First State Community Bank on the other hand, shall have executed and delivered the respective Employment Agreements.

      6.02 Conditions to Obligations of Joachim. The obligations of Joachim to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of all of the following additional conditions:

      (a) Representations and Warranties. The representations and warranties of First State set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, and (ii) for the effect of transactions contemplated by this Agreement) and Joachim shall have received a signed certificate of the President or Chief Executive Officer and the Corporate Secretary of First State, signing on behalf of the First State Entities, to that effect.

      (b) Performance of Obligations. The First State Entities shall have performed in all material respects all obligations required to be performed by each under this Agreement prior to the Effective Time, and Joachim shall have received a signed certificate of the President or Chief Executive Officer and the Corporate Secretary of First State to that effect, including, without limitation, the obligations of the First State Entities under Section 1.08 hereof in respect of the payment and/or delivery of the Merger Consideration to the Exchange Agent.

          No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the business, financial condition, or results of operations of First State and the First State Subsidiaries, taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

      (d) Opinion of Counsel. First State shall have delivered to Joachim an opinion of counsel to First State dated as of the Closing Date or a mutually agreeable earlier date in form substantially similar to that attached hereto as Exhibit 6.02.

      (e)   Segregated Account.  The Escrow Agent shall have delivered a certificate to Joachim that as of the Effective Time the Merger Consideration is being held in a segregated account to be used in accordance with the provisions of Section 1.08 hereof.

      6.03 Conditions to Obligations of the First State Entities. The obligations of the First State Entities to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of all of the following additional conditions:

      (a) Representations and Warranties. The representations and warranties of Joachim set forth in Article II hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific date and (ii) for the effect of transactions contemplated by this Agreement) and First State shall have received a signed certificate of the President or Chief Executive Officer and Corporate Secretary of Joachim, signing on behalf of Joachim, to that effect.

      (b) Performance of Obligations. Joachim shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and First State shall have received a signed certificate of the President or Chief Executive Officer and Corporate Secretary of Joachim, signing on behalf of Joachim, to that effect.

      (c) Permits, Authorizations, etc. Joachim shall have obtained any and all material consents or waivers from other parties to loan agreements, leases, or other contracts material to Joachim's and the Subsidiaries' businesses required for the consummation of the Merger, and First State, Joachim, and the Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, and approvals required for the lawful consummation of the Merger.

      (d) No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the business, financial condition, or results of operations, of Joachim or the Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking and/or thrift industries generally or changes in the general level of interest rates or economic conditions).

      (e) Election of Dissenting Shareholders. The number of shares of Joachim Common Stock which have neither voted in favor of the Merger nor consented thereto in a writing pursuant to the Missouri Act and as to which written demand for the fair value of their shares pursuant thereto has been delivered to Joachim by the holders thereof prior to or at the time of the taking of the vote on the Merger shall not exceed 10 percent of the total shares of Joachim Common Stock outstanding at the time when the vote is taken.

      (f) Opinion of Counsel. Joachim shall have delivered to First State an opinion of counsel to Joachim dated as of the Closing Date or a mutually agreeable earlier date in form substantially similar to that attached hereto as Exhibit 6.03.

                                 ARTICLE VII
                                 -----------
                    Termination, Amendment, and Waiver

      7.01 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of
Joachim:

      (a) By mutual consent of the Boards of Directors of all parties hereto; or

      (b) By the Board of Directors of any party hereto at any time after September 30, 1998, if the Merger shall not theretofore have been consummated; or

      (c) By the Board of Directors of any party hereto if the Federal Reserve Board, or any other federal and/or state regulatory agency whose approval is required for the consummation of the transactions contemplated hereby shall have denied approval of such transaction and such denial has, after exhaustion of any and all available appellate procedures, become final;

      (d) By the Board of Directors of either of the First State Entities or the Board of Directors of Joachim in the event of a material breach by the other of any representation, warranty, or agreement contained in this Agreement, which breach is not cured within 15 days (or such longer period not exceeding 40 days in the event such breach cannot reasonably be cured within 15 days and a cure is being pursued with reasonable diligence) after written notice thereof is given to the party committing such breach or waived by such other party(ies); or

      (e) By First State, in its sole discretion and without penalty except as set forth in Section 5.06 of this Agreement, by written notice to Joachim within 10 days after the end of the Due Diligence Review Period.

      (f) By the Board of Directors of any party hereto in the event the shareholders of Joachim fail to approve the Agreement and Merger at the special meeting of shareholders called for such purposes.

      7.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01 above, this Agreement shall forthwith become void and without further effect and there shall be no liability on the part of any party hereto or the respective officers and directors of any party, except as set forth in the second sentence of Section 5.01 (respecting confidentiality and the return of information) and in Section 5.06 (respecting payment of certain expenses), and, except that no termination of this Agreement pursuant to subsection (d) of Section 7.01 shall relieve the non-performing or defaulting party of any liability to any other party hereto arising from the non-performance and/or breach prior to the date of such termination of any covenant, agreement, term, provision, representation, warranty required to be observed, performed, complied with and/or kept by such non-performing or defaulting party; provided, however, that there shall be no liability for breach of a representation or warranty that was, when given, true and correct to the best knowledge and belief of the party giving same and which later turns out (without any other fault of the party giving same) to be incorrect.

      7.03 Amendment. This Agreement and the Exhibits and Schedules hereto may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the shareholders of Joachim; provided, however, that after any such approval no such modification shall alter the amount or change the form of the consideration contemplated by this Agreement to be received by shareholders of Joachim or alter or change any of the terms of this Agreement if such alteration or change would materially and adversely affect the shareholders of Joachim. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.04 Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

                                ARTICLE VIII
                                ------------
                             General Provisions

      8.01 Survival of Representations, Warranties, and Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth below in this Section, all representations, warranties, and agreements in this Agreement of the First State Entities and Joachim or in any instrument delivered by the First State Entities or Joachim pursuant to this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms. In the event of termination of this Agreement in accordance with its terms, the agreements contained in Sections
5.01 (second sentence), 5.06 and 7.02 shall survive such termination.
Sections 5.12, 5.13, 5.14, and 5.15 of this Agreement shall survive the Effective Time.

      8.02  <RESERVED>
             --------

      8.03 No Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any right or obligation set forth in any provision hereof may be transferred or assigned by any party hereto without the prior written consent of all other parties, and any purported transfer or assignment in violation of this Section shall be void and of no effect.

      8.04 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

      8.05 No Implied Waiver. No failure or delay on the part of either party hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other further exercise thereof or the exercise of any other right, power, or privilege.

      8.06 Headings. Article, section, subsection, and paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

      8.07 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitutes the entire agreement between and among the parties with respect to the subject matter hereof, supersedes all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings, or other agreements or understandings with respect thereto. No waiver, and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by all parties thereto.

      The parties hereto acknowledge that the Schedules referenced in Article II hereof are not incorporated in this Agreement as of the date of its execution. Joachim shall provide all such Schedules to the First State Entities within seven days after the date of execution of this Agreement, and at such time the Schedules shall be deemed a part of this Agreement. A representation in one Schedule shall constitute a representation in all Schedules. The obligations on the part of the First State Entities under this Agreement are expressly conditioned upon, and subject to, acceptance by the First State Entities of the form and/or substance of the Schedules, in each case, in the reasonable discretion of the First State Entities, except that the First State Entities may not terminate this Agreement pursuant to this
Section: (i) after 10 business days after the receipt of all of the Schedules in accordance with the terms hereof; and (ii) unless and until Joachim has had the opportunity to cure such objections to the information set forth in the Schedules in a manner satisfactory to the First State Entities, provided that such cure is accomplished within 15 days after receipt of written notice of such objections by the First State Entities. In the event that the First State Entities shall advise Joachim of (a) the unacceptability of any such cure or (b) Joachim's failure to cure within the 15-day period provided above, this Agreement, notwithstanding anything herein contained or implied to the contrary, shall be terminable upon written notice to Joachim by the First State Entities, subject to the provisions of Section 5.06(b) hereof.

      8.08 Counterparts. This Agreement may be executed in one or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

      8.09 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (i) on the date given if delivered personally or by facsimile transmission, telegram, or telex or (ii) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)   If to the First State Entities:

           First State Bancshares, Inc.
           201 East Columbia
           Farmington, Missouri  63640

           Attention:  Mr. Greg E. Allen,
                       President

           Copy to: Kenneth H. Suelthaus, Esq.
                    Suelthaus & Walsh, P.C.
                    7733 Forsyth Boulevard, 12th Floor
                    St. Louis, Missouri 63105

      (b)   If to Joachim:

            Joachim Bancorp, Inc.
            Plaza Square
            DeSoto, Missouri 63020

            Attention:  Mr. Bernard R. Westhoff,
                        President

            Copy to:    Paul M. Aguggia, Esq.
                        Breyer & Aguggia
                        1300 I Street, N.W.
                        Suite 470 East
                        Washington, D.C. 20005

provided, however, that the providing of notice to counsel shall not, of itself, be deemed the providing of notice to a party hereto.

      8.10 Governing Law. This Agreement shall be governed by and controlled as to validity, enforcement, interpretation, effect, and in all other respects by the internal laws of the State of Missouri applicable to contracts made in that state.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the 29th day of December, 1997.

      FIRST STATE:            FIRST STATE BANCSHARES, INC.


                              By:/s/ Greg Allen
                                 -------------------------

                              Title: President
                                     ----------------------



                              ATTEST:/s/ Carol Rigdon
                                     ----------------------------
                               Title:    Assistant Vice President
                                     ----------------------------





      FSB:                    FSB



                              By:/s/ Greg Allen
                                 -------------------------

                              Title:  President
                                    ----------------------


                              ATTEST:/s/ Carol Rigdon
                                     ---------------------

                               Title:    Assistant Vice President
                                     ----------------------------



      JOACHIM:                JOACHIM BANCORP, INC.



                              By:  /s/ Bernard R. Westhoff
                                 -------------------------
                              Title:  President
                                    ----------------------



                              ATTEST: /s/ Lee Ellen Hogan
                                     ----------------------

                               Title: Senior Vice President
                                     ----------------------

                                                                 APPENDIX B

              GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI

       351.455   SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE
                 OF SHARES, WHEN.

      1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

      2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

      3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

      4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                              REVOCABLE PROXY
                          Joachim Bancorp, Inc.
                            DeSoto, Missouri

                            ----------------

                     SPECIAL MEETING OF STOCKHOLDERS

                            _______________, 1998

     The undersigned hereby appoints the Board of Directors of Joachim Bancorp, Inc. ("Joachim") with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Joachim which the undersigned is entitled to vote at the Special Meeting of Stockholders ("Meeting"), to be held at _______________ DeSoto, Missouri, on ________day, _______________, 1998 at __:__ _.m., Central time, and at any and all adjournments and postponements thereof, as follows:

                                                    FOR   AGAINST    ABSTAIN
                                                    ---   -------    -------

                                                    [  ]    [  ]      [  ]

    1. A proposal to approve the Agreement and Plan of Merger, dated as of December 29, 1997, by and among First State Bancshares,
       Inc. ("First State"), FSB Sub, Inc., and
       Joachim, pursuant to which (I) Joachim
       would merge with FSB Sub, Inc. and (ii) each outstanding share of Joachim common stock would be converted into the right to receive $17.25 in cash, without any interest thereon, all on and subject to the terms and conditions contained therein.

    2. In their discretion, upon such other
       matters as may properly come before the
       meeting.


The Board of Directors recommends a vote "FOR" the above proposal.

This proxy also provides voting instructions to the Trustees of the Joachim Federal Savings and Loan Association Employee Stock Ownership Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the proposal stated above. If any other business is presented at such meeting, this proxy will be voted by the official proxy committee in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting. This proxy also confers discretionary authority on the official proxy committee to vote with respect to matters incident to the conduct of the meeting.

PAGE

            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     Should the undersigned be present and elect to vote at the Meeting or at any postponement or adjournment thereof and after notification to the Secretary of Joachim at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from Joachim prior to the execution of this proxy of notice of the meeting, and a proxy statement dated _____________, 1998.

Dated:____________, 1998




-------------------------           -------------------------
PRINT NAME OF STOCKHOLDER           PRINT NAME OF STOCKHOLDER





-------------------------           -------------------------
SIGNATURE OF STOCKHOLDER            SIGNATURE OF STOCKHOLDER



Please sign exactly as your name appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder must sign.




PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.